Table of Contents

As filed with the United States Securities and Exchange Commission on May 27, 2025

Registration No. 333-284361

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

BITMINE IMMERSION TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	7374	84-3986354
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10845 Griffith Peak Dr., #2

Las Vegas, Nevada 89135

Telephone: (404) 816-8240

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Jonathan Bates

c/o Bitmine Immersion Technologies, Inc.
10845 Griffith Peak Dr., #2

Las Vegas, Nevada 89135

Telephone: (404) 816-8240

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Lynne Bolduc, Esq. FitzGerald Kreditor Bolduc Risbrough LLP 2 Park Plaza, Suite 850 Irvine, California 92614 Telephone: (949) 788-8900	David Huberman, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, Florida 33131 Telephone: (305) 579-0500

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 27, 2025

1,875,000 Shares

Common Stock

BitMine Immersion Technologies, Inc.

We are offering 1,875,000 shares of our common stock (or 2,156,250 shares if the underwriters exercise the overallotment option described below), par value $0.0001 per share (the “common stock”), at an assumed public offering price per share of $8.00, based on the last reported sale price of our common stock on the OTCQX on May 16, 2025.

Our common stock is traded on the OTCQX operated by the OTC Markets Group, Inc. under the symbol “BMNRD.” On May 16, 2025, the latest reported sale price of our common stock on the OTCQX was $8.00 per share. The final public offering price of the shares of common stock in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price of our common stock used throughout this prospectus may not be indicative of the final public offering price. Once determined, the final public offering price will be fixed for the duration of this offering.

We have applied to have our common stock listed on the NYSE American under the proposed symbol “BMNR” which listing is a condition to this offering. Accordingly, we expect our common stock to begin trading on or around the date of this prospectus, at which point our common stock will cease to be traded on the OTCQX. No assurance can be given that our application will be approved or, if we receive approval, that a trading market will develop or, if developed, that it will be sustained or that the trading prices of our common stock on the OTCQX will be indicative of the prices of our common stock if traded on the NYSE American. We cannot assure you that our common stock will become eligible for trading on any exchange or market. We will not commence with this offering if our common stock is not approved for listing on the NYSE American.

The share and per share information in this prospectus, unless otherwise noted and other than in our financial statements and the notes thereto, reflect the reverse stock split of our outstanding shares of common stock at a 1-for-20 ratio pursuant to the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation on May 15, 2025.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such, have elected to take advantage of certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 14 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We refer you to the section titled “Underwriting” beginning on page 121 of this prospectus for additional information regarding underwriting compensation.

We have granted a 45-day option to the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 281,250 shares at the public offering price, less the underwriting discounts payable by us, in any combination solely to cover overallotments, if any (the “overallotment option”).

The underwriters expect to deliver the shares of common stock to purchasers on or about        , 2025.

ThinkEquity

The date of this prospectus is             , 2025.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated by Reference,” before deciding to invest in our securities.

Neither we nor the underwriters have authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”), and you should rely only on the information contained in this prospectus or in any such free writing prospectus. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information incorporated by reference or provided in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves several assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the underwriters have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

All other trademarks, trade names and service marks appearing in this prospectus, or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

Unless the context indicates otherwise, the terms “Bitmine,” “Company,” “we,” “us” and “our” refer to Bitmine Immersion Technologies, Inc., a Delaware corporation, and its subsidiaries.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our projected financial position and estimated cash burn rate;

•	our estimates regarding expenses, future revenues and capital requirements;

•	the continued trading of digital currencies, and in particular bitcoin, at prices that make it profitable to mine new digital currencies;

•	the availability of cost-efficient energy supplies available to mine digital currencies;

•	our need to raise substantial additional capital to fund our operation and necessary capital investments in our infrastructure;

•	our dependence on third party suppliers for key parts of our infrastructure;

•	our ability to enter into strategic partnerships for the development and commercialization of our service offerings our proposed product candidates;

•	the possibility that a third party may claim we or our third-party licensors have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against claims against us;

•	our reliance on third parties;

•	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

•	market acceptance of our services, the size and growth of the potential markets for our current services and any future service offerings we may seek to develop, and our ability to serve those markets; and

•	the successful development of our commercialization capabilities, including sales and marketing capabilities.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

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You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, none of us, the underwriters nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as independent industry publications, general publications and research surveys and studies conducted by third parties. This data involves a number of assumptions and limitations, and while we believe that the data from these industry publications that is included in this prospectus is reliable, we have not independently verified the data from third-party sources. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information that you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus, before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” the “Company” or similar terminology refer to Bitmine Immersion Technologies, Inc.

Company Overview

Our business strategy generally involves the accumulation of bitcoin for long-term investment, whether acquired by our bitcoin mining operations or from the proceeds of capital raising transactions. From time to time, subject to market conditions, we intend to (i) issue debt or equity securities or engage in other capital raising transactions with the objective of using the proceeds to purchase bitcoin, and (ii) expand our bitcoin mining operations and retain any bitcoin we generate to the extent it exceeds our working capital requirements. We intend to fund further bitcoin acquisitions and mining expansion primarily through issuances of common stock and a variety of fixed-income instruments, including debt, convertible notes and preferred stock. We may also finance our mining expansion by conservatively leveraging our bitcoin holdings.

We view our bitcoin holdings as long-term holdings and expect to continue to accumulate bitcoin. We have not set any specific target for the amount of bitcoin we seek to hold and we will continue to monitor market conditions in determining whether to engage in additional financings to purchase additional bitcoin. This overall strategy also contemplates that we may (i) periodically sell bitcoin for general corporate purposes or in connection with strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our bitcoin holdings, and (iii) consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings.

Our bitcoin mining operations focus in the short-term on placing our new miners with third party hosting firms because we do not have the data center capacity to accommodate new miners. Hosting services include the provision of mining equipment and energized space and the monitoring, troubleshooting, and repair and maintenance of customer mining equipment. In the long-term, we plan to build data centers for our miners because we believe our total costs of operating the miners will be less. At present, we host approximately 9% of our fleet of miners and the remainder is hosted by third parties on a fee basis.

The data centers that we build use immersion cooling technology. Immersion cooling is the process of submerging computer components (or full servers) in a thermally, but not electrically, conductive liquid (dielectric coolant) allowing higher heat transfer performance than air and many other benefits. Manufacturers of immersion systems report that immersion cooling, as compared to air cooling, can reduce the energy costs associated with cooling a data center by up to 90% and can reduce the cost of operating servers by up to 10%. In addition, manufacturers of immersion systems report the cooler, dust-free environment provided by immersion cooling can extend the life of data center equipment when compared to an air-cooled environment.

Through our Mining-as-a-Service (“MaaS”) business model, we deliver end-to-end mining infrastructure and management to companies seeking direct bitcoin mining exposure without the operational burden. Our MaaS strategy includes (i) hardware and infrastructure: this involves the sale or lease of mining machines, as well as full deployment support; (ii) operational management: this involves full fleet oversight, uptime maximization, and mining pool payout optimization; and (iii) financial and compliance support: this involves providing GAAP-aligned reporting tools and treasury integration guidance.

We also offer bitcoin treasury consulting services which help companies strategically integrate bitcoin into their corporate treasury operations. This service provides guidance on how to acquire, store, manage, and account for bitcoin, as well as risk management and hedging strategies.

We also engage in synthetic bitcoin mining through a dual approach: (i) we act as buyers when public miners pre-sell at discounted rates, and (ii) we pre-sell our own future hashrate (as defined below) to buyers and use the proceeds to fund new mining equipment without large upfront costs. Synthetic bitcoin mining is a model that allows participants to gain exposure to bitcoin mining rewards without operating physical mining hardware. Participants or buyers purchase a miner’s hashrate via a contract where they make a one-time payment (in either fiat currency or bitcoin) and receive daily bitcoin rewards for the duration of the contract. Essentially, participants or buyers aim to purchase hashrate at a discount to the expected future bitcoin payout.

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Overview of Bitcoin Industry and Market

Bitcoin is a digital asset that is issued by and transmitted through an open-source protocol, known as the bitcoin protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the bitcoin blockchain, on which bitcoin holdings and all validated transactions that have ever taken place on the bitcoin network are recorded. Balances of bitcoin are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of bitcoin. The bitcoin blockchain can be updated without any single entity owning or operating the network.

New bitcoin is created and allocated by the bitcoin protocol through a “mining” process that rewards users that validate transactions in the bitcoin blockchain. Validated transactions are added in “blocks” approximately every ten minutes. The mining process serves to validate transactions and secure the bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.” To incentivize miners to incur the costs of mining bitcoin, the bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated bitcoin.

The bitcoin protocol limits the total number of bitcoin that can be generated over time to 21 million. As of the date of this prospectus, the reward for miners that successfully validate a block of transactions is 3.125 bitcoin per mined block. After every 210,000 blocks are mined, the reward from validating transactions is “halved.” A halving has historically occurred approximately every four years, and the next halving is expected to occur in April 2028.

Mining requires the use of specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the bitcoin blockchain (in a process known as “solving a block”) in exchange for digital asset rewards (to date, only bitcoin). The industry practice is for miners to participate in “mining pools” organized by “mining pool operators” in which all pool participants share mining power (known as “hashrate”) to earn digital asset rewards which are shared among pool members. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. We only use mining pools that pay rewards under the Full-Pay-Per-Share Method, which pays rewards to members based on the member’s hashing power contributed to the pool each day times the difficulty index.

Our Revenue Sources

We generate revenues primarily from proprietary mining of bitcoin, consisting of our share of rewards from solving a block and transaction fees. Our digital asset self-mining activity competes with a myriad of mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. The primary factors that impact proprietary mining revenues include: (i) the price of bitcoin; (ii) the efficiency of our miners relative to that of our competitors; (iii) the availability of attractive electricity prices since power usage is the primary marginal cost for any mining operation; (iv) the availability of mining and immersion hosting equipment at attractive prices; and (v) whether we have available capacity for mining in our data center facilities or are required to use third party hosting firms for our miners.

Our approach to synthetic bitcoin mining is also a source of revenue for us; we act as buyers when public miners pre-sell at discounted rates, and we pre-sell our own future hashrate to buyers. We entered into a Hashrate Purchase Agreement with a third party on April 22, 2025, wherein they presold the hashrate from their miners to us for approximately $104,670. The contract is for one month and we are expecting to receive between $110,000 to $115,000 worth of bitcoin throughout the duration of the contract. We expect to continue this arrangement with the third party on a month-to-month basis; however, there can be no assurance that we will continue this arrangement.

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We also generate revenues from the advantageous purchase and sale of equipment used for digital asset mining and hosting. We have verbal arrangements with some suppliers that enable us to acquire highly desired equipment at wholesale prices which we sometimes resell to third parties. The primary factors that impact resales of mining equipment include the availability of equipment at attractive prices and the number of participants willing to enter the mining business or expand their existing operations, which is highly correlated to the margin from mining as determined by the market price of bitcoin and prevailing energy costs. Also, we believe our resales of mining equipment will be impacted by the existence of hosting capacity with attractive electricity rates in our hosting operations, as hosting clients have historically been a major source of customers for this line of business.

We also earn revenue from our MaaS and bitcoin treasury consulting services. Through an agreement with KULR Technology Group, Inc. (“KULR”), we leased 3,000 bitcoin ASIC miners to KULR through December 30, 2025, for $3,200,000, with $1,600,000 paid upfront. KULR also engaged us for an $800,000 consulting agreement for one year, focused on bitcoin Mining-as-a-Service and bitcoin treasury strategy.

We have occasionally earned hosting revenues by hosting third party miners when we had spare capacity in our hosting facilities described below. The primary factors that impact future hosting revenues include: (i) the price of bitcoin, since hosting revenues are primarily a percentage of bitcoin mined by clients; (ii) the completion of operational hosting facilities as potential hosting clients have been reluctant to sign contracts prior to the date we have a fully operational hosting facility; and (iii) the availability of attractive electricity prices since power usage is the primary marginal cost for any mining operation. At the present time, we do not have any hosting clients and are not marketing our services to hosting clients.

Our Data Center Locations

Trinidad Operations

We have entered into an agreement with Telecommunications Services of Trinidad & Tobago Limited (“TSTT”), the largest and oldest telecom company in Trinidad, to co-locate up to 125 800 kilowatt (“kW”) containers for hosting digital asset miners. TSTT has numerous potential locations for co-location of our containers. Under the agreement, we have the option, but not the obligation, to co-locate containers at our own pace. We pay a fixed amount per container, plus the actual electricity costs incurred by our containers in the amount billed to TSTT by the local utility without any markup. The agreement provides that our hosting containers will be billed for electricity usage at the local utility’s standard rate which is the greater of 3.5 cents per kilowatt hour (“kWh”) or 75% of the declared reserve capacity, which is equal to the customer’s highest expected monthly kilovolt-ampere demand at $7.40. The term of the agreement expires on October 14, 2031. We have the right to terminate our agreement with TSTT at any time that the price for electricity consumption exceeds $0.05 per kWh. Also, both parties have the right to terminate the agreement on one month’s notice to the other party in either the third or sixth year of the term.

We have one site with two containers operational in Trinidad. As of the date of this prospectus, we had 465 miners located at the site, of which 315 were in operation. We have two additional unused containers in Trinidad and are evaluating other TSTT sites as a location for those containers which we expect to have installed in the first calendar quarter of 2025. We are also leasing space from a third party under an oral at-will agreement to co-host 60 miners for which we pay a flat rate of $0.06 per kWh each month. We ultimately intend to move all of our miners in Trinidad to our TSTT hosting facilities.

We are currently focusing our efforts on the development of hosting centers in the United States and Canada, both directly and in joint ventures with third parties. We are exploring situations where medium to long-term power agreements may be available at affordable prices, whether using traditional power sources such as coal or natural gas, as well as environmentally friendly sources such as hydroelectric, wind and solar-backed projects, which might allow us to generate collateral revenue from the sale of excess power to the local utility grid and from the generation of saleable carbon credits.

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Pecos, Texas Operations

In October 2022, we entered into a joint venture arrangement with ROC Digital Mining Manager LLC (“ROC Manager”) to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers and cash with an aggregate value of $987,429 as a capital contribution to ROC Digital Mining I, LLC (the “ROC Digital”). An affiliate of ROC Manager also contributed an immersion container. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to monthly amortizing payments with interest at 5% per annum through May 31, 2026. The note is secured by the equipment that was sold. As of August 31, 2024 the principal amount due on the note receivable from ROC Digital was $655,277. We own approximately 30% of ROC Digital, and 33 1/3% of ROC Manager.

The site became fully electrified in June 2023 and has six containers owned by the joint venture. The joint venture initially filled its six immersion containers with ASIC miners provided by hosting clients, although most of the hosting clients’ agreements terminated in April 2024.  Currently, approximately five of the hosting containers owned by the joint venture are fully or partially occupied by clients and the joint venture is aggressively trying to fill the remaining capacity with hosting clients. The joint venture also owns two immersion containers which are not installed which we expect the joint venture to install if hosting demand warrants.

We have entered into a hosting agreement with ROC Digital under which we have located one immersion at its Pecos, Texas data center. We pay $500 per month plus our pro rata share of electricity, internet and insurance for the site. The hosting agreement has a term of one year effective as of May 1, 2023, subject to our right to renew the agreement for two one year terms after receipt of notice of the renewal terms of the joint venture’s electricity supply agreement for the upcoming year. In April 2024, we renewed our hosting agreement for an additional year. As of the date of this prospectus, we had deployed 145 Antminer S-19 pro miners to our hosting container at the site.

Soluna Locations

On October 9, 2023, we entered into a hosting agreement with Soluna SW, LLC to host 1,095 ASIC miners at its data center in Murray, Kentucky. The hosting agreement had a term through April 8, 2025. The hosting agreement provides that we are obligated to reimburse Soluna for the actual cost of the electricity used by our machines and pay a hosting fee equal to 50% of the net profit generated by the machines each month. The hosting fee is payable in bitcoin under certain circumstances. As of the date of this prospectus, we had 1,095 miners at the site.

On April 8, 2025, Soluna SW, LLC, elected not to renew its hosting agreement with us on the existing terms, and on April 30, 2025, we terminated our engagement with Soluna SW, LLC. We sold 850 of the ASIC miners hosted by Soluna, SW LLC to a third party for $120,000 and plan to move the remaining 245 to the Silverton, Texas location.

On December 3, 2024, we entered into a hosting agreement with DVSL ComputeCo, LLC to host 2,900 ASIC miners at its location. The hosting agreement terminates on December 2, 2025, provided that the hosting agreement will continue after the termination date on a month-to-month basis if neither party sends a notice of termination at least 30 days before its scheduled termination date. The hosting agreement provides that we are obligated to reimburse DVSL for the actual cost of the electricity used by our machines plus 1.6 cents per kWh, and pay a hosting fee equal to 50% of the net profit generated by the machines each month. As of the date of this prospectus, we had 3,145 miners at the site.

Risk Factors Summary

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors,” following this prospectus summary. These include:

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Risks Related to Our Business

•	We have a history of losses and expect significant increases in our costs, expenses, and losses, and we expect to incur losses for at least the foreseeable future.

•	The profitability of our proprietary mining operations is dependent on the price of bitcoin, over which we have no control.

•	Our assets are highly concentrated in a single asset which enhances the risk inherent in our strategy.

•	If we fail to grow our hashrate, we may be unable to compete and our results of operations could suffer.

•	We may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices during times of high demand.

•	Our business is capital intensive and we may not be able to obtain the necessary capital to expand our operations.

•	Significant disruptions in the crypto asset markets, such as those experienced in the second half of 2022, may cause material impairment of the value and use of our miners.

•	Adverse developments in the blockchain industry and in the blockchain hosting market could have a material adverse effect on our business, financial condition and results of operations.

•	We may experience difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services.

•	If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects our business.

•	The elimination of ordinals could have a material adverse effect on our results of operations and financial condition.

•	Our reliance on immersion-cooling exposes us to additional risks.

•	Any loss or destruction of a private key required to access a digital asset of ours is irreversible.

•	Digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable.

•	The profitability of our proprietary mining operations is dependent on the price of electricity needed to run miners.

•	The profitability of our proprietary mining operations is dependent on the difficulty index of mining bitcoin.

•	Until our operations become self-sustaining, we will be required to raise additional funds, which may not be available or available on favorable terms or at all, to remain in business.

•	Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, they may experience fraud, security failures or operational problems, which may adversely affect the value of our bitcoin;

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Risks Related to Governmental Regulation and Enforcement

•	Regulatory changes may subject us to registration or compliance obligations that could impose substantial costs on us or prevent us from conducting our business as it is currently conducted.

•	It may become illegal to mine, acquire, own, hold, sell or use bitcoin or other cryptocurrencies in places where we do business.

•	Future developments regarding the treatment of digital assets for U.S. federal income and applicable state, local and non-U.S. tax purposes could adversely impact our business.

Risks Related to Ownership of Our Common Stock

•	An active trading market for our common stock may never develop or be sustained.

•	The price of our stock may be volatile and you could lose all or part of your investment.

•	We have the right to designate and issue additional shares of preferred stock.

•	We depend on key personnel and competition for qualified employees is fierce.

•	Anti-takeover provisions our governing documents and Delaware law could impair a takeover attempt.

•	We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Risks Related to This Offering

•	We have broad discretion in the use of our cash, including the net proceeds from this offering.

•	You will suffer immediate dilution of your investment.

•	If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, the NYSE American could delist our securities.

•	The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price.

Risks Related to the Reverse Stock Split

•	The reverse stock split may decrease the liquidity of the shares of our common stock.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•	being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

•	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

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Corporate Information

A predecessor to us was incorporated in the state of Nevada on August 16, 1995 as Interactive Lighting Showrooms, Inc., and redomiciled in the State of Delaware on April 6, 2020.

On July 16, 2021, Jonathan Bates, Raymond Mow, Michael Maloney, and Seth Bayles were appointed to our board of directors, and Jonathan Bates, Raymond Mow, Seth Bayles, and Ryan Ramnath were appointed as officers. At the same time, such persons or their affiliates acquired approximately 62% of our issued and outstanding shares at the time in a private placement. Erik S. Nelson was previously the only member of the board and remained a director and chief executive officer. On May 26, 2022, our board of directors appointed Jonathan Bates as our chief executive officer and Erik Nelson as our president. The appointment of certain of the new officers and directors was done in connection with our entry into the business of creating hosting centers for bitcoin mining computers primarily utilizing immersion cooling technology, as well mining the bitcoin digital currency for our own account. Prior to such change of control, we were a shell company.

Our principal executive offices are located at 10845 Griffith Peak Dr., #2, Las Vegas, Nevada 89135, and our telephone number is (404) 816-8240. Our corporate website address is bitminetech.io. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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THE OFFERING

Shares of Common Stock Offered by Us	1,875,000 shares (or 2,156,250 shares if the underwriters exercise the option to purchase additional shares in full).

Shares of Common Stock Outstanding before the Offering (1)	2,053,380 shares.

Shares of Common Stock Outstanding after the Offering (2)	5,785,170 shares (or 6,066,420 shares if the underwriters exercise the option to purchase additional shares in full).

Overallotment Option	We have granted a 45-day option to the underwriters to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 281,250 additional shares of common stock solely to cover overallotments, if any.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $13,225,000 (or $15,284,250 if the underwriters exercise their option to purchase additional shares in full), based upon an assumed public offering price of $8.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We currently intend to use all of the net proceeds from this offering in the short-term to purchase bitcoin. In the longer term, we expect to either sell bitcoin or leverage our bitcoin holdings for working capital and other general corporate purposes, including to expand our capacity to mine bitcoin by buying new miners and buying and installing new hosting equipment. (See “Use of Proceeds.”)

Proposed Listing	Our shares of common stock are currently quoted on the OTCQX operated by the OTC Markets Group, Inc. under the symbol “BMNRD.” We have applied to have our common stock listed on the NYSE American under the proposed symbol “BMNR.” The listing of our common stock on NYSE American or another securities exchange is a condition of this offering. No assurance can be given that such listing will be approved or that a trading market will develop for our common stock.

Lock-Up Agreements	Our executive officers and directors and any holder of 5% or more of the outstanding shares of our common stock have agreed with the underwriters not to sell, transfer, or dispose of any shares of common stock or similar securities for 180 days (or 90 days with respect to certain of the 5% or more stockholders) following the effective date of the registration statement for this offering. (See “Underwriting.”)

Reverse Stock Split

On May 15, 2025, we filed a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1-for-20 (the “Reverse Stock Split”).

Following the Reverse Stock Split, every 20 shares of our issued and outstanding shares of common stock were automatically converted into one issued and outstanding share of common stock, without any change in par value per share. No fractional shares were issued in connection with the Reverse Stock Split, and any shareholders who would have received fractional shares of common stock, instead received cash equal to the market value of the fractional share at the closing price of our common stock on May 15, 2025. The Reverse Stock Split did not affect the number of shares of authorized stock. Our common stock began trading on a Reverse Stock Split-adjusted basis on May 16, 2025 and was assigned a new temporary ticker symbol “BMNRD” for the 20 business days following the reverse stock split and on the 21st day, it will change back to “BMNR.”

The purpose of the Reverse Stock Split was to allow us to meet the stock price threshold of the listing requirements of the NYSE American.

Except for our historical financial statements, all share and per share information in this prospectus gives effect to the Reverse Stock Split.

Risk Factors	An investment in our common stock involves a high degree of risk. You should read this prospectus carefully, including the section titled “Risk Factors” and the combined and consolidated financial statements and the related notes to those statements included in this prospectus, before investing in our common stock.

Transfer Agent	The transfer agent and registrar for our Common Stock is West Coast Stock Transfer, Inc.

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(1)	The number of shares of common stock outstanding immediately before this offering is based on 2,053,380 shares of common stock actually outstanding as of the date of this prospectus, and additionally gives effect to the Reverse Stock Split.

(2)

The number of shares of common stock outstanding immediately after this offering is based on 2,053,380 shares of common stock actually outstanding as of the date of this prospectus, and additionally gives effect to:

•	the Reverse Stock Split;
•	the issuance of 1,134,915 shares of common stock upon the conversion of outstanding Series A Convertible Preferred Stock in connection with the closing of this offering;
•	the issuance of 625,000 shares of common stock (on a post-split basis) upon the conversion of outstanding Series B Convertible Preferred Stock in connection with the closing of this offering; and
•	the issuance of 96,875 shares of common stock upon the conversion of approximately $775,000 of indebtedness due to an affiliate into common stock at the public offering price;

but excludes 1,280 shares of common stock issuable upon the exercise of outstanding Class C-3 Warrants with an exercise price of $25.00 (on a post-split basis), and 3,750,000 shares of common stock reserved for issuance pursuant to the 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”).

Except as otherwise indicated, all information in this prospectus assumes:

•	a public offering price of $8.00 per share, which is based on the last reported sale price of our common stock on the OTCQX on May 16, 2025;
•	that all shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are converted into common stock immediately prior to the offering at their existing conversion prices of $4.00 per share (post-split) (see “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI”);
•	that no shares of common stock have been issued pursuant to any exercise of outstanding warrants;
•	that no shares of common stock or warrants have been issued pursuant to the Underwriters’ overallotment option; and
•	that no shares of common stock have been issued pursuant to the Representative’s Warrants.

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SUMMARY FINANCIAL INFORMATION

The statement of operations data for the years ended August 31, 2024, and 2023 and the consolidated balance sheet data as of August 31, 2024, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the six months ended February 28, 2025 and February 29, 2024 and the consolidated balance sheet data as of February 28, 2025 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

Consolidated Statement of Operations Data

	Fiscal Year Ended August 31,		Six Months Ended,
	2024	2023	February 28, 2025	February 29, 2024
Net Revenues	$3,310,348	$645,278	$2,718,252	$1,402,921
Operating Loss	$(2,447,485)	$(2,413,083)	$(1,797,641)	$(1,258,591)
Net Loss	$(3,292,503)	$(2,464,884)	$(2,131,629)	$(1,830,522)
Deemed dividend on Series A Preferred Stock	$–	$–	$(2,960,648)	$–
Net Loss Attributable to Common Stock	$(3,292,503)	$(2,464,884)	$(5,092,277)	$(1,830,522)

Consolidated Balance Sheet Data

	As of February 28, 2025
	Actual	As Adjusted (1)
Cash and cash equivalents	$482,951	$13,857,951
Total current assets	$1,148,553	$14,273,924
Total assets	$7,500,676	$20,275,676
Total liabilities	$4,647,527	$3,273,527
Total stockholders’ equity	$2,853,149	$17,003,149

(1)       On an as adjusted basis to give effect to (i) the sale by us of 1,875,000 shares of common stock based upon an assumed public offering price of $8.00 per share in this offering and assuming no exercise of the overallotment option, after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering, (ii) the conversion of approximately $775,000 of debt due to an affiliate into shares of common stock at the public offering price, and (iii) the assignment of approximately $600,000 of notes receivable due to us in satisfaction of approximately $600,000 of debt due from us to an affiliate. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our common stock. The occurrence of any of the following risks could have a material adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the market price of our common stock.

Risks Related to Our Business

We have incurred significant net losses since our inception and may not be able to achieve or maintain profitability on an annual basis in the future.

We have incurred significant net losses since our inception. For the years ended August 31, 2024 and 2023, we incurred net losses of approximately $3.3 million and $2.5 million, respectively. For the six months ended February 28, 2025 and February 29, 2024, we incurred net losses of $2,131,629 and $1,830,522, respectively. We had accumulated losses of approximately $12.2 million through August 31, 2024. We cannot predict if we will achieve or maintain annual profitability in the near future or at all. Our expected growth may not be sustainable or may decrease, and we may not generate sufficient revenue to achieve or maintain annual profitability. Our ability to achieve and maintain annual profitability depends on a number of factors, including our ability to raise capital to increase our mining capacity, our ability to negotiate attractive power agreements, the future price of bitcoin and the future difficulty index of bitcoin. If we are unable to achieve or maintain annual profitability, we may not be able to execute our business plan, our prospects may be harmed, and our stock price could be materially and adversely affected.

Bitcoin prices are highly volatile, which may affect our ability to effectively manage growth plans and our profitability.

The price of bitcoin is extremely volatile. In 2023, the price range of bitcoin was approximately $16,600 to $42,800, and in 2024, the price range of bitcoin was approximately $40,000 to $108,000. From January 1, 2025 through the date of this prospectus, the price range of bitcoin has been $78,532 to $104,735. The cost to mine a bitcoin is independent of the then current price of bitcoin, so when prices are low, the cost per coin to mine may consume much of our available cash, which means that there is less capital with which to invest in future company growth. Similarly, when prices are low, our profitability is decreased on a dollar-for-dollar basis correlated to the then price of bitcoin. Given the volatility of bitcoin, these factors render us unable to accurately predict in advance what our growth plans may be and accurately forecast any revenue and profitability projections for any reporting period.

The price of bitcoin may be influenced by regulatory, commercial, and technical factors that are highly uncertain.

Bitcoin and other digital assets are relatively novel and are subject to various risks and uncertainties that may adversely impact their price. For example, the application of securities laws and other regulations to such assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may create new regulations or interpret laws in a manner that adversely affects the price of bitcoin. The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin could depend on the following:

•	public familiarity with digital assets;

•	ease of buying and accessing bitcoin;

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•	institutional demand for bitcoin as an investment asset;

•	consumer demand for bitcoin as a means of payment; and

•	the availability and popularity of alternatives to bitcoin.

Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term. Because bitcoin has no physical existence beyond the record of transactions on the bitcoin blockchain, a variety of technical factors related to the bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by “miners” who validate bitcoin transactions, inadequate mining fees to incentivize validating of bitcoin transactions, “hard forks” of the bitcoin blockchain, and advances in quantum computing could undercut the integrity of the bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Such circumstances could have a material adverse effect on our business, prospects, or operations.

Fluctuations in the price of bitcoin may significantly influence the market price of our bitcoin holdings and therefore, the price of our common stock.

To the extent investors view the value of our common stock as linked to the value or change in the value of our bitcoin, fluctuations in the price of bitcoin may significantly influence the market price of our common stock.

Our assets are highly concentrated in a single asset, which enhances the risk inherent in our strategy.

Concentration risk arises as a result of the concentration of exposures within the same category, whether it is geographical location, product type, industry sector, or counterparty type. Currently, we have our investment highly concentrated in a single asset, bitcoin. The concentration of our bitcoin holdings limits the risk mitigation that we could take advantage of by holding a more diversified portfolio of treasury assets. The price of bitcoin has recently experienced significant volatility, and this volatility has had, and any further significant volatility in the price of bitcoin would have, a more pronounced impact on our financial condition than if we held a more diverse portfolio of assets.

If we fail to grow our hashrate, we may be unable to compete, and our results of operations could suffer.

Generally, a bitcoin miner’s chance of solving a block on the bitcoin blockchain and earning a bitcoin reward is a function of the miner’s hashrate (i.e., the amount of computing power devoted to supporting the bitcoin blockchain), relative to the global network hashrate. As greater adoption of bitcoin occurs, we expect the demand for bitcoin will increase further, drawing more mining companies into the industry and thereby increasing the global network hashrate. As new and more powerful miners are deployed, the global network hashrate will continue to increase, meaning a miner’s chance of earning bitcoin rewards will decline unless it deploys additional hashrate at pace with the industry. Compounding this feedback loop, the network difficulty of the bitcoin network (i.e., the amount of work (measured in hashes) necessary to solve a block) is periodically adjusted to maintain the pace of new block additions (with one new block added to the blockchain approximately every ten minutes), and thereby control the supply of bitcoin. As miners deploy more hashrate and the bitcoin network hashrate is increased, the bitcoin network difficulty is adjusted upwards by requiring more hashrate to be deployed to solve a block. Thus, miners are further incentivized to grow their hashrate to maintain their chance of earning new bitcoin rewards.

Accordingly, to maintain our chances of earning new bitcoin rewards and remaining competitive in our industry, we must seek to continually add new miners to grow our hashrate at pace with the growth in the bitcoin global network hashrate. However, as demand miners has increased sharply, and we expect this process to continue in the future as demand for bitcoin increases. Therefore, if the price of bitcoin is not sufficiently high to allow us to fund our hashrate growth through new miner acquisitions and if we are otherwise unable to access additional capital to acquire these miners, our hashrate may stagnate and we may fall behind our competitors. If this happens, our chances of earning new bitcoin rewards would decline and, as such, our results of operations and financial condition may suffer.

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We may not be able to obtain new hosting and transaction processing hardware or purchase such hardware at competitive prices during times of high demand.

Historically, an increase in interest and demand for digital assets has led to a shortage of hosting and transaction processing hardware and increased prices. As the price of digital assets increase, the profits that are generated from the mining those assets also increase, which causes more companies to enter the mining industry and existing companies to expand their mining operations. When that occurs, the demand for equipment may outpace supply and create mining machine equipment shortages. Currently, with the substantial increase in the price of bitcoin from its recent lows in late 2022, there is increased demand for new and used mining and hosting equipment. While we have not seen an uptick in the price of used mining equipment so far due to an overhang of supply on the market, we expect that prices will trend up in the near future if the bitcoin price of bitcoin remains constant or increases from its current level. In the short-term, a substantial increase in the price of bitcoin and associated equipment prices would improve the profitability of our existing operations, but in the long-term it could impair our ability to expand our operations or replace obsolete equipment, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is capital intensive, and failure to obtain the necessary capital when needed may force us to delay, limit or terminate our expansion efforts or other operations.

Part of our business plan is to construct, develop and operate digital asset mining facilities, and to mine digital assets for our own account in those facilities by means of a fleet of the latest generation mining equipment. We may also use our mining facilities to host third-party miners. However, the costs of constructing, developing, operating and maintaining digital asset mining and hosting facilities, and owning and operating a large fleet of the latest generation mining equipment, are substantial. We have completed our initial hosting facility in Trinidad which recently became operational. We are also a partner in a joint venture that recently completed a facility with a capacity of 5-6 MW in Texas, which became operational in June 2023. We currently lack the capital to open material additional facilities or materially expand our additional facilities. Without capital to construct new mining facilities, we have focused our efforts on acquiring miners which are hosting in mining facilities owned by third parties.

We will need to raise additional funds through equity or debt financings in order to meet our capital needs. Additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. If our stock price declines and/or our trading volume remains low, our ability to raise capital to expand our business will be impaired. We have retained investment bankers to assist in raising the necessary capital to expand our business, but they can provide no assurance that capital is available on attractive terms in the current market environment. An inability to obtain additional debt or equity financing would adversely affect our business, financial condition and results of operations.

To the extent we host third party miners, our success will depend in large part on our ability to provide a competitive hosting environment, which is necessary to attract and retain customers for our hosting services.

While our primary plan is to utilize our hosting facilities to mine bitcoin for our own account, we may utilize our hosting facilities to host third-party miners where we can do so on attractive terms. Our hosting success will depend our ability to attract hosting customers, which will depend our ability to offer competitive hosting terms and capabilities that enable our hosting clients to operate profitably. We may not be able to attract customers to our hosting capabilities for a number of reasons, including if:

•	we are unable to find suitable locations for hosting facilities which have electricity at competitive rates;

•	there is a reduction in the demand for our services due to macroeconomic factors in the markets in which we operate;

•	we fail to provide competitive pricing terms or effectively market them to potential customers;

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•	we provide hosting services that are deemed by existing and potential customers or suppliers to be inferior to those of our competitors, or that fail to meet customers’ or suppliers’ ongoing and evolving program qualification standards, based on a range of factors, including available power, preferred design features, security considerations and connectivity;

•	mining businesses decide to host internally as an alternative to the use of our services;

•	we fail to successfully communicate the benefits of our services to potential customers;

•	we are unable to strengthen awareness of our brand;

•	we are unable to provide services that our existing and potential customers’ desire;

•	our customers are unable to secure an adequate supply of new generation digital asset mining equipment to host with us; or

•	we are unable to obtain deliveries of hosting equipment, including immersion containers and transformers, which have recently been in short supply.

Furthermore, all of the risks that exist for our mining business would also exist for our third-party hosting clients. The inability of our hosting clients to operate profitably could adversely impact on our hosting business, which could have a material adverse effect on our business, financial condition and results of operations.

Significant disruptions in the crypto asset markets, such as those experienced in the second half of 2022, may cause material impairment of the value and use of our miners.

During the fourth quarter of 2022, the per coin price of bitcoin reached a low of approximately $15,500 from a high of almost $21,500 earlier in the quarter. This decrease in the price of bitcoin, combined with general market sentiment caused in large part by the collapse of FTX Trading Ltd. (“FTX”) in November 2022 and various bitcoin company-related bankruptcies and restructurings, led to a material decline in the fair value of our miners during that period. Any future decrease in the value of bitcoin could cause us to record additional impairments in the value of our current and future assets.

In addition, if bitcoin prices dropped to levels below that experienced in 2022 and held at those levels for a significant period of time, it could impact our profitability such that we would possibly need to consider whether it would be prudent to leave certain of our miners idle until the price of bitcoin recovered.

Theoretically, there is a minimum bitcoin price that is so low that we would be incentivized to cease our mining operations, particularly where our operating costs exceed our revenues. However, this is a complex projection involving multiple ever-changing, dynamic variables. We have multiple mining sites and hosting partners, all with different hosting prices, electricity prices, and contract structures. These costs would need to be compared to the current revenue being produced by our miners.

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Adverse developments in the blockchain industry and in the blockchain hosting market could have a material adverse effect on our business, financial condition and results of operations.

The blockchain industry faces a number of material risks, including those related to:

•	a decline in the adoption and use of bitcoin and other similar digital assets within the technology industry or a decline in value of digital assets;

•	increased costs of complying with existing or new government regulations applicable to digital assets and other factors;

•	a downturn in the market for blockchain hosting space generally, which could be caused by an oversupply of or reduced demand for blockchain space;

•	the rapid development of new technologies or the adoption of new industry standards that render the mining of digital assets unprofitable or obsolete, such as widespread adoption of “proof of stake” method of validating blockchain transactions instead of “proof of work;”

•	a slowdown in the growth of the Internet generally as a medium for commerce and communication;

•	availability of an adequate supply of new generation digital asset mining equipment to enable us to mine digital assets at scale;

•	the degree of difficulty in mining digital assets and the trading price of such assets;

•	an increase in political opposition to mining digital assets, for example due to concerns about its impact on climate change or its impact on the availability of affordable electricity to other consumers in the local market, the degree of difficulty in mining digital assets and the trading price of such assets; and

•	a material increase in the cost of electricity needed to operate mining equipment.

To the extent that any of these or other adverse conditions exist, they are likely to have an adverse impact on our mining rewards, which could have a material adverse effect on our business, financial condition and results of operations.

Geopolitical or economic crises may create increased uncertainty and price changes, or motivate large-scale sales of digital assets, which could result in a reduction in some or all digital assets’ values.

As an alternative to fiat currencies that are backed by central governments, digital assets such as bitcoin, which are relatively new, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services. It is unclear how such supply and demand will be impacted by geopolitical events. Nevertheless, geopolitical or economic crises may motivate large-scale acquisitions or sales of digital assets either globally or locally. Large-scale sales of digital assets would result in a reduction in their value, which could adversely affect our business, financial condition and results of operations.

In addition, we are subject to price volatility and uncertainty due to geopolitical crises and economic downturns. Such geopolitical crises and global economic downturns may be a result of invasion, or possible invasion, by one nation of another, leading to increased inflation and supply chain volatility. Such crises, as well as inflation, could adversely affect our business, financial condition and results of operations.

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Adoption of a different method of validating transactions in bitcoin could materially impair the business of mining firms and could even make them obsolete.

Transactions in bitcoin are currently validated by a system called “proof of work,” where powerful computers run software that races to solve complex problems, verifying transactions in the process. The system is widely known as “mining” because the computers earn payments in cryptocurrency as rewards for the verification service. The system has been criticized by many because it requires substantial amounts of electricity to validate transactions. Recently, another type of digital currency, Ethereum, implemented a different system of validation called “proof of stake,” which is expected to require 99% less energy consumption. In the event bitcoin adopts a similar system, it could make bitcoin mining substantially less profitable and could even render the business obsolete, which would adversely affect our business, financial condition and results of operations.

The sale of our digital assets to pay expenses at a time of low digital asset prices could adversely affect an investment in our securities.

We may sell our digital assets to pay expenses on an as-needed basis, irrespective of then-current prices. Consequently, our digital assets may be sold at a time when the prices on the respective digital asset exchange market are low, which could adversely affect our business, financial condition and results of operations.

Supply chain and shipping disruptions have resulted in shipping delays, a significant increase in shipping costs, and could increase product costs and result in lost sales.

Supply chain disruptions, resulting from factors such as the COVID-19 pandemic, labor supply and shipping container shortages, have impacted us and our third-party manufacturers and suppliers in the past and may do so in the future. These disruptions have, at times, resulted in longer lead times and increased product costs and shipping expenses, including with respect to the delivery of miners that we have purchased. When supply chain disruptions have occurred, we have taken steps to minimize the impact of these increased costs by working closely with our suppliers and customers, but there can be no assurances that unforeseen events impacting the supply chain will not have a material adverse effect on us in the future. Additionally, the impacts supply chain disruptions have on our third-party manufacturers and suppliers are not within our control. When supply chain disruptions occur, it is often not possible to predict how long it will take for the supply chain disruptions to cease. Prolonged supply chain disruptions impacting us and our third-party manufacturers and suppliers could have a material adverse effect on our business, operating results and financial condition.

We may experience difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary financial products and services.

As an early stage company with operations focused in the digital asset transaction processing industry, we may in the future experience difficulties in establishing relationships with banks, leasing companies, insurance companies and other financial institutions that are willing to provide us with customary leasing and financial products and services, such as bank accounts, lines of credit, insurance and other related services, which are necessary for our operations. In particular, a number of companies that engage in bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. To the extent that such events may happen to us, they could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

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The development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate.

Digital assets such as bitcoin, that may be used, among other things, to buy and sell goods and services are a new and rapidly evolving industry. The growth of the digital asset industry in general, and the digital asset networks of bitcoin in particular, are highly uncertain. The factors affecting the further development of the digital asset industry, as well as the digital asset networks, include:

•	continued worldwide growth in the adoption and use of bitcoins and other digital assets;

•	government and quasi-government regulation of bitcoins and other digital assets and their use, or restrictions on or regulation of access to and operation of the digital asset network or similar digital assets systems;

•	the maintenance and development of the open-source software protocol of the bitcoin network;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	general economic conditions and the regulatory environment relating to digital assets;

•	the impact of regulators focusing on digital assets and digital securities and the costs associated with such regulatory oversight; and

•	a decline in the popularity or acceptance of the digital asset networks of bitcoin, or similar digital asset systems, could adversely affect an investment in our securities.

The open-source structure of the bitcoin network protocol means the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol, which could result in a failure to properly monitor and upgrade the protocol which could damage the bitcoin network.

Digital asset networks are open-source projects and, although there is an influential group of leaders in, for example, the bitcoin network community known as the “Core Developers,” there is no official developer or group of developers that formally controls the bitcoin network. As an open-source project, bitcoin is not represented by an official organization or authority. The bitcoin network protocol is not sold and contributors are generally not compensated for maintaining and updating the bitcoin network protocol. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address the issues adequately or in a timely manner. Changes to a digital asset network in which we are directing our mining efforts could adversely affect our business, financial condition and results of operations.

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The acceptance of digital asset network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in any digital asset network could result in a “fork” in the respective blockchain, resulting in the operation of two separate networks until such time as the forked blockchains are merged.

Due to bitcoin’s open-source project, any individual can download the bitcoin network software and make any desired modifications, which are proposed to users and miners on the bitcoin network through software downloads and upgrades, and typically posted to the bitcoin development forum on GitHub.com. A substantial majority of miners and bitcoin users must consent to those software modifications by downloading the altered software or upgrade that implements the changes. If not, the changes do not become a part of the bitcoin network.

Since the bitcoin network’s inception, changes to the bitcoin network have been accepted by the vast majority of users and miners, ensuring that the bitcoin network remains a coherent economic system. However, a developer or group of developers could potentially propose a modification to the bitcoin network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the bitcoin network. In such a case, and if the modification is material and/or not backwards compatible with the prior version of bitcoin network software, a fork in the blockchain could develop and two separate bitcoin networks could result with one running the pre-modification software program and the other running the modified version (i.e., a second “bitcoin” network).

Such a fork in the blockchain is typically addressed by community-led efforts to merge the forked blockchains, and several prior forks have been so merged. This kind of split in the bitcoin network could materially and adversely impact an investment in our securities and harm the sustainability of the bitcoin network’s economy.

Over time, the bitcoin network will need to transition to a system where miners are rewarded for solving blocks primarily or solely by transaction fees for processing bitcoin transactions instead of by bitcoin awards, and there is no assurance that such transition will be accepted by the marketplace.

In order to incentivize miners to record transactions by solving a block, the bitcoin network rewards miners with an award of bitcoin and any transaction fees each time they solve a block. However, the bitcoin network is designed to reduce the bitcoin rewards by half for every 210,000 blocks solved, which happens approximately every four years, until the maximum number of bitcoin has been created, which is scheduled to occur in 2040. Therefore, as the bitcoin rewards for solving a block are reduced over time until they are eliminated, miners will need to increasingly rely upon transaction fees to record bitcoin transactions. This transition could be accomplished either by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the digital asset network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If transaction fees paid for digital asset transactions become too high, the marketplace for digital assets as a means of payment and a store of value may be reduced as existing users are motivated to switch from one digital asset to another digital asset or back to fiat currency. There is no guarantee that the bitcoin network will be able to transition to system where transaction fees constitute the primary or sole reward for mining without also reducing the attractiveness of bitcoin to end users. Decreased use and demand for bitcoins that we have accumulated may adversely affect its value and may adversely impact an investment in it, which in turn would harm our business, financial condition or results of operations. Furthermore, market participants may not be willing to pay transaction fees to process bitcoin transactions at levels equivalent to the revenue miners earn from bitcoin awards, which could substantially reduce the profitability of mining, which could have a material adverse effect on our business, operating results and financial condition.

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To the extent that any miners cease to record transactions in solved blocks, transactions that do not include the payment of a transaction fee will not be recorded on the blockchain until a block is solved by a miner who does not require the payment of transaction fees. Any widespread delays in the recording of transactions could result in a loss of confidence in that digital asset network.

To the extent that any miners cease to record transactions in solved blocks, such transactions will not be recorded on the blockchain. Currently, miners routinely record all transactions in solved blocks, including those for which no transaction fee is collected, because the bitcoin rewards from solving the block provide sufficient incentives. However, those bitcoin rewards are scheduled to reduce over time until they are eliminated entirely in 2040. The reduction and ultimate elimination of bitcoin rewards for solving a block may cause miners or mining pools to force bitcoin users to pay transaction fees as a substitute for or in addition to the award of new bitcoins upon the solving of a block. Those actions could delay the recording and confirmation of transactions on the blockchain. Any systemic delays in the recording and confirmation of transactions on the blockchain could result in greater exposure to double-spending transactions and a loss of confidence in certain or all digital asset networks, which could adversely affect our business, financial condition and results of operations.

If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any digital asset network, including the bitcoin network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects our business.

If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any digital asset network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. Within the alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transaction. However, it could not generate new digital assets or transactions using such control. Using alternate blocks, the malicious actor or botnet could “double-spend” its own digital assets (i.e., spend the same digital assets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the digital asset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely our business, financial condition and results of operations.

The approach towards and possible crossing of the 50% threshold indicates a greater risk that a single mining pool could exert authority over the validation of digital asset transactions. To the extent that the digital assets ecosystems do not act to ensure greater decentralization of digital asset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any digital asset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which could adversely affect our business, financial condition and results of operations.

Our reliance on third-party mining pool service providers for our mining revenue payouts may have a negative impact on our operations.

We utilize one third party mining pool to receive our mining rewards from a given network. Mining pools allow mining participants to combine their processing power, which increases the chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power used to generate each block. We are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin or other digital asset mining application in order to assess the proportion of that total processing power we provided. While we have internal methods of tracking both our power provided and the total power used by the pool, the mining pool operator uses its own record-keeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by a mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business, financial condition and results of operations.

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Bitcoin is subject to halving, and as such the reward for successfully solving a block will halve several times in the future and its value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts, which could cause us to cease our mining operations altogether and investors could suffer a complete loss of their investment.

Halving is a process designed to control the overall supply and reduce the risk of inflation in digital assets using a Proof-of-Work consensus algorithm. In an event referred to as bitcoin “halving,” the bitcoin reward for mining any block is cut in half. For example, the mining reward for bitcoin declined from 6.25 to 3.125 bitcoin on April 19, 2024. This process is scheduled to occur once every 210,000 blocks. It is estimated that bitcoin will next halve in April 2028 and then approximately every four years thereafter until the total amount of bitcoin rewards issued reaches 21 million, which is expected to occur around 2140. Once 21 million bitcoin are generated, the network will stop producing more. Currently, there are more than 19 million bitcoin in circulation. While bitcoin prices have had a history of price fluctuations around halving events, there is no guarantee that any such price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the price of bitcoin does not follow these anticipated halving events, the revenue from our mining operations would decrease, and we may not have an adequate incentive to continue mining and may cease mining operations altogether, which could adversely affect our business, financial condition and results of operations.

A halving reduces the block rewards from mining by exactly 50%. However, a halving will not reduce revenues from mining by exactly 50% since part of the rewards consist of transaction fees which are not impacted by the halving. In recent periods, transaction fees have made up an ever-increasing share of mining revenue due to the impact of “ordinals,” which are increased transaction fees that are paid as parties have discovered ways to imbed data regarding other assets, such as art, in the bitcoin blockchain.

Furthermore, such reductions in bitcoin rewards for uncovering blocks may result in a reduction in the aggregate hashrate of the bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions and make the bitcoin network more vulnerable to malicious actors or botnets obtaining control in excess of 50% of the processing power active on the blockchain. Such events may adversely affect our business, financial condition and results of operations.

The elimination of ordinals could have a material adverse effect on our results of operations and financial condition.

Since early January 2023, transaction fees have made up an ever-increasing share of mining revenue due to the impact of “ordinals,” which are increased transaction fees that are paid as parties have discovered ways to imbed data regarding other assets, such as art, in the bitcoin blockchain. There is some concern among the parties who manage the bitcoin blockchain as to whether ordinals should be permitted, since their inclusion tends to slow down validation of transactions on the blockchain. If the bitcoin blockchain managers decide to eliminate ordinals, we could lose an important source of revenue from our mining operations, which could have a material adverse effect on our results of operations and financial condition.

To the extent that the profit margins of digital asset mining operations are not high, operators of digital asset mining operations are more likely to immediately sell their digital assets earned by mining in the digital asset exchange market, resulting in a reduction in the price of digital assets.

Over the past two years, digital asset mining operations have evolved from individual users mining with computer processors, graphics processing units and first-generation miners. Currently, new processing power brought onto the digital asset networks is predominantly added by “professionalized” mining operations. Professionalized mining operations may use proprietary hardware or sophisticated machines.

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Professionalized mining operations require:

•	the investment of significant capital for the acquisition of such hardware;

•	the leasing of operating space (often in data centers or warehousing facilities);

•	incurring of electricity costs; and

•	the employment of technicians to operate the mining farms.

As a result, professionalized mining operations are of a greater scale than prior miners and have more defined, regular expenses and liabilities. These regular expenses and liabilities require professionalized mining operations to more immediately sell digital assets earned from mining operations on the digital asset exchange market. To the contrary, it is believed that past individual miners were more likely to hold mined digital assets for more extended periods. The immediate selling of newly mined digital assets greatly increases the supply of digital assets on the digital asset exchange market, creating downward pressure on the price of each digital asset.

The extent to which the value of digital assets mined by a professionalized mining operation exceeds the allocable capital and operating costs determines the profit margin of such operation. A professionalized mining operation may be more likely to sell a higher percentage of its newly mined digital assets rapidly if it is operating at a low profit margin - and it may partially or completely stop operations if its profit margin is negative.

In a low profit margin environment, a higher percentage could be sold into the digital asset exchange market more rapidly, potentially reducing digital asset prices. Lower digital asset prices may result in further tightening of profit margins, particularly for professionalized mining operations with higher costs and more limited capital reserves, creating a network effect that may further reduce the price of digital assets until mining operations with higher operating costs become unprofitable and remove mining power from the respective digital asset network. The network effect of reduced profit margins resulting in greater sales of newly mined digital assets could result in a reduction in the price of digital assets which could have a materially adversely effect on our business, financial condition, or results of operations.

Our reliance on immersion-cooling exposes us to additional risks.

Our business is also active in developing hosting sites that use immersion-cooling, an emerging technology in bitcoin mining, which is not in wide-spread use in the bitcoin mining industry, and has yet to be deployed in large scale. Immersion cooling is the process of submerging computer components (or full servers) in a thermally, but not electrically, conductive liquid (dielectric coolant) allowing higher heat transfer performance than air and many other benefits. Industry literature indicates that immersion cooling improves the performance of miners and extends their life by dissipating heat more efficiently than air-cooling. However, immersion-cooling is still an evolving industry, and the long-term benefits from immersion cooling over air-cooling may not be as great as promised. As such, there is a risk we may not succeed in deploying immersion-cooling at such a large scale to achieve sufficient cooling performance, which could adversely affect our business, financial condition and results of operations.

Potential that, in the event of a bankruptcy filing by a custodian, bitcoin held in custody could be determined to be property of a bankruptcy estate and we could be considered a general unsecured creditor thereof.

Substantially all of the bitcoin we hold is held in an account at BitGo Trust, a well-known custodian. The treatment of bitcoins held by custodians that file for bankruptcy protection is uncharted territory in U.S. Bankruptcy law. We cannot say with certainty whether our bitcoin held in custody by BitGo, should it declare bankruptcy, would be treated as property of the bankruptcy estate and, accordingly, whether we would be treated as a general unsecured creditor with respect of our bitcoin held in custody by BitGo. If we are treated as a general unsecured creditor, we may not be able to recover our bitcoin in the event of a BitGo bankruptcy or a bankruptcy of any other custodian we may use in the future. Historically, we have mitigated our risk of a bankruptcy by our custodian by routinely liquidating our bitcoin shortly after it is earned. When we liquidate bitcoin, we typically have the proceeds wired to our bank account a day or two later. However, we plan to invest substantially all of the net proceeds in this offering in bitcoin, which may increase our risk in the event of a failure of the custodian.

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Any loss or destruction of a private key required to access a digital asset of ours is irreversible. We also may temporarily lose access to any digital assets we hold in a cold wallet account.

Digital assets are each accessible and controllable only by the possessor of both the unique public key and private key associated with the digital asset, wherein the public and private keys are held in an offline or online digital wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is available, we will be unable to access the applicable digital asset associated with that private key and the private key cannot be restored. As a result, any digital assets associated with such key could be irretrievably lost. Any loss of private keys relating to digital wallets used to store the applicable digital assets could have a material adverse effect on our business, financial condition and results of operations.

We do not currently hold any digital assets in an online wallet account. We hold substantially all of our digital assets at BitGo and a de minimis amount at Genesis. We have also onboarded Fidelity Digital Assets, with the intention of storing long-term digital assets held for investment and as collateral, with this custodian. There can be no assurances that any processes we have adopted or will adopt in the future are or will be secure or effective, and we would experience significant and immediate adverse effects if we suffered a loss of our digital currency due to an adverse software or cybersecurity event.

Security threats to our business could result in, a loss of our digital assets, or damage to our reputation and our brand.

Security breaches, computer malware and computer hacking attacks have been a prevalent concern in the digital asset exchange markets. A security breach caused by hacking, could include, but is not limited to:

•	efforts to gain unauthorized access to information or systems;

•	efforts to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment; and

•	the inadvertent transmission of computer viruses.

A security breach by hacking could harm our operations or result in loss of our digital assets. Any breach of our and our partners’ infrastructure could result in reputational harm and erode the trust of our partners and stockholders, which could adversely affect an investment in our securities. Furthermore, as our assets grow, we may become a more appealing target for security threats such as hackers and malware.

Our security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee, or otherwise, and, as a result, an unauthorized party may obtain access to our private keys, data or bitcoins. Additionally, outside parties may attempt to fraudulently induce our employees to disclose sensitive information in order to gain access to our infrastructure.

Despite our efforts, we may be unable to anticipate these techniques or implement adequate preventative measures since the hacking techniques used are often not recognized until launched against a target. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of our controls could be harmed.

Further, in the event of a security breach, we may be subject to litigation forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect our business, financial condition, or results of operation.

Our ability to adopt technology in response to changing security needs or trends and our reliance on, third-party custody providers, poses a challenge to the safekeeping of our digital assets.

The history of digital asset exchanges has shown that exchanges and large holders of digital assets must adapt to technological change in order to secure and safeguard their digital assets. We rely on the security solutions of third-party custodians, who we believe have developed physically secure environment based on established, industry best practices, to safeguard our digital assets from theft, loss, destruction or other issues relating to hackers and technological attack.

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We believe we may become a more appealing target of security threats as the size of our bitcoin holdings grow. To the extent that we, or any of our third-party custody providers, are unable to identify, mitigate or stop new security threats, our digital assets may be subject to theft, loss, destruction or other attack, which could adversely affect an investment in our securities.

Digital asset transactions are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable.

Digital asset transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction or, in theory, control or consent of a majority of the processing power on that digital asset network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of digital assets or a theft of digital assets generally will not be reversible, and we may not be capable of seeking compensation for any such transfer or theft.

In the course of our business operations, we regularly transfer digital assets to or from custodians, vendors, consultants, and services providers. As such, it is possible that, through computer or human error, or through theft or criminal action, such assets could be transferred in incorrect amounts or to unauthorized third parties.

To the extent we are unable to seek a corrective transaction to identify the third party which has received our digital assets through error or theft, we will be unable to revert or otherwise recover the impacted digital assets, and any such loss could adversely affect an investment in our securities.

The limited rights of legal recourse available to us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our digital assets for which no person is liable.

Our digital assets are not insured. If our digital assets are lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy our claim. For example, as to a particular event of loss, the only source of recovery for us might be limited to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim. Furthermore, bitcoin is not subject to Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation protection, which is the protection afforded to depositors at banking institutions. Therefore, a loss may be suffered with respect to our digital assets for which no recourse is available, which could adversely affect our operations and, consequently, an investment in our securities.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based digital assets have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in a partial or total loss of our bitcoin in a manner that may not be covered by insurance or indemnity provisions of the custody agreement with a custodian who holds our bitcoin. Such a loss could have a material adverse effect on our financial condition and results of operations.

We rely on third-party hosting for much of our mining activity, and as such, our operations could be adversely affected by the actions or inactions of such third-parties. Additionally, third-party hosting, among other things, often requires us to give the hosting company a first lien on the miners installed on the site and creates business risk for us.

We currently rely upon third-party hosting facilities to power most of our miners. As of the date of this prospectus, our third-party hosting operators host 3,752 of our bitcoin miners or approximately 90% of our miners. Our operations and ability to mine bitcoin could be adversely affected if operators we rely on to operate our bitcoin miners experience general incompetence in performing their duties, experience financial difficulties or bankruptcy, or otherwise cannot operate our bitcoin miners in accordance with their contractual obligations.

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We are dependent upon the financial viability of our third-party hosting operators, and in 2022, several large publicly traded hosting companies met severe financial issues, including bankruptcies. Currently, approximately 95% of our third-party hosting is operated by Soluna Holdings, Inc., the parent company DVSL ComputeCo, LLC. As a result, our operations are highly dependent on these third-parties and could be adversely affected by the actions or inactions of our third-party hosting operators.

Furthermore, in most hosting contracts, there is a requirement that the miner agrees to permit the hosting company to place a lien on the actual mining machines being hosted. If the hosting company files for bankruptcy, it may take months for the liens to be lifted, while the bankruptcy court and parties litigate these contracts and resolves issues as to ownership of assets and related areas. In these contracts, we may be required to make significant deposits against future mining fees. If the hosting party utilizes the deposits, we could risk loss of the deposits and be left with an unsecured claim in the bankruptcy. Lastly, as the bankruptcy process includes an automatic stay in favor of the debtor company, until the stay is lifted or a bankruptcy plan approved, we may not be able to move our miners to a different location, even if the debtor rejects our hosting contract.

The termination of our hosting agreement with Soluna SW, LLC, may cause a decrease in revenue.

On April 8, 2025, Soluna SW, LLC, which hosts 1,095 ASIC miners for us at its Murray, Kentucky location, elected not to renew its hosting agreement with us on the existing terms, and on April 30, 2025, we terminated our engagement with Soluna SW, LLC. We sold 850 of the ASIC miners hosted by Soluna, SW LLC to a third party and plan to move the remaining 245 to the Silverton, Texas location. Due to the sale of certain ASIC miners and transfer of the remaining to a new location, our future revenue will be reduced accordingly. In addition, revenue for the next two quarters may be adversely impacted by downtime associated with the transfer process.

We are subject to risk that key counterparties file bankruptcy, enter insolvency proceedings or otherwise default on their obligations to us.

We are subject to the risk that counterparties with whom we do business default on their obligations to us. While we may have rights to recover damages for breach of contract in the event of a default, our contractual remedies may not compensate us for all of our damages, including particularly legal fees or lost opportunity costs. Even if we receive a judgment or award that covers all of our damages, we may not be able to collect the judgment in full due to the insolvency of the counterparty. Furthermore, the counterparty or its assets may be in a legal system where it is difficult to receive a judgment or collect any judgment. At this time, we have two counterparties whose default could result in material losses for us. One is ROC Digital, which owed us $655,277 as of August 31, 2024 from the sale of equipment, and for which we have also made an equity investment of approximately $987,000 by the contribution of equipment. In the case of ROC Digital, a default could impair our ability to realize our investment in each entity. The other is Soluna Holdings, Inc., which hosts 3,145 miners for us (with 245 miners pending installation). A default by Soluna Holdings, Inc. could cause us to incur material costs to repossess our miners, a disruption in our revenues during the period that the miners are not operating, and increase our costs in the future if we are not able to enter into alternative hosting arrangements that are as attractive as of those offered by Soluna.

We do not own any intellectual property, which may limit our competitive position and increase operational risks.

We do not currently own any patents, trademarks, service marks or copyrights in connection with our existing and planned bitcoin mining-related operations. This lack of intellectual property ownership presents several challenges and risks to our business and financial condition.

Without proprietary intellectual property, we may be unable to establish a distinct competitive advantage in the market. The absence of registered trademarks exposes us to the possibility of competitors using similar branding, which could create market confusion, dilute our reputation, or undermine trust in our brand. Without adequate trademark protection, we may be unable to prevent third parties from leveraging our goodwill and misrepresenting their services as ours, potentially impacting public loyalty and our revenue.

Not owning patents limits our ability to protect any technological advancements, operational methods, or unique processes we may develop. Competitors with patented technologies may secure a competitive edge by achieving greater efficiency or performance, while we remain reliant on third-party solutions.

The absence of intellectual property also increases the likelihood of encountering legal disputes over the use of third-party technologies. If we inadvertently infringe on intellectual property rights owned by others, we could face costly litigation, damages, or interruptions to our operations. Furthermore, the need to license or purchase necessary tools and resources from external sources may lead to higher costs, reducing our overall profitability.

Without critical intellectual property protections, our ability to differentiate ourselves, build a strong market presence, and protect our operational advantages may be significantly constrained. These factors may negatively impact on our competitiveness and profitability.

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Intellectual property rights claims may adversely affect the operation of some or all digital asset networks.

Third parties may assert intellectual property claims relating to the holding and transfer of digital assets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all digital asset networks’ long-term viability or the ability of end-users to hold and transfer digital assets may adversely affect an investment in our securities. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing some or all digital asset networks or holding or transferring our digital assets. As a result, an intellectual property claim against us or other large digital asset network participants could adversely affect our business operations and financial condition.

Our future success depends on our ability to keep pace with rapid technological changes that could make our current or future technologies less competitive or obsolete.

Rapid, significant and disruptive technological changes continue to impact our industry. The infrastructure at our hosting facilities may become less marketable due to demand for new processes and technologies, including, without limitation: (i) new processes to deliver power to, or eliminate heat from, computer systems; (ii) customer demand for additional redundancy capacity; (iii) new technology that permits higher levels of critical load and heat removal than our hosting facilities are currently designed to provide; (iv) an inability of the power supply to support new, updated or upgraded technology; and (v) a shift to more power-efficient transaction validation protocols. In addition, the systems that connect our hosting facilities to the Internet and other external networks may become insufficient, including with respect to latency, reliability and diversity of connectivity. We may not be able to adapt to changing technologies, identify and implement new alternatives successfully or meet customer demands for new processes or technologies in a timely and cost-effective manner, if at all, which would have a material adverse effect on our business, financial condition and results of operations.

Variability in intellectual property laws may adversely affect our intellectual property position.

Intellectual property laws, and patent laws and regulations in particular, have been subject to significant variability either through administrative or legislative changes to such laws or regulations or changes or differences in judicial interpretation, and it is expected that such variability will continue to occur. Additionally, intellectual property laws and regulations differ among states, and countries. Variations in patent laws and regulations or in interpretations of patent laws and regulations in the United States and other countries may diminish the value of our intellectual property and may change the impact of third-party intellectual property on our business. Accordingly, we cannot predict the scope of patents that may be granted to us, the extent to which we will be able to enforce our patents against third parties, or the extent to which third parties may be able to enforce their patents against us.

We may seek to internally develop new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

While we currently do not own any material intellectual property rights that are crucial to our business, we may in the future develop proprietary intellectual property rights that are essential to our business. These activities would require significant amounts of financial, managerial and other resources and would take time to achieve. Such activities could also distract our management team from our present business initiatives, which could have a material and adverse effect on our business. There is also the risk that such initiatives may not yield any viable new business or revenue, inventions or technology, which would lead to a loss of investment in such activities.

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In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

•	patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;

•	we may be subject to interference proceedings;

•	we may be subject to opposition proceedings in the United States or foreign countries;

•	any patents that are issued to us may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents issued to us;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;

•	other companies may design around technologies we have developed; and

•	enforcement of our patents would be complex, uncertain and very expensive.

We cannot be certain that any patents, if issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to any patents that we may acquire, our continued rights would depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions could lead to the loss of our investments in such activities, which would have a material adverse effect on our business, financial condition, or results of operation.

Moreover, patent application delays could cause delays in recognizing revenue from any internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market. We are not actively pursuing any commercialization opportunities or internally generated patents.

Our future success depends on our ability to expand our organization to match the growth of our activities.

As our operations grow, the administrative demands and scaling demands upon us will grow, and our success will depend upon our ability to meet those demands. We require certain financial, managerial and other resources, which could create challenges to our ability to successfully manage our subsidiaries and operations and impact our ability to assure compliance with our policies, practices and procedures. These demands include, but are not limited to, increased executive, accounting, management, legal services, staff support and general office services. Currently, we have limited personnel in our organization to meet our organizational and administrative demands. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

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We are highly dependent on the continued services of our small team of executives.

We are dependent upon the efforts and services of our small executive team. Consequently, the loss of any one of our key executives could have an adverse effect on our operations.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on the financial condition of co-venturers and disputes between us and our co-venturers.

In October 2022, we entered into a joint venture arrangement with ROC Manager to jointly develop and operate a bitcoin mining operation in Pecos, Texas and may continue to enter into joint ventures, partnerships and other co-ownership arrangements (including preferred equity investments) in the future. In such event, we may not be in a position to exercise sole decision-making authority regarding the joint venture. Investments in joint ventures may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their required capital contributions. Co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. These investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the co-venturer would have full control over the joint venture. Disputes between us and co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers or directors from focusing their time and effort on our business. Consequently, actions by or disputes with co-venturers might result in subjecting properties owned by the joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our co-venturers.

We have engaged in, and in the future may engage in, strategic acquisitions and other arrangements that could disrupt our business, cause dilution to our stockholders, reduce our financial resources and harm our operating results.

In the future, we may seek additional opportunities to grow our mining operations through strategic acquisitions, including through purchases of miners, data centers and other facilities from other operating companies, including companies in financial distress. Our ability to grow through future acquisitions will depend on the availability of, and our ability to identify, suitable acquisition and investment opportunities at an acceptable cost, our ability to compete effectively to attract those opportunities and the availability of financing to complete acquisitions. Future acquisitions may require us to issue common stock that would dilute our current stockholders’ percentage ownership, assume or otherwise be subject to liabilities of an acquired company, record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges, incur amortization expenses related to certain intangible assets, incur large acquisition and integration costs, immediate write-offs, and restructuring and other related expenses and become subject to litigation.

The benefits of an acquisition or our expansion into may also take considerable time to develop, and we cannot be certain that any particular acquisition will produce the intended benefits in a timely manner or to the extent anticipated or at all. We may experience difficulties integrating the operations, technologies and personnel of an acquired company or be subjected to liability for the target’s pre-acquisition activities or operations as a successor in interest. Such integration may divert management’s attention from normal daily operations of our business. Future acquisitions may also expose us to potential risks, including risks associated with entering markets in which we have no or limited prior experience, especially when competitors in such markets have stronger market positions, the possibility of insufficient revenues to offset the expenses we incur in connection with an acquisition and the potential loss of, or harm to, our relationships with employees and suppliers as a result of integration of new businesses.

In addition to mining and holding bitcoin, we have explored, and we may in the future explore, opportunities to become more involved in businesses that expand or supplement those directly related to the self-mining of bitcoin as favorable market conditions and opportunities arise. We cannot be certain that such opportunities will produce the intended benefits in a timely manner or to the extent anticipated or at all. These opportunities could also expose us to similar risks associated with strategic acquisitions, as discussed above.

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Increased scrutiny and changing expectations from stockholders with respect to our environmental, social and governance (“ESG”) practices and the impacts of climate change may result in additional costs or risks.

Companies across many industries are facing increasing scrutiny related to their ESG practices. Investor advocacy groups, certain institutional investors, investment funds and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the non-financial impacts of their investments. In May 2021, the SEC proposed rule changes that would require public companies to include certain climate-related disclosures in their periodic reports, including information about climate-related risks that are reasonably likely to have a material impact on their business, results of operations, or financial condition, and certain climate-related financial statement metrics in a note to their audited financial statements noting that such rule changes were proposed in response to investor demands for consistent and comparable data on climate change. Furthermore, increased public awareness and concern regarding environmental risks, including global climate change, may result in increased public scrutiny of our business and our industry, and our management team may divert significant time and energy away from our operations and towards responding to such scrutiny and reassuring our employees. The implementation of the SEC’s proposed rule changes was stayed in April 2024 in response to consolidated legal challenges. However, should the rule changes ultimately become effective, in either their current or a revised form, we, as a public company, may also face increased oversight from the SEC with respect to our climate-related disclosures.

In addition, the physical risks of climate change may impact the availability and cost of materials and natural resources, sources and supplies of energy, and demand for bitcoin and other cryptocurrencies, and could increase our insurance and other operating costs, including, potentially, to repair damage incurred as a result of extreme weather events or to renovate or retrofit facilities to better withstand extreme weather events. If environmental laws or regulations or industry standards are either changed or adopted and impose significant operational restrictions and compliance requirements on our operations, or if our operations are disrupted due to physical impacts of climate change, our business, capital expenditures, results of operations, financial condition and competitive position could be negatively impacted.

Delays in the construction of our hosting facilities or significant cost overruns could present significant risks to our business.

The servers used for digital asset transaction processing and colocation hosting require the use of facilities (“hosting facilities”) with a highly specialized infrastructure and considerable, reliable power in order to compete effectively. Our growth strategy is to build mining capacity in locations that have reliable sources of low-cost power, and to utilize that capacity to host third-party miners and to host our own proprietary mining equipment. We have completed our initial hosting facility in Trinidad (which only commenced operations in October 2023 due to delays in the electrification of the facility). We are also a partner in a joint venture that recently completed a facility in Pecos, Texas. We continue to search for new locations for hosting facilities in the United States and Canada. We may face challenges in obtaining suitable land to build new hosting facilities, as we need to work closely with the local power suppliers and local governments of the places where our proposed hosting facilitates are located. Delays in actions that require the assistance of such third parties, in receiving required permits and approvals or in mediations with local communities, if any, may negatively impact our construction timelines and budget or result in any new hosting facilities not being completed at all. If we are unable to locate and complete on budget new hosting facilities in the future, our business, operating results and financial condition could be adversely affected.

We are subject to risks associated with our need for significant electrical power.

The operation of a bitcoin mining facility requires significant amounts of electrical power. Any mining site we currently operate or establish in the future can only be successful if we can continue to obtain sufficient electrical power for that site on a cost-effective basis. Our mining operations are conducted across a mix of leased properties and hosting agreements with third parties, each of which have unique power agreements. Geopolitical events including the war in Ukraine and inflationary impacts have caused power prices to increase worldwide; if power prices continue to increase while bitcoin prices decrease, our ability to profitability mine bitcoin would be negatively impacted.

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We may curtail the energy used by our mining operations in times of heightened energy prices or in the case of a grid-wide electricity shortage either voluntarily or by agreement with utility providers. We may also encounter other situations where utilities or government entities restrict or prohibit the provision of electricity to mining operations. In these cases, our ability to produce bitcoin may be negatively affected.

Because we also expect to expand to additional sites, there may be significant competition for suitable locations with access to affordable power.

Additionally, our facilities could be adversely affected by a power outage. Although there may be limited backup power at certain sites, it would not be feasible to run miners on back-up power generators in the event of a government restriction on electricity or a power outage. To the extent we are unable to receive adequate power supply and are forced to reduce or cease our operations due to the availability or cost of electrical power, our business would be adversely affected.

We may not be able to compete effectively against our current and future competitors.

The digital asset mining industry is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, frequent introductions of new products and services and uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future as existing and new competitors introduce new products or enhance existing products. We compete against a number of companies operating both within the United States and abroad, that have greater financial and other resources and that focus on digital asset mining, including businesses focused on developing substantial bitcoin mining operations. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.

Risks Related to Governmental Regulation and Enforcement

We are subject to an extensive, highly evolving and uncertain regulatory and business landscape and any adverse changes to, or our failure to comply with, any laws and regulations, and adverse business reactions from counterparties could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to:

•	extensive laws;

•	rules, regulations;

•	policies;

•	orders;

•	determinations;

•	directives;

•	treaties;

•	legal and regulatory interpretations and guidance; and

•	counterparty risk in the markets in which we operate.

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Counterparty risk in the markets in which we operate includes:

•	regulatory aspects from financial services;

•	federal energy and other regulators;

•	the SEC;

•	the CFTC;

•	credit, crypto asset custody;

•	exchange, and transfer;

•	cross-border and domestic money and crypto asset transmission;

•	consumer and commercial lending;

•	usury;

•	foreign currency exchange;

•	privacy;

•	data governance;

•	data protection;

•	cybersecurity;

•	fraud detection;

•	antitrust and competition;

•	bankruptcy;

•	tax;

•	anti-bribery;

•	economic and trade sanctions;

•	anti-money laundering, and counter-terrorist financing;

•	the same regulatory risks applicable to counterparties which are most notably hosting businesses; and

•	the recent economic issues and bankruptcies befalling some in this industry.

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Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, crypto assets, and related technologies. As a result, some applicable laws and regulations do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

Additionally, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, the direction and timing of which may be influenced by changes in the governing administrations and major events in the crypto economy. For example, following the failure of several prominent crypto trading venues and lending platforms, such as FTX, Celsius Networks, Voyager and Three Arrows Capital in 2022 (even though these do not directly affect our business), the U.S. Congress expressed the need for both greater federal oversight of the crypto economy and comprehensive cryptocurrency legislation. In the near future, various governmental and regulatory bodies, including in the United States, may introduce new policies, laws, and regulations relating to crypto assets, the crypto economy, and crypto asset platforms. The failures of risk management and other control functions at other companies that played a role in these events could accelerate an existing regulatory trend toward stricter oversight of crypto asset platforms and the crypto economy.

Due to our business activities, we may be subject to ongoing examinations, oversight, and reviews and currently are, and expect to be, subject to investigations and inquiries, by U.S. federal and state regulators, many of which have broad discretion to audit and examine our business. Moreover, new laws, regulations, or interpretations could result in litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation, brand, business, operating results, and financial condition.

Regulatory changes or actions may restrict the use of bitcoins or the operation of the bitcoin network.

Until recently, little or no regulatory attention has been directed toward bitcoin and the bitcoin network by U.S. federal and state governments, foreign governments and self-regulatory agencies. As bitcoin has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the CFTC, the SEC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market.

Digital assets currently face an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions, such as the European Union, China, India and Russia. While certain governments have issued guidance as to how to treat bitcoin, most regulatory bodies have not yet issued official statements regarding intention to regulate or determinations on regulation of bitcoin, the bitcoin network and bitcoin users. The effect of any future regulatory change on us, bitcoins, or other digital assets is impossible to predict, but such change could be substantial and adverse to us and could adversely affect our business operations and financial condition.

Furthermore, one or more countries, such as China, India and Russia, may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell or use digital assets or to exchange digital assets for fiat currency. Such an action may also result in the restriction of ownership, holding or trading in our securities.

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If regulatory changes or interpretations require the regulation of bitcoins under the Securities Act and Investment Company Act by the SEC, we may be required to register and comply with such regulations. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors.

Current and future legislation and the SEC rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins are treated for classification and clearing purposes. The SEC’s July 25, 2017 Report expressed its view that digital assets may be securities depending on the facts and circumstances. As of the date of this Annual Report, we are not aware of any rules that have been proposed to regulate bitcoins as securities. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins under the law. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in our common stock. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect our business operations and financial condition.

To the extent that digital assets including bitcoins and other digital assets we own or may own are deemed by the SEC to fall within the definition of a security, we may be required to register and comply with additional regulation under the Investment Company Act, including additional periodic reporting and disclosure standards and requirements and our registration as an investment company.

Additionally, although we are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities, we could inadvertently be deemed an investment company under the Investment Company Act. If we inadvertently are deemed an investment company and cannot rely on one of the exclusions under the Investment Company Act, then we would be required to register with the SEC.

Furthermore, one or more states may conclude bitcoins and other digital assets we own or may own are a security under state securities laws which would require registration under state laws including merit review laws which would adversely impact us since we would likely not comply. As stated earlier in this Annual Report, some states including California define the term “investment contract” more strictly than the SEC.

Such additional registrations, whether from regulatory developments or an inadvertent classification as an investment company, may result in extraordinary, non-recurring expenses for us, thereby materially and adversely impacting an investment in our securities. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease all or certain parts of our operations. Any such action would likely adversely affect an investment in our securities and investors may suffer a complete loss of their investment.

If regulatory changes or interpretations of our activities require our registration as an MSB under the regulations promulgated by FinCEN under the authority of the BSA, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive.

To the extent our bitcoin mining activities cause us to be deemed a money services business (an “MSB”) under the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”) under the authority of the U.S. Bank Secrecy Act (the “BSA”), we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our cryptocurrency activities cause us to be deemed a “money transmitter” (an “MT”) or be given an equivalent designation under state law in any state in which we operate, we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Currently, the New York State Department of Financial Services maintains a comprehensive “BitLicense” framework for businesses that conduct “virtual currency business activity.” Effective August 2020, Louisiana enacted the Virtual Currency Businesses Act. The implementing regulations were formally adopted in late 2022. In October 2023, California enacted the Digital Financial Assets Law, which requires registration for certain digital financial asset business activities. We will continue to monitor for developments in state-level legislation, guidance or regulations applicable to us.

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Such additional federal or state regulatory obligations in the United States or obligations that could arise under the regulatory frameworks of other countries may cause us to incur significant expenses, possibly affecting our business and financial condition in a material and adverse manner. Furthermore, we and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs or similar obligations in other countries. If we are deemed to be subject to such additional regulatory oversight and registration or licensing requirements, we may be required to substantially alter our bitcoin mining activities and possibly cease engaging in such activities. Any such action may adversely affect our business operations and financial condition and an investment in our company.

Current regulation regarding the exchange of bitcoins under the CEA by the CFTC is unclear; to the extent we become subject to regulation by the CFTC in connection with our exchange of bitcoin, we may incur additional compliance costs, which may be significant.

The Commodity Exchange Act, as amended (the “CEA”), does not currently impose any direct obligations on us related to the mining or exchange of bitcoins. Generally, the CFTC, the federal agency that administers the CEA, regards bitcoin and other cryptocurrencies as commodities. This position has been supported by decisions of federal courts.

However, the CEA imposes requirements relative to certain transactions involving bitcoin and other digital assets that constitute a contract of sale of a commodity for future delivery (or an option on such a contract), a swap or a transaction involving margin, financing or leverage that does not result in actual delivery of the commodity within 28 days to persons not defined as “eligible contract participants” or “eligible commercial entities” under the CEA (e.g., retail persons). Changes in the CEA or the regulations promulgated by the CFTC thereunder, as well as interpretations thereof and official promulgations by the CFTC, may impact the classification of bitcoin and, therefore, may subject bitcoin to additional regulatory oversight by the agency. Although to date the CFTC has not enacted regulations governing non-derivative or non-financed, margined or leveraged transactions in bitcoin, it has authority to commence enforcement actions against persons who violate certain prohibitions under the CEA related to transactions in any contract of sale of any commodity, including bitcoin, in interstate commerce (e.g., manipulation and engaging in certain deceptive practices).

We cannot be certain as to how future regulatory developments will impact the treatment of bitcoin under the law. Any requirements imposed by the CFTC related to our mining activities or our transactions in bitcoin could cause us to incur additional extraordinary, non-recurring expenses, thereby potentially materially and adversely impacting an investment in us.

Moreover, if our mining activities or transactions in bitcoin were deemed by the CFTC to constitute a collective investment in derivatives for our stockholders, we may be required to register as a commodity pool operator with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby potentially materially and adversely impacting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in us.

While no provision of the CEA or CFTC rules, orders or rulings (except as noted herein) appear to be currently applicable to our business, this is subject to change.

It may be illegal now, or in the future, to mine, acquire, own, hold, sell or use bitcoin or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, several countries, such as China, India and Russia, may continue taking regulatory actions in the future that could severely restrict the right to mine, acquire, own, hold, sell or use cryptocurrency assets or to exchange any such cryptocurrency assets for local currency. For example, in China and Russia (India is currently proposing new legislation), it is illegal to accept payment in bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. In addition, in March 2021, the governmental authorities for the Chinese province of Inner Mongolia banned bitcoin mining in the province due to the industry’s intense electrical power demands and its negative environmental impacts. Later, China extended the ban on bitcoin mining to all of China. If other countries, including the U.S., implement similar restrictions, such restrictions may adversely affect us. For example, in New York State, a moratorium on certain bitcoin mining operations that run on carbon-based power sources was signed into law on November 22, 2022. Such circumstances could have a material adverse effect on us, which could have a material adverse effect on our business, prospects or operations and potentially the value of any bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and thus harm investors.

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Changing environmental regulation and public energy policy may expose our business to new risks.

Our bitcoin mining operations require a substantial amount of power and can only be successful, and ultimately profitable, if the costs we incur, including for electricity, are lower than the revenue we generate from our operations. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. For instance, our plans and strategic initiatives for expansion are based, in part, on our understanding of current environmental and energy regulations, policies and initiatives enacted by federal and state regulators. If new regulations are imposed, or if existing regulations are modified, the assumptions we made underlying our plans and strategic initiatives may be inaccurate, and we may incur additional costs to adapt our planned business, if we are able to adapt at all, to such regulations.

In addition, there continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty for our business because the bitcoin mining industry, with its high energy demand, may become a target for future environmental and energy regulation. New legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased renewable energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Further, any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. For example, the recently passed legislation in the state of New York imposing a moratorium on certain bitcoin mining operations that run carbon-based power.

Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition and results of operations. Further, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. Any of the foregoing could result in a material adverse effect on our business and financial condition.

Future developments regarding the treatment of digital assets for U.S. federal income and applicable state, local and non-U.S. tax purposes could adversely impact our business.

Due to the new and evolving nature of digital assets and the absence of comprehensive legal guidance with respect to digital assets and related transactions, many significant aspects of the U.S. federal income and applicable state, local and non-U.S. tax treatment of transactions involving digital assets, such as the purchase and sale of bitcoin and the receipt of staking rewards and other digital asset incentives and rewards products, are uncertain, and it is unclear what guidance may be issued in the future with respect to the tax treatment of digital assets and related transactions.

Current Internal Revenue Service ("IRS") guidance indicates that for U.S. federal income tax purposes digital assets such as bitcoins should be treated and taxed as property, and that transactions involving the payment of bitcoins for goods and services should be treated in effect as barter transactions. The IRS has also released guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to taxable income and guidance with respect to the determination of the tax basis of digital currency. However, current IRS guidance does not address other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions. Moreover, although current IRS guidance addresses the treatment of certain forks, there continues to be uncertainty with respect to the timing and amount of income inclusions for various digital asset transactions, including, but not limited to, staking rewards and other digital asset incentives and rewards products. While current IRS guidance creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, it preserves the right to apply capital gains treatment to those transactions.

There can be no assurance that the IRS will not alter its existing position with respect to digital assets in the future or that other state, local and non-U.S. taxing authorities or courts will follow the approach of the IRS with respect to the treatment of digital assets such as bitcoin for income tax and sales tax purposes. Any such alteration of existing guidance or issuance of new or different guidance may have negative consequences including the imposition of a greater tax burden on investors in bitcoin or imposing a greater cost on the acquisition and disposition of bitcoin, generally, and potentially have a negative effect on the trading price of bitcoin or otherwise negatively impact our business. In addition, future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income and applicable state, local and non-U.S. tax purposes.

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Our bitcoin holdings could subject us to regulatory scrutiny.

As digital assets, including bitcoin, have grown in popularity and market size, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities or fund criminal or terrorist activities, or entities subject to sanctions regimes. If we are found to have purchased any of our bitcoin from bad actors that have used bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and further transactions or dealings in bitcoin may be restricted or prohibited.

Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, they may experience fraud, security failures or operational problems, which may adversely affect the value of our bitcoin.

Bitcoin trading venues are relatively new and, in some cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading.

Negative perception, a lack of stability in the broader bitcoin markets and the closure or temporary shutdown of bitcoin trading venues due to fraud, business failure, hackers or malware, or government-mandated regulation may reduce confidence in bitcoin and result in greater volatility in the prices of bitcoin. To the extent investors view our common stock as linked to the value of our bitcoin holdings, such a negative perception of bitcoin trading venues could have a material adverse effect on the market value of our common stock.

Our interactions with the bitcoin network may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distributed ledger technology.

The Office of Financial Assets Control (“OFAC”) of the Treasury requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions, we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list. We also may not be adequately capable of determining the ultimate identity of the persons with whom we transact.

We have operations in Trinidad and may commence operations in other foreign countries. Foreign countries have differing degrees of political, legal and fiscal stability. This exposes us to a wide range of political developments that could result in changes to contractual terms, laws and regulations. In addition, we, and our joint arrangements and associates, face the risk of litigation and disputes worldwide.

Developments in politics, laws and regulations of foreign countries can and do affect our operations. Potential impacts include:

•	forced divestment of assets;

•	expropriation of property;

•	cancellation or forced renegotiation of contract rights;

•	additional taxes including windfall taxes;

•	restrictions on deductions and retroactive tax claims;

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•	antitrust claims;

•	changes to trade compliance regulations;

•	price controls;

•	local content requirements;

•	foreign exchange controls;

•	changes to environmental regulations;

•	changes to regulatory interpretations and enforcement; and

•	changes to disclosure requirements.

Any of these, individually or in aggregate, could have a material adverse effect on our earnings, cash flows and financial condition.

From time to time, social and political factors play a role in unprecedented and unanticipated judicial outcomes that could adversely affect our business. Non-compliance with policies and regulations could result in regulatory investigations, litigation and, ultimately, sanctions. Certain governments and regulatory bodies have, in our opinion, exceeded their constitutional authority by:

•	attempting unilaterally to amend or cancel existing agreements or arrangements;

•	failing to honor existing contractual commitments; and

•	seeking to adjudicate disputes between private litigants.

Additionally, certain governments have adopted laws and regulations that could potentially force us to violate other countries’ laws and regulations, therefore potentially subjecting us to both criminal and civil sanctions. Such developments and outcomes could have a material adverse effect on our earnings, cash flows and financial condition.

Risks Related to Ownership of Our Common Stock

An active trading market for our common stock may never develop or be sustained.

Prior to this offering, our common stock is quoted on the OTCQX under the symbol “BMNRD.” We have applied to list our common stock on the NYSE American, and this offering is contingent upon the approval of such listing. However, we cannot predict the extent to which investor interest in our company will lead to the development of an active trading market in our common stock or how liquid that market might become. If such a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at the time you wish to sell them, at a price that is attractive to you, or at all.

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The trading price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock has been and is likely to continue to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock as you might be unable to sell your shares at or above the price you paid for those shares. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;
•	volatility in the trading prices and trading volumes of technology stocks;
•	volatility in the price of bitcoin and other digital assets;
•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
•	sales of shares of our common stock by us or our stockholders;
•	failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;
•	announcements by us or our competitors of new products, features, or services;
•	the public’s reaction to our press releases, other public announcements and filings with the SEC;
•	rumors and market speculation involving us or other companies in our industry;
•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;
•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
•	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;
•	developments or disputes concerning our intellectual property or other proprietary rights;
•	announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;
•	changes in accounting standards, policies, guidelines, interpretations or principles;
•	any significant change in our management; and
•	general economic conditions and slow or negative growth of our markets.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

The concentration of our capital stock ownership with our management will likely limit your ability to influence corporate matters.

As of the date of this prospectus, our executive officers, directors, and affiliated persons and entities collectively, beneficially owned approximately 52.2% of our outstanding common stock and 100% of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (both series of which will be converted into common stock upon closing of this offering, (see “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI”)), and as a result control 74.4% of the votes on any matter submitted to a vote of shareholders prior to the issuance of any shares in this offering. Following this offering, our executive officers, directors, and affiliated persons and entities will, collectively, beneficially own approximately 50.8% of our outstanding common stock (or 48.5% of our outstanding common stock if the underwriters exercise their option to purchase our shares in full pursuant to the overallotment option). As a result, while we do not expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE American on which we intend to list our shares, these persons and entities have the ability to exercise significant influence over most matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in control of our company or another significant corporate transaction that other stockholders may view as beneficial.

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We have the right to designate and issue additional shares of preferred stock. If we were to designate and/or issue additional preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 20,000,000 shares of blank-check preferred stock, with such rights, preferences and privileges as may be determined from time to time by our Board of Directors. Our Board of Directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights and other rights, preferences and privileges for the preferred stock.

Currently, our Board of Directors has designated 500,000 shares as Series A Convertible Preferred Stock, of which 453,966 shares are outstanding, and 3,000 shares as Series B Convertible Preferred Stock, of which 2,500 shares are outstanding. The Series A Convertible Preferred Stock has a stated value of $10 per share and the Series B Convertible Preferred Stock has a stated value of $1,000 per share. Each of the series of preferred stock has a liquidation value senior to common stock an amount equal to their stated value, are convertible into common stock at a conversion price of $0.20 per share (pre-split), are entitled to dividends on an as-converted basis and to vote on an as-converted basis, grant the holders certain rights to compel a mandatory redemption of the shares, to participate in future offerings as well as anti-dilution protection, among other provisions.

The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could reduce the voting rights and powers of our common stock and the portion of our assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of our common stock. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of us, to the detriment of the investors in our common stock. We cannot assure that we will not, under certain circumstances, issue additional shares of our preferred stock.

We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; any failure to establish and maintain adequate internal controls and/or disclosure controls or to recruit, train and retain necessary accounting and finance personnel could have an adverse effect on our ability to accurately and timely prepare our financial statements and otherwise make timely and accurate public disclosure.

As a public company quoted in the United States, we will incur significant additional legal, accounting and other expenses. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and any exchange on which we list our shares, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

In particular, we have needed, and continue to need, to enhance and supplement our internal accounting resources with additional accounting and finance personnel with the requisite technical and public company experience and expertise to enable us to satisfy such reporting obligations. Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

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Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls and, if and when we are no longer a “smaller reporting company,” will require that we have such a system of internal controls audited. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

As a smaller reporting company we will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity
•	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or
•	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available

As a smaller reporting company, we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements, and we will provide only two years of financial statements. We also have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

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In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (ii) the end of the fiscal year in which the market value of our common shares that are held by non-affiliates is at least $700.0 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs.

Because there has been limited precedent set for financial accounting of bitcoin and other cryptocurrency assets, the determination that we have made for how to account for cryptocurrency assets transactions may be subject to change.

Because there has been limited precedent set for the financial accounting of cryptocurrencies and related revenue recognition, it is unclear how companies may, in the future, be required to account for cryptocurrency transactions and assets and related revenue recognition. A change in regulatory or financial accounting standards could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined cryptocurrency rewards and more generally negatively impact our business, prospects, financial condition and results of operations. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm our investors.

Exercise or conversion of warrants and other convertible securities, along with new issuances of our common stock, will dilute our stockholder’s percentage of ownership.

We have issued convertible securities and warrants to purchase shares of our common stock to our officers and certain investors. In the future, we may grant additional warrants and convertible securities. In particular, we have issued to our Chief Executive Officer and Innovative Digital Investors Emerging Technology, L.P. (“IDI”), an entity over which our CEO exercises voting power and control, an aggregate of 453,996 shares of Series A Convertible Preferred Stock, which are convertible into 1,134,915 shares of common stock (on a post-split basis), and 2,500 shares of Series B Convertible Preferred Stock, which are convertible into 625,000 shares of common stock (on a post-split basis), for a total of 1,759,915 shares of common stock (on a post-split basis). (See “Principal Stockholders.”) The holders of our outstanding preferred stock have agreed to convert such preferred stock into shares of common stock in connection with the consummation of this offering. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”) The exercise, conversion or exchange of any currently outstanding or future issued options, warrants or convertible securities, including for other securities, will substantially dilute the percentage ownership of our common stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such warrants and convertible securities at a time when it would be able to obtain additional equity capital on terms more favorable than such securities or when our common stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding warrants and convertible securities will have a dilutive effect on the securities held by our stockholders. We have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other stockholders not participating in such exchange.

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A significant portion of our assets are pledged to an entity controlled by our Chairman and failure to repay obligations to such entity when due could result in foreclosure on our assets.

As of February 28, 2025, we owed $1,875,000 in principal, plus interest, to an investment fund controlled by our Chairman under a line of credit that permits draws by us of up to $2,300,000. As of the date of this prospectus, we had not made any payment of principal or accrued interest on the loan since its inception, and, as a result, the current outstanding principal and amount of accrued interest represents the largest aggregate amount outstanding since the date of the loan agreement. At maturity on December 1, 2024, the amount due under the line of credit along with accrued interest was payable in full. However, we have the right to extend the maturity for six monthly periods in consideration for $25,000 for each extension, which will be added to the loan balance. We exercised our right to extend the maturity date of the loan; however, the $25,000 extension fee was never accrued or paid. Consequently, we executed an amendment on May 21, 2025, pursuant to which the extension fee was waived and replaced with a payment of $150,000, payable by June 6, 2025, to the extent we do not complete our public offering. Pursuant to the amendment, the maturity date was also extended to August 15, 2025. Amounts due under the line of credit are secured by our assets.

It is necessary for us to grow our business in order to generate free cash flow necessary to repay the principal and interest on our indebtedness. If we were to default on the amounts owed or other terms and conditions of the convertible notes, the lender would have the right to exercise rights and remedies to collect, which would include obtaining judgement lien on our assets and selling them to pay the judgment. A default would have a material adverse effect on our business and our stockholders could lose their entire investment in us. We may need to raise capital in order to repay our amounts due under the line of credit at maturity. There is no assurance that we will be able to raise such capital on terms that will be favorable to common stockholders.

We may need capital in the future, and we may not be able to raise that capital on favorable terms.

Developing our business will require significant capital in the future. Historically, we have partially relied on financial support from insiders, including the under a line of credit with an entity controlled by our Chairman that permits draws by us of up to $2,300,000. After the completion of this offering, we do not expect to receive any additional capital contributions from insiders. To meet our capital needs, we expect to rely on cash flows from operations, the proceeds from this offering, future offerings and other third-party financing. Third-party financing in the future may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt in compliance with other contractual restrictions such as financial covenants under term loans or other debt documents. These factors may make the timing, amount, or terms and conditions of additional financing unattractive. Our inability to raise capital could impede our growth and could materially adversely affect our business, financial condition or results of operations.

We depend on key personnel and could be harmed by the loss of their services because of the limited number of qualified people in our industry.

Because of our small size, we require the continued service and performance of our management team, all of whom we consider to be key employees. Competition for highly qualified employees in the data storage industry is intense. Our success will depend to a significant degree upon our ability to attract, train, and retain highly skilled directors, officers, management, business, financial, legal, marketing, sales, and technical personnel and upon the continued contributions of such people. In addition, we may not be able to retain our current key employees. The loss of the services of one or more of our key personnel and our failure to attract additional highly qualified personnel could impair our ability to expand our operations and provide service to our customers.

We currently do not have employment agreements with most of our management and are not currently paying them any compensation. As a result, management’s only incentive for continuing to work for us is due to their stock ownership in us. Our management will not be able to work for us indefinitely without being paid. We plan to enter into employment contracts with management, and begin paying them compensation, once we are able to raise capital to fund our business.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including hosting facility design, construction management, operations, data processing, engineering, IT, risk management and sales and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

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In addition, if we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse effect on our business, financial condition and results of operations. At this time, we lack the resources to hire all of the skilled employees that we need to properly operate our business.

Our common stock market price and trading volume could decline if securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business.

The trading market for our common stock may depend in part on the research and reports that securities or industry analysts publish about us or our business. Currently, no analysts cover our common stock. A failure to obtain analyst coverage of our common stock may mean that our price may never achieve levels that we think are fair and that our trading volume never achieves levels that are sufficient to attract additional investor interest.

Even if one or more analysts begin to cover our common stock, analysts’ estimates are based upon their own opinions and are often different from the estimates or expectations of management. Analysts could downgrade our common stock or publish inaccurate or unfavorable research about our business, which would likely cause the price of our securities to decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our securities could decrease, which might cause the price and trading volume of our common stock to decline.

An inability to obtain analyst coverage for our common stock, and expected gains in our stock price and trading volume, will impair our ability to raise capital to finance the growth of our business, which could have a material adverse effect on our business and stock price.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that state or federal court located within the state of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation provides that “[u]nless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim arising under the Securities Act of 1933, as amended, or the Exchange Act, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, in which case, any such claim shall be brought in any other court located in the State of Delaware possessing subject matter jurisdiction.”

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our amended and restated certificate of incorporation and our bylaws to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

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Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	providing that a special meeting of the stockholders may only be called by the president or a majority of the board of directors;

•	providing that the bylaws may be altered, amended or repealed by the board of directors by an affirmative vote of a majority of the board of directors at any regular meeting of the board of directors, or by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class the board of directors does not recommend the amendment or repeal of the bylaws; and

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and management.

Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Our certificate of incorporation, as amended in connection with the consummation of this offering, provides that we will indemnify and hold harmless our officers and directors against claims arising from our activities to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification obligations, then the portion of our assets expended for such a purpose would reduce the amount otherwise available for our business.

Risks Related to This Offering

We have broad discretion in the use of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.

Our management will have broad discretion in the application of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations. The failure by our management to apply these funds effectively could result in additional operating losses that could have a negative impact on our business, cause the price of our common stock to decline and delay the development of our bitcoin mining business. Pending their use, we may invest our cash, cash equivalents and marketable securities, including the net proceeds from this offering, in a manner that does not produce income or that loses value. (See “Use of Proceeds.”)

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If you purchase our securities in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock will be substantially higher than the pro forma as adjusted net tangible book value per share as of February 28, 2025. Therefore, if you purchase our common stock in this offering, you will pay a price per share of common stock that substantially exceeds our pro forma as adjusted net tangible book value per share immediately after this offering. Based on the assumed public offering price of $8.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of approximately $5.06 per share, representing the difference between our pro forma as adjusted net tangible book value per share after this offering and the assumed public offering price per share. (See “Dilution.”)

Our common stock is currently quoted on the OTCQX operated by OTC Markets Group, Inc. Our common stock will be listed on the NYSE American if this offering is consummated. If we are unable to maintain listing of our securities on the NYSE American or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our stockholders to sell their securities.

Although our common stock will be listed on the NYSE American immediately after this offering, we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on the NYSE American or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The listing rules of the NYSE American require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and the NYSE American should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

•	the liquidity of our common stock;

•	the market price of our common stock;

•	our ability to obtain financing for the continuation of our operations;

•	the number of institutional and general investors that will consider investing in our common stock;

•	the number of investors in general that will consider investing in our common stock;

•	the number of market makers in our common stock;

•	the availability of information concerning the trading prices and volume of our common stock; and

•	the number of broker-dealers willing to execute trades in shares of our common stock.

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Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock would be your sole source of gain on an investment in our common stock for the foreseeable future.

The sale or availability for sale of substantial amounts of common stock could adversely affect their market price.

We expect to raise capital to fund our business by issuing additional shares of common stock and/or securities convertible into common stock, and the sales of substantial amounts of the common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the common stock and could materially impair our ability to raise capital through equity offerings in the future. The common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock.

There will be 5,785,170 shares of common stock outstanding immediately after this offering, or 6,066,420 shares of common stock if the underwriters exercise their option to purchase additional shares in full pursuant to the overallotment option. In connection with this offering, we, our directors and executive officers and the holders of 5% or more of our outstanding common stock have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of common stock or securities convertible into or exercisable or exchangeable for the common stock for a period of 180 days (or 90 days with respect to us and certain of the 5% or more stockholders) respect to after the date of this prospectus. These outstanding shares that are subject to lock-up agreements are expected to become eligible for unrestricted sale upon expiration of the lockup period, as described in the sections of this prospectus entitled “Shares Eligible for Future Sale” and “Underwriting.” Sales of shares by these shareholders could have a material adverse effect on the trading price of our common stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

We, our directors, executive officers and holders of 5% or more of our common stock have entered into lock-up agreements with respect to our and their respective shares of common stock. As restrictions on resale end, the market price of our common stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. ThinkEquity, at any time and without notice, may release all or any portion of the shares of common stock subject to the foregoing lock-up agreements entered into in connection with this offering. If the restrictions under the lock-up agreements are waived, approximately 3,318,526 shares of common stock will be available for sale into the market, which could reduce the market value for our common stock. (See “Shares Eligible for Future Sale” and “Underwriting.”)

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If we are not able to comply with the applicable continued listing requirements or standards of the NYSE American, the NYSE American could delist our securities.

We intend to apply to have our common stock listed on the NYSE American under the proposed symbol “BMNR” and we anticipate that our common stock will begin trading on the NYSE American immediately following the completion of this offering. The listing of our common stock on NYSE American or another securities exchange is a condition of this offering. Although, after giving effect to this offering we expect to meet the minimum initial listing standards set forth in the NYSE American Listing Standards, we cannot assure you that our securities will be, or will continue to be, listed on the NYSE American in the future. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. We may not be able to comply with the applicable listing standards and the NYSE American could delist our securities as a result.

We cannot assure you that our common stock, if delisted from NYSE American, will be listed on another national securities exchange. If our common stock is delisted by the NYSE American, our common stock would likely trade on the OTC Markets where an investor may find it more difficult to sell our shares or obtain accurate quotations as to the market value of our common stock.

Techniques employed by short sellers may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend significant resources to investigate such allegations and/or defend ourselves.

We may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business, and any investment in the common stock could be greatly reduced or even rendered worthless.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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Risks Related to the Reverse Stock Split

The Reverse Stock Split may decrease the liquidity of the shares of our common stock.

We effected the Reverse Stock Split on May 15, 2025. The liquidity of the shares of our common stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that are outstanding as a result of the Reverse Stock Split, especially if the market price of our common stock does not increase proportionally as a result of the Reverse Stock Split. In addition, the Reverse Stock Split may have increased the number of stockholders who own odd lots (less than 100 shares) of our common stock and such stockholders may experience an increase in the cost of selling their shares of common stock and greater difficulty effecting such sales.

Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Following the Reverse Stock Split, we cannot assure you that we will be able to continue to comply with listing standards of the NYSE American.

Following the Reverse Stock Split, we expect that our common stock will be eligible to be listed on the NYSE American. For our common stock to be so listed, we must meet the current listing standards of the NYSE American, including the minimum bid price requirement. There can be no assurance that the market price of our common stock following the Reverse Stock Split will remain at the level required for continuing compliance with the minimum bid price requirement of the NYSE American. It is not uncommon for the market price of a company’s common stock to decline in the period following a Reverse Stock Split. If the market price of our common stock declines following the effectuation of the Reverse Stock Split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In addition, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain the minimum bid price requirement of the NYSE American. If we fail to comply with the minimum bid price requirement, our securities could be delisted.

If our shares of common stock were to be delisted from the NYSE American, our common stock could revert to trading on the OTC Markets. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any.

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MARKET FOR COMMON STOCK AND PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCQX, operated by OTC Markets, LLC, under the symbol, “BMNRD.” The OTCQX is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information.

The following post-split table retroactively applied sets forth trading information for our common stock for the periods indicated, as quoted on the OTCQX. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range
	High	Low
Six months ended February 28, 2025	$11.60	$2.00
Year ended August 31, 2024
First Quarter	$17.20	$8.00
Second Quarter	$18.00	$9.80
Third Quarter	$17.60	$10.20
Fourth Quarter	$12.00	$8.80
Year ended August 31, 2023
First Quarter	$26.00	$14.00
Second Quarter	$24.00	$0.00
Third Quarter	$23.00	$9.00
Fourth Quarter	$63.80	$4.40

*The over-the-counter market quotations of the bid prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Dividends

We have never declared any dividends on our common stock and we do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board of Directors and will depend on various factors, including applicable Delaware law, future earnings, capital requirements, results of operations and any other relevant factors. In general, as a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year.

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CAPITALIZATION

The following table sets forth our cash and our capitalization as of February 28, 2025:

•	on an actual basis;

•	on a pro forma basis, giving effect to (i) the Reverse Stock Split, (ii) the conversion of all shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into 1,759,915 shares of common stock at a conversion price of $4.00 per share (post-split) (see “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI”) (at an assumed public offering price of $8.00 per share, which is based on the last reported sale price of our common stock on the OTCQX on May 16, 2025); (iii) the conversion of approximately $775,000 of indebtedness due to an affiliate into common stock at the public offering price (at an assumed public offering price of $8.00 per share); and (iv) the exchange of approximately $600,000 of indebtedness due to us by an affiliate for $600,000 of debt due from us (see “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI”); and

•	on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and our issuance and sale of 1,875,000 shares of our common stock in this offering based on an assumed public offering price of $8.00 per share and assuming no exercise of the overallotment option, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, but not giving effect to the pay-off of the Loan Payable to Luxor which occurred on May 22, 2025.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined at pricing. You should read the information in this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2024, incorporated by reference in this prospectus.

	February 28, 2025
	Actual (1)	Pro Forma (2)	Pro Forma As Adjusted

Cash and cash equivalents	$482,951	$482,951	$13,857,951

Short-Term Debt
Loan Payable to Luxor	685,461	685,461	685,461

Note Payable and Accrued Interest – Related Party(3)	2,319,540	944,540	944,540

Stockholder’s equity
Series A Preferred Stock, $0.0001 par value, 500,000 shares authorized, 453,966 shares issued and outstanding as of February 28, 2025; 500,000 shares authorized and 0 outstanding, -0-pro forma and -0- pro forma as adjusted.	45	–	–
Series B Preferred Stock, $0.0001 par value, 3,000 shares authorized, 2,500 shares issued and outstanding at February 28, 2025; 3,000 authorized and 0 outstanding, -0- pro forma and -0- pro forma as adjusted.	–	–	–
Common stock, $0.0001 par value, 500,000,000 shares authorized; 39,667,607 (pre-split) issued and outstanding as of February 28, 2025; 2,080,255 outstanding pro forma, and 5,715,170 outstanding pro forma as adjusted.	3,967	208	572
Additional paid-in capital	16,165,284	16,944,089	30,318,725
Accumulated deficit	(13,316,148)	(13,316,148)	(13,316,148)
Total Stockholder’s Equity	2,853,149	3,628,149	17,003,149
Total Capitalization	$6,341,101	$5,741,101	$32,491,101

(1)	Pre-split share amounts.
(2)	Reflects the Reverse Stock Split.
(3)	Comprised of $1,875,000 in principal and $444,540 in accrued interest.

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A $1.00 increase or decrease in the assumed public offering price of $8.00 per share would increase or decrease the pro forma as adjusted amount of each of total stockholders’ equity and total capitalization by approximately $1,734,375 assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $3,700,000 assuming no change in the assumed public offering price per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ overallotment option.

The table above excludes 1,280 shares of common stock issuable upon the exercise of outstanding Class C-3 Warrants (25,600 shares of common stock on a pre-split basis,) with an exercise price of $25.00 (on a post-split basis) ($1.25 on a pre-split basis), and 3,750,000 shares of common stock (on a post-split basis) reserved for issuance pursuant to the 2025 Equity Incentive Plan.

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DILUTION

If you invest in our shares of common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of common stock and the pro forma as adjusted net tangible book value per share of common stock immediately after this offering.

Our net tangible book value is the amount of our total tangible assets less our total liabilities. Our net tangible book value as of February 28, 2025 $2,853,149 or $1.44 per share (post-split) of common stock.

Pro forma net tangible book value post-split is our net tangible book value after taking into account the effect of (i) the conversion of all shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into common stock upon closing of the offering at their existing conversion prices of $4.00 per share (post-split) (see “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI”), and (ii) the conversion of approximately $775,000 of indebtedness due to an affiliate into common stock at the public offering price (in each case, based upon an assumed public offering price of $8.00 per share). Our pro forma net tangible book value as of February 28, 2025 would have been approximately $3,628,149 or $1.74 per share.

Pro forma as adjusted net tangible book value is our pro forma net tangible book value after taking into account the sale of common stock in this offering, at an assumed public offering price of $8.00 per share, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us. Our pro forma as adjusted net tangible book value as of February 28, 2025, would have been approximately $17,003,149, or $2.94 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of approximately $1.50 per share to our existing stockholders, and an immediate dilution of $5.06 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors.

The following table illustrates this per share dilution(1):

Assumed public offering price per share	$8.00
Historical net tangible book value per share as of February 28, 2025	$2,853,149
Pro forma net tangible book value per share as of February 28 after pre-offering adjustments	$3,628,149
Increase in pro forma net tangible book value attributable to pre-offering adjustments	$775,000
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$2.94
Increase in pro forma as adjusted pro forma net tangible book value per share attributable to the offering	$1.50
Dilution in net tangible book value per share to new investors	$5.06

(1)	Does not include 1,280 shares of common stock (on a post-split basis) issuable upon the exercise of outstanding Class C-3 Warrants (25,600 shares of common stock on a pre-split basis) with an exercise price of $25 (on a post-split basis)($1.25 on a pre-split basis), and 3,750,000 shares of common stock (on a post-split basis) reserved for issuance pursuant to the 2025 Equity Incentive Plan.

A $1.00 increase in the assumed public offering price of $8.00 per share would increase our net tangible book value to $18,737,524 the net tangible book value per share after this offering to $3.24, and the dilution per share to new investors to $4.76 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering price of $8.00 per share would increase our net tangible book value to $15,268,774, the net tangible book value per share after this offering to $2.64, and the dilution per share to new investors to $5.36, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information above assumes that the underwriters do not exercise their overallotment option. If the underwriters exercise the overallotment option in full, the pro forma as adjusted net tangible book value will increase to $2.55 per share, representing an immediate increase to existing stockholders of 1.11 per share and an immediate dilution of $5.45 per share to new investors.

To the extent that outstanding warrants are exercised, you will experience less dilution because the exercise price of all outstanding warrants will exceed the offering price. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our securities in this offering, based upon an assumed public offering price of $8.00, and after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $13,225,000 (or $15,284,250) if the underwriters exercise their option to purchase additional shares in full).

We currently expect to use all of the net proceeds from this offering in the short-term to purchase bitcoin. In the longer term, we expect to either sell bitcoin or leverage our bitcoin holdings for working capital and other general corporate purposes, including to expand our capacity to mine bitcoin by buying new miners and buying and installing new hosting equipment. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current business initiatives. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering and our management will have discretion and flexibility in applying the net proceeds of this offering. (See “Risk Factors—Risks Related to this Offering—We have broad discretion in the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.”)

A $1.00 increase or decrease in the assumed public offering price of $8.00 per share would increase or decrease the net proceeds from this offering by approximately $1,743,375, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 500,000 in the number of shares of common stock offered by us would increase or decrease our net proceeds by approximately $3,700,000 assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Based on our current projections, we believe the net proceeds of this offering will fund our operations through December 31, 2025.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes to those statements included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Information Regarding Forward-Looking Statements” in this prospectus.

Overview

Since July 2021, our business has been as a blockchain technology company that is building out industrial scale digital asset mining, equipment sales and hosting operations. Our primary business is hosting third-party equipment used in mining of digital asset coins and tokens, specifically bitcoin, as well as self-mining for our own account. Our state-of-the-art facilities will be specifically designed and constructed for housing advanced mining equipment. Our existing data centers provide power, racks, proprietary thermodynamic management (heat dissipation and airflow management), redundant connectivity, and security, as well as software which provides infrastructure management and custom firmware that boosts performance and energy efficiency.

We plan to operate our data centers using immersion cooling technology. Immersion cooling is the process of submerging computer components (or full servers) in a thermally, but not electrically, conductive liquid (dielectric coolant) allowing higher heat transfer performance than air and many other benefits. Manufacturers of immersion systems report that immersion cooling, as compared to air cooling, can reduce the energy costs associated with cooling a data center by up to 90% and can reduce the cost of operating servers by up to 10%. In addition, manufacturers of immersion systems report the cooler, dust-free environment provided by immersion cooling can extend the life of data center equipment when compared to an air-cooled environment.

Our digital asset mining operation is focused on the generation of digital assets by solving complex cryptographic algorithms to validate transactions on specific digital asset network blockchains, which is commonly referred to as “mining.” Mining requires the use of specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the bitcoin blockchain (in a process known as “solving a block”) in exchange for digital asset rewards (to date, only bitcoin). Whether we are hosting our client’s computers or mining for our own account with our own computers, the miners participate in “mining pools” organized by “mining pool operators” in which we or our clients share mining power (known as “hashrate”) with the hashrate generated by other miners participating in the pool to earn digital asset rewards. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Fees are paid to the mining pool operator to cover the costs of maintaining the pool. The pool uses software that coordinates the pool members’ mining power, identifies new block rewards, and records how much hashrate each participant contributes to the pool. We only use mining pools that pay rewards under the Full-Pay-Per-Share Method, which pays pool participants based on the hashing power contribution to the pool each day times the difficulty index (the “Full-Pay-Per-Share Method”). Even though we plan to effect our self-mining operations in data centers that we own, we reserve the right to operate miners in third-party data centers when we receive advantageous terms and/or do not have sufficient capacity in our own data centers.

Our digital asset self-mining activity competes with a myriad of mining operations throughout the world to complete new blocks in the blockchain and earn the reward in the form of an established unit of a digital asset. Revenue from digital asset mining and hosting third party digital asset miners is impacted by volatility in bitcoin prices, as well as increases in the bitcoin blockchain’s network hashrate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks.  Gross profits from digital asset mining are primarily impacted by the cost of electricity to operate the miners and to a lesser extent by other operating costs. While we expect to sell or exchange a portion of the digital assets we mine to fund our growth strategies or for general corporate purposes, we reserve the right to hold our digital assets as a long-term investment.

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As the demand for digital assets increases and digital assets become more widely accepted, there is an increasing demand for professional-grade, scalable infrastructure to support growth of the blockchain ecosystem. We expect to continually evaluate the performance of our data centers, including our ability to access additional megawatts of electric power and to expand our total self-mining and customer and related party hosting hashrates.

We also generate revenues from the advantageous purchase and sale of equipment used for digital asset mining and hosting. We have relationships with some suppliers that enable us to acquire highly desired equipment at attractive prices, which we sometimes resell to third parties. In most cases, resales of digital asset mining equipment would be to our hosting customers, which have the dual benefit of generating short-term gross profits from the equipment sale as well as growing the customer base of our hosting business.

The primary factors that will impact future hosting revenues include: (i) the price of bitcoin, since hosting revenues are primarily a percentage of bitcoin mined by clients; (ii) the completion of operational hosting facilities, as potential hosting clients have been reluctant to sign contracts prior to the date we have a fully operational hosting facility; and (iii) the availability of attractive electricity prices, since power usage is the primary marginal cost for any mining operation.

The primary factors that will impact proprietary mining revenues include: (i) the price of bitcoin; (ii) the completion of operational facilities to provide us with a cost-effective facility to operate in; (iii) the availability of attractive electricity prices, since power usage is the primary marginal cost for any mining operation; and (iv) the availability of mining equipment suitable for our immersion hosting environment at attractive prices and available capacity in our hosting facilities.

Revenues from cryptocurrency mining, whether derived from hosting clients or from proprietary mining, are impacted significantly by volatility in bitcoin prices, as well as increases in the bitcoin blockchain’s network hashrate resulting from the growth in the overall quantity and quality of miners working to solve blocks on the bitcoin blockchain and the difficulty index associated with the secure hashing algorithm employed in solving the blocks. Below are changes in key metrics effecting the profitability of mining bitcoin during the year ended August 31, 2024 and the three months ended February 28, 2025:

	As of August 31, 2024	As of August 31, 2023	Percent Change

Network hashrate	620.355 EH/s	368.924 EH/s	68.15%
Difficulty index	89.47 trillion	55.61 trillion	60.89%
Bitcoin market price	$58,969.90	$25,931.47	127.41%

	As of February 28, 2025	As of August 31, 2024	Percent Change

Network hashrate	797.818	620.355 EH/s	28.61%
Difficulty index	110.57	89.47 trillion	23.58%
Bitcoin market price	$84,705.63	$58,969.90	43.64%

The primary factors that will impact resales of mining equipment include the availability of equipment at attractive prices and the number of participants willing to enter the mining business or expand their existing operations, which is highly correlated to the margin from mining, as determined by the market price of bitcoin and prevailing energy costs. Also, our resales of mining equipment will be impacted by the existence of hosting capacity with attractive electricity rates in our hosting operations.

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Trinidad Operations

We initially decided to locate our initial facilities in Trinidad, because it has some of the cheapest electricity in the world due to its abundant supplies of oil and gas and because some of our technical staff is located there. We have entered into an agreement with Telecommunications Services of Trinidad & Tobago Limited (“TSTT”), the largest and oldest telecom company in Trinidad, to co-locate up to 125 800 kW containers for hosting digital asset miners. TSTT has numerous potential locations for co-location of our containers. Under the agreement, we have the option, but not the obligation, to co-locate containers at our own pace. We pay a fixed amount per container, plus the actual electricity costs incurred by our containers in the amount billed to TSTT by the local utility without any markup. The term of the agreement expires on October 14, 2031. We have the right to terminate our agreement with TSTT at any time that the price for electricity consumption exceeds $0.05 per kWh.

In October 2022, we completed the installation of initial hosting containers under our agreement with TSTT. Our rate for electricity is TSTT’s existing rate of 3.5 cents per kWh or 75% of the declared reserve capacity, which is equal to the customer’s highest expected monthly kilovolt-ampere demand at $7.40. (See “Business—Company Overview—Trinidad Operations.”).

While our TSTT site was delayed pending electrification, we entered into a hosting agreement with a third party in Trinidad to host up to 192 miners in one immersion container until December 31, 2024. We had previously sold two containers to the third party under a long-term note secured by the containers. In July 2024, we foreclosed on the containers as a result of a default by the third party on the note. We moved our miners to our existing TSTT site, where we now have 465 miners, of which 315 were in operation. We are currently evaluating other TSTT sites as a location for the two repossessed immersion containers, and expect to install them in the third calendar quarter of 2025.

We are also leasing space from a third party on an at will basis to co-host 60 miners, for which we pay a flat rate of $0.06 per kWh for the electricity used by our miners. We ultimately intend to move all of our Trinidad miners to our TSTT hosting facilities.

We are currently focusing our efforts on the development of hosting centers in the United States and Canada, both directly and in joint ventures with third parties. We are exploring situations where medium to long-term power agreements may be available at affordable prices, whether using traditional power sources such as coal or natural gas, as well as environmentally friendly sources such as hydroelectric, wind and solar-backed projects, which might allow us to generate collateral revenue from the sale of excess power to the local utility grid and from the generation of saleable carbon credits.

Pecos, Texas Operations

In October 2022, we entered into a joint venture arrangement with ROC Manager to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers, and cash with an aggregate value of $987,429 as a capital contribution to ROC Digital. An affiliate of ROC Manager also contributed an immersion container. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and is payable through monthly payments of $31,203.64 per month until May 31, 2026. We own approximately 30% of ROC Digital, and 33 1/3% of ROC Manager. (See “Business—Company Overview—Pecos, Texas Operations.”)

The Texas site became fully electrified in June 2023 and has six containers owned by the joint venture. The joint venture initially filled its six immersion containers with ASIC miners provided by hosting clients, although most of the hosting clients’ agreements terminated in April 2024. Currently, approximately five of the hosting containers owned by the joint venture are fully or partially occupied by clients, and the joint venture is aggressively trying to fill the remaining capacity with hosting clients. The joint venture also owns two immersion containers which are not installed, which we expect the joint venture to install if hosting demand warrants.

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We have entered into a hosting agreement with ROC Digital under which we have located one immersion container at our Pecos, Texas data center. We pay $500 per month, plus our pro rata share of electricity, internet, and insurance for the site. The hosting agreement has a term of one year, subject to our right to renew the agreement for two one-year terms after receipt of notice of the renewal terms of ROC Digital’s electricity supply agreement for the upcoming year. In April 2024, we renewed the hosting agreement for an additional year. As of the date of this prospectus, we had deployed 145 Antminer S-19 pro miners to our hosting container at the site.

On April 29, 2024, ROC Digital executed an energy services agreement for the site that runs from May 1, 2024 to April 30, 2025. Under the current agreement, the site will receive electricity at the prevailing rate plus $0.0055 per kWh. ROC Digital is not obligated to purchase any specific quantity of electricity, and employs software which automatically discontinues mining operations when the prevailing rate exceeds certain levels.

Soluna Hosted Locations

On October 4, 2023, we purchased 1,050 used ASIC miners from Luxor Technology Corporation (“Luxor”) for $488,775, and on October 9, 2023 we entered into a Co-Location Services Agreement to host the miners at a hosting facility owned by Soluna SW, LLC (“Soluna”) in Murray, Kentucky. We subsequently added 45 ASIC miners in May 2024 that we purchased from Soluna for $10,000. The hosting agreement had a term through April 8, 2025. The hosting agreement provides that we are obligated to reimburse Soluna for the actual cost of the electricity used by our machines and pay a hosting fee equal to 50% of the net profit generated by the machines each month. The hosting fee is payable in bitcoin. The hosting facility has an electricity cost of $0.025 per kWh and guarantees uptime of 83% per week. On April 8, 2025, Soluna SW, LLC, elected not to renew its hosting agreement with us on the existing terms, and on April 30, 2025, we terminated our engagement with Soluna SW, LLC. We sold 850 of the ASIC miners hosted by Soluna, SW LLC to a third party for $120,000 and plan to move the remaining 245 to the Silverton, Texas location.

On November 14, 2024, we acquired 3,000 S-19j Pro computers from Luxor Technology Corporation for $1,035,000. On December 3, 2024, we entered into a hosting agreement with DVSL ComputeCo, LLC to host 2,900 miners at its location. The hosting agreement terminates on December 2, 2025, provided that the hosting agreement will continue after the termination date on a month-to-month basis if neither party sends a notice of termination at least 30 days before its scheduled termination date. The hosting agreement provides that we are obligated to reimburse the DVSL for the actual cost of the electricity used by our machines plus 1.6 cents per kWh, and pay a hosting fee equal to 50% of the net profit generated by the machines each month. All 3,000 computers were shipped to DVSL’s hosting site in Silverton, Texas, for warranty testing; 2,900 remained in Silverton, Texas and 100 were shipped to our Trinidad data center upon the completion of testing. As of the date of this prospectus, approximately 2,712 of the acquired miners were operating, while approximately 180 did not satisfy the warranty and will be replaced with comparable miners.

Miner Summary

Set forth below is a summary of our ASIC miner inventory as of February 28, 2025:

Site	Present	Installed	In Transit	Needing Repair	Immersion/Air-cooled
Trinidad	500	367	–	–	Immersion
Pecos, Texas	145	145	–	–	Immersion
Murray, Kentucky	1,095	1,095	–	–	Air Cooled
Silverton, TX	2,900	2,597	–	–	Air Cooled
Other	–	–	–	85	n/a
Total	4,640	4,204	–	85

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Results of Operations

Comparison of Results of Operations for Years Ended August 31, 2024 and 2023.

Revenues

During the year ended August 31, 2024, we generated $3,310,348 in revenue, compared to $645,278 in revenue in the year ended August 31, 2023.

During the year ended August 31, 2024, we generated $3,030,910 in bitcoin revenue from self-mining digital assets, compared to $389,222 in revenue in the year ended August 31, 2023. Mining revenues were impacted somewhat by miners that were offline due to maintenance issues. Mining revenue may be higher in future periods if we can continue to add miners. We expected mining revenues to be lower in 2024 as a result of a halving that occurred in April 2024. However, the impact of the halving was offset by a rise in the price of bitcoin due to fewer miners online after the halving event, as has historically occurred after a halving event, and by the positive impact of “ordinals,” which are increased transaction fees that occur as parties have discovered ways to imbed data regarding other assets, such as art, in the bitcoin blockchain. Mining revenues in the year ended August 31, 2024 were also positively impacted by the resolution of operating issues at our first hosting facilities in Trinidad and Pecos, Texas, and the commencement of operations at a facility in Murray, Kentucky that is hosted by a third-party.

Self-mining revenues were positively impacted by 4.70 bitcoin earned, with a value of $319,465, from operating 777 S-19 miners under a short-term lease from Luxor Technology Corporation (“LTC”) that began on March 8, 2024 and expired when the halving occurred on April 19, 2024.

During the year ended August 31, 2024, we generated $231,133 in revenue from equipment sales, compared to $244,036 in revenue in the year ended August 31, 2023. The revenue from equipment sales in the years ended August 31, 2024 and 2023 were primarily derived from the following transactions:

•	In October 2022, we sold four hosting containers to ROC Digital, which was constructing a hosting facility in Texas, for $1,200,000. The purchase price is payable pursuant to a promissory note bearing interest at 5% per annum, and is paid by 41 equal monthly payments of $31,204 commencing December 30, 2022, with any remaining principal and interest payable in full on May 31, 2026.

•	In August 2022, we sold two hosting containers to a private party in Trinidad for $960,000. After a down payment of $50,000, the balance of the purchase price is payable pursuant to a promissory note bearing interest at 7.5% per annum, and is paid by 24 equal monthly payments of $40,949.62 commencing September 30, 2022. On February 1, 2023, we modified this agreement in conjunction with its entry into a new hosting agreement with the party, under which we agreed that the remaining principal balance of the note was $731,472, and that the note would be converted into an interest only note until August 31, 2024, at which time all principal and interest due is payable in full. In addition, we agreed to allow the note obligor to repay the note principal at a 10% discount. In March 2024, the note was further amended to extend the maturity date to December 31, 2024. Due to defaults by the borrower, we repossessed the collateral in July 2024.

•	In June 2023, we sold a total of 34 Antminer S-19 miners in two transactions for gross proceeds of $70,000 cash or bitcoin.

•	In October 2023, we sold 100 new ASIC miners to a third party for $149,250.

Under the guidelines of ASC 606, we determined that payments due under notes receivable arrangements from certain customers were not “probable” due to the start-up nature of the customer. As a result we reported revenue from equipment sales on October 2022 and August 2022, which were vendor financed by us, under the installment sale method, under which we reports our gross profit on the sales only after payments are received from the purchaser.

As of February 1, 2023, we reached an agreement with the obligor under the $910,000 note to convert the note into an interest only note commencing as of February 1, 2023, with a balloon payment being due at maturity on August 31, 2024, and an agreement that the principal balance on the note was $731,472. The maturity date was later extended to December 31, 2024. One effect of the agreement with the obligor is to materially reduce any deferred revenue associated with the sale, as the note is scheduled to receive interest only payments until December 31, 2024. In July 2024 we repossessed the collateral securing the August 2022 note as a result of a default by the obligor, and as a result we do not expect to report any further revenues under this note. (See “Note 5. Investments and Notes Receivable” in the accompanying financial statements.)

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During the fiscal year ended August 31, 2024, we recorded $6,824 in equipment sales on each of the 12 monthly payments of $31,204 received from ROC Digital, for a total of $81,883 in equipment sales.

During the years ended August 31, 2024 and 2023, we recorded $149,250 and $70,000, respectively, of revenue from isolated sales of equipment recorded under the “completed sale” method.

In future periods, we expect to generate additional revenues from the resale of certain hosting equipment, primarily containers and transformers, and of miners in “buy/host” transactions, in which we sell miners already installed in our hosting facilities to buyers that simultaneously execute a hosting agreement for the purchased miners, and in some cases additional miners.

During the year ended August 31, 2024, we generated $48,305 in revenue from hosting, compared to $12,022 in revenue from hosting in the year ended August 31, 2023. In October 2022, we reached an agreement to terminate our only hosting client at the time and repurchased the miners which we had previously sold to the hosting client. In June 2023, we signed two new hosting clients. However, we elected not to renew both hosting contracts in the summer of 2024, and therefore, as of August 31, 2024, we did not have any hosting clients. In the current market environment, we believe that self-mining is more profitable than hosting third party miners, however we will pursue hosting opportunities on a selective basis. While we still see good opportunities to acquire mining equipment at attractive prices, the price of mining equipment has recently increased with the recent increase in the price of bitcoin.

The primary factors that we expect to impact our revenues in subsequent periods are described in the “—Overview” above.

Cost of Sales

Cost of sales related to bitcoin hosting and mining revenue was $37,678 for hosting and $2,330,752 for mining, respectively in the year ended August 31, 2024, compared to $9,098 for hosting and $326,630 for mining, respectively, in the year ended August 31, 2023. Cost of sales normally includes electricity, utilities, facilities costs, and supplies where we perform mining from our own facilities. Major components of cost of sales include rent to house mining and hosting equipment, electricity, and supplies. Where our miners are hosted by third parties, major components of cost of sales include hosting fees and/or electricity costs. Cost of sales for both owned and hosted facilities does not include depreciation, which is stated separately. We believe that cost of sales as a percentage of revenues may be less in future periods as compared to prior periods if the market price of bitcoin remains at its current level or increases.

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The table below describes the average cost of mining each bitcoin for the years ended August 31, 2024 and 2023, and the total energy usage and cost per each kilowatt hour (“kWh”) utilized within both of our facilities.

	For the Year Ended
Cost of Revenues - Analysis of costs to mine one bitcoin (per bitcoin amounts are actual)	August 31, 2024	August 31, 2023

Cost of Mining - owned facilities
Cost of energy per bitcoin mined	$23,417.85	$47,157.74
Other direct costs of mining per bitcoin mined (1)	$17,057.26	$8,175.10
Depreciation expense per bitcoin mined (2)	$34,083.94	$30,158.13
Financing expense per bitcoin mined (3)	$-0-	$-0-
Cost to mine one bitcoin - owned	$74,559.05	$85,491.00

Cost of Mining - hosted facilities
Cost of energy per bitcoin mined	$19,346.84	$14,980.78
Other direct costs of mining per bitcoin mined (1)	$13,578.03	$2,517.01
Depreciation expense per bitcoin mined (2)	$15,038.95	$30,158.13
Financing expense per bitcoin mined (3)	$1,257.30	$-0-
Cost to mine one bitcoin - hosted	$49,221.12	$47,655.92

Average revenue of each bitcoin mined (4)	$50,911.20	$24,937.49
Cost of mining one bitcoin as % of average bitcoin mining revenue (5)	96.68%	191.10%

Statistics - owned facilities
Total bitcoin mined	9.398856297	0.36491909
Bitcoin mining revenue	$482,936.12	$10,109.56
Total miners - as of the periods ended	485	72
Total kWhs utilized	5,287,881.49	276915.49
Total energy expense	$220,101.04	$17,208.76
Cost per kWh	$0.042	$0.062
Energy expense as % of bitcoin mining revenue, net	45.58%	170.22%
Other direct costs of mining (1)	$160,318.78	$2,983.25
Total depreciation expense (2)	$320,348.11	$11,004.75
Total financing costs (3)	$-0-	$-0-

Statistics - hosted facilities
Total bitcoin mined	40.10897465	15.24350171
Bitcoin mining revenue	$2,037,564.911	$379,112.41
Total miners - as of the periods ended	1,155	208
Total kWhs utilized	23,010,940.56	4,307,982.87
Total energy expense	775,981.99	228,359.54
Cost per kWh	$0.034	$0.053
Energy expense as % of bitcoin mining revenue, net	38.08%	60.24%
Other direct costs of mining (1)	$544,601.04	$38,368.00
Total depreciation expense (2)	$603,196.89	$459,700.30
Total financing costs (3)	$50,429	$-0-

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(1) Other direct costs of mining for owned facilities consists mostly of rent for the facility, as well as minor costs such as supplies and internet. Other direct costs of mining for hosted miners consist of hosting fees.

(2) Depreciation expense includes depreciation of miners used in mining. For owned facilities, it also includes depreciation of the hosting containers and corollary equipment such as transformers and switches.

(3) Financing costs include the cost of purchase money financing for miners, but do not include any financing costs for miners or hosting equipment acquired with general working capital, nor the cost of hedging the price of bitcoin.

(4) Average revenue of each bitcoin mined is calculated by dividing the sum of bitcoin mining revenue for both owned and hosted facilities by the total number of bitcoin mined during the respective periods. We have determined that Coinbase is the principal market for valuing bitcoin transactions and uses the daily closing prices as the source of recording revenue.

(5) Weighted average cost of mining one bitcoin is calculated by dividing the sum of total energy expense, hosting expenses, other direct costs of mining, depreciation and financing costs by the total bitcoin mined during the respective periods.

Power prices are the most significant cost driver for our locations, and energy costs represented 38.08% and 60.24% expressed as a percentage of bitcoin mining revenues during the years ended August 31, 2024 and 2023, respectively.

Energy prices can be highly volatile and global events (including wars in Ukraine and the Middle East) may cause fuel prices, and to a lesser extent power prices, to fluctuate widely. All of our sites are currently subject to variable prices and market rate fluctuations with respect to wholesale power costs over the long-term, but not over the short-term where there is a fixed price power purchase agreement in place. While this renders energy prices less predictable, it also gives us greater ability and flexibility to actively manage the energy we consume with an eye towards increasing profitability and energy efficiency. Energy prices are also highly sensitive to weather events, such as winter storms and polar vortices, which increase the demand for power regionally. When such events occur, we may curtail our operations to avoid using power at increased rates. The average power prices we paid in our facilities for the years ended August 31, 2024 and 2023 was $0.0340 and $0.0530 per kilowatt hour, respectively.

Cost of sales related to sales of mining equipment was $180,891 for the year ended August 31, 2024, compared to $87,080 for the year ended August 31, 2023. Cost of sales consisted of the purchase price of equipment sold, plus shipping and value added tax on the equipment for equipment sales reported under the “completed sale” method.

Since we are in the early stages of setting up our infrastructure to generate higher levels of revenues, we expect that our cost of sales as a percentage of revenue from hosting or mining for our own account will be higher than we expect to incur when we achieve sufficient economies of scale by deploying more miners. In future periods, the largest component of our cost of sales will consist of electricity costs.

Operating Expenses

During the year ended August 31, 2024, we incurred $3,208,513 in operating expenses, compared to $2,635,553 in operating expenses during the year ended August 31, 2023. Major components of operating expenses for the 2024 period as compared to the 2023 period were:

	Year ended	Year ended	Percentage
	August 31, 2024	August 31, 2023	Change %

General and administrative expenses	$164,228	$45,008	264.9%
Marketing fees	–	214,550	N/A
Investor relations	178,190	–	N/A
Travel expenses	27,746	34,431	(19.4%	)
Depreciation	923,545	470,705	96.2%
Professional fees	615,256	456,322	34.8%
Officer’s compensation	841,106	951,106	(11.6%	)
Director’s compensation	52,800	13,200	300.0%
Employee shareholder’s compensation	399,447	345,440	15.6%
Impairment of fixed assets	120,000	122,950	(2.4%	)
Gain from sale of digital currencies	(113,803	(21,682)	424.9%
Impairment of cryptocurrency	–	3,523	N/A
Total operating expenses	$3,208,513	$2,635,470	21.7%

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The increase in operating expenses in the fiscal year ended August 31, 2024 as compared to the fiscal year ended August 31, 2023 is primarily attributable to increased general and administrative expenses, investor relations, depreciation, and professional fees in 2024 as compared to 2023, partially offset by a decrease in compensation categories over the 2023 period. Included in operating expenses in the year ended August 31, 2024 was $1,123,138 in non-cash expenses due to the issuance of common stock for professional services and to related parties as compensation, as compared to $1,318,044 in the year ended August 31, 2023. The Company expects that operating expenses will trend materially higher in future periods as the Company begins paying regular compensation to existing officers and directors, hires additional employees, and incurs other costs associated with the expansion of its operations.

Other Income (Expense)

During the year ended August 31, 2024, we incurred ($845,018) in other expenses, as compared to other expenses of ($51,801) in the year ended August 31, 2023. Other income (expense) in the year ended August 31, 2024 was comprised of interest expense of ($268,578) and interest income of $54,617, as compared to ($97,460) of interest expenses, $16,939 of other income and $28,720 of interest income during the year ended August 31, 2023. The increase in interest expense and interest income in fiscal 2024 is due to an increase in the average amount borrowed by us under our line of credit in fiscal 2024 compared to fiscal 2023, as well as increased interest collected on our notes receivable. Other income (expense) was materially impacted in the fiscal year ending August 31, 2024 by a loss on extinguishment of debt of ($355,123) on a bitcoin debt arrangement with Luxor in which we borrowed bitcoin and were required to repay the bitcoin debt only in bitcoin, during a period when bitcoin significantly appreciated in value, as well as a loss on the ROC Digital joint venture investment of ($311,313), offset by gain on note settlement of $35,379.

Net Income (Loss)

As a result of the foregoing, during the year ended August 31, 2024, we incurred a net loss of ($3,292,503), or ($0.07) per share, as compared to a net loss of ($2,464,884) or ($0.05) per share during the year ended August 31, 2023. The increase in our net loss in the year ended August 31, 2024, compared to the year ended August 31, 2023, is attributable to the factors discussed above.

Comparison of Results of Operations for the Three Months Ended February 28, 2025, and February 29, 2024

Revenues

During the three months ended February 28, 2025, we generated $1,517,422 of revenue compared to $891,613 of revenue in the three months ended February 29, 2024.

During the three months ended February 28, 2025, we generated $1,517,422 in bitcoin revenue from self-mining digital assets compared to $861,026 of revenue from self-mining in the three months ended February 29, 2024. As of February 28, 2025, we owned 4,640 miners that were operable, of which 4,204 were deployed for self-mining. Of the remaining 436 miners, 403 have been delivered to our Trinidad and Silverton, Texas locations for installation and the remaining 33 were offline due to maintenance issues. The number of undeployed miners was mainly impacted by 403 miners that were purchased in November 2024 but were not installed immediately when they failed initial warranty testing and had to be replaced with conforming miners or repaired. Mining revenue should be higher in future periods as we begin to receive revenues from the miners that were not operating as of February 28, 2025. On the other hand, mining revenues will be impacted by fluctuations in the price of bitcoin and the difficulty index, which could either cause revenues to decrease or increase.

On April 8, 2025, Soluna SW, LLC, which hosts 1,095 ASIC miners for us at its Murray, Kentucky location, elected not to renew its hosting agreement with us on the existing terms. The scheduled termination date is April 30, 2025, and on April 30, 2025, we terminated our engagement with Soluna SW, LLC. We sold 850 of the ASIC miners hosted by Soluna, SW LLC to a third party for $120,000 and plan to move the remaining 245 to the Silverton, Texas location. Due to the sale of certain ASIC miners and transfer of the remaining to a new location, our future revenue will be reduced accordingly. In addition, revenue for the next two quarters may be adversely impacted by downtime associated with the transfer process.

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During the three months ended February 28, 2025, we generated $-0- in revenue from equipment sales compared to $20,471 in revenue from equipment sales in the three months ended February 29, 2024.

Our revenue from equipment sales in the three months ended February 28, 2025 and February 29, 2024 were derived from the following transactions:

•	In October 2022, we sold four hosting containers to ROC Digital for $1,200,000. The purchase price is payable pursuant to a promissory note bearing interest at 5% per annum and is paid by 41 equal monthly payments of $31,204 commencing December 30, 2022, with any remaining principal and interest payable in full on May 31, 2026.

•	In August 2022, we sold two hosting containers to a private party in Trinidad for $960,000. After a down payment of $50,000, the balance of the purchase price, pursuant to a promissory note bearing interest at 7.5% per annum, was payable by 24 equal monthly payments of $40,950 commencing September 30, 2022. On February 1, 2023, we modified this agreement in conjunction with our entry into a new hosting agreement with the party under which we agreed that the remaining principal balance of the note was $731,472 and that the note would be converted into an interest only note until August 31, 2024, at which time all principal and interest due was payable in full. In addition, we agreed to allow the note obligor to repay the note principal at a 10% discount if it was repaid prior to February 28, 2023. The maturity date of the note was also extended to December 31, 2024.

Under the guidelines of ASC 606, we determined that payments due under notes receivable from ROC Digital and the Trinidad borrower were not “probable” due to the start-up nature of the customers and their lack of capitalization. As a result, we report revenue from the equipment sales to both parties under the installment sale method, under which we report our gross profit on the sale as payments are received from the purchaser. With regard to the note receivable from ROC Digital, we recorded revenues of $20,471 in the three months ended February 29, 2024 based on the receipt of three monthly payments, but did not record any revenues in the three months ended February 28, 2025 because we did not receive any payments on the note in that period. With regard to the note receivable from the Trinidad borrower, we did not record any revenues in the three months ended February 29, 2024 because the borrower only made interest only payments in that period, and we did not record any revenues in the three months ended February 28, 2025 because we accelerated and foreclosed on the note in the fourth quarter of 2024.

During the three months ended February 28, 2025, and February 29, 2024, we did not record any revenues from sales of equipment recorded under the “completed sale” method.

In future periods, we expect to generate additional revenues from the resale of certain hosting equipment, primarily containers and transformers, and of miners in “buy/host” transactions, in which we sell miners already installed in our hosting facilities to buyers that simultaneously execute a hosting agreement for the purchased miners, and in some cases additional miners.

We generated $-0- in revenues from hosting in the three months ended February 28, 2025 as compared to $10,116 in hosting revenues in the three months ended February 29, 2024. We terminated all of our hosting clients in the fourth quarter of fiscal 2024 and did not have any hosting clients during the three months ended February 28, 2025. In the current market environment, we believe self-mining is more profitable than hosting third party miners, however we may pursue hosting opportunities on a selective basis. While we still see good opportunities to acquire mining equipment at attractive prices, the price of mining equipment has recently increased with the recent increase in the price of bitcoin.

The primary factors that will impact our revenues in subsequent periods are described in the “-Overview” above.

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Cost of Sales

Cost of sales were $1,212,706 in the three months ended February 28, 2025 compared to $567,991 in the three months ended February 29, 2024.

Cost of sales related to mining was $1,212,706 in the three months ended February 28, 2025 compared to $556,849 in the three months ended February 29, 2024. Cost of sales normally includes electricity, utilities, facilities costs, and supplies where we perform mining from our own facilities. Major components of cost of sales include rent to house mining and hosting equipment, electricity, and supplies. Where our miners are hosted by third parties, major components of cost of sales include hosting fees and/or electricity costs. Cost of sales for both owned and hosted facilities does not include depreciation which is stated separately.

Energy prices can be highly volatile and global events (including the wars in Ukraine and the Middle East) and political events (including the U.S. government’s regulation of cryptocurrencies or its imposition of tariffs on foreign trade) may cause fuel prices, and to a lesser extent power prices, to fluctuate widely. All of our sites are currently subject to relatively fixed rates during the term of their current power supply agreements, but variable prices and market rate fluctuations with respect to wholesale power costs over the long-term. While this renders energy prices less predictable, it also gives us greater ability and flexibility to actively manage the energy we consume with an eye towards increasing profitability and energy efficiency. Energy prices are also highly sensitive to weather events, such as winter storms and polar vortices, which increase the demand for power regionally. When such events occur, we may curtail our operations to avoid using power at increased rates.

Cost of sales related to hosting was $-0- in the three months ended February 28, 2025 compared to $11,142 in the three months ended February 29, 2024. Cost of sales normally includes utilities, facilities costs, and supplies. Unlike the cost of sales from mining, cost of sales from hosting does not include electricity costs, as such costs are passed on to the hosting client.

Cost of sales related to sales of mining equipment was $-0- for both the three months ended February 28, 2025 and the three months ended February 29, 2024 because all sales of mining equipment during both periods were reported under the installment sales method. Cost of sales from equipment sales includes the purchase price of equipment sold, plus shipping and value added tax on the equipment for sales reported under the completed sales method. There is no cost of sales associated with equipment sales reported under the installment sales method.

Operating Expenses

During the three months ended February 28, 2025, we incurred $1,218,339 in operating expenses compared to $972,362 in operating expenses during the three months ended February 29, 2024. Major components of operating expenses for the 2025 period as compared to the 2024 period were:

	Three months ended	Three months ended	Percentage
	February 28, 2025	February 29, 2024	Change %

General and administrative expenses	$102,273	$69,827	46%
Depreciation	227,694	235,370	(3%	)
Professional fees	215,569	227,530	(5%	)
Investor relations	11,000	128,309	(91%	)
Insurance	36,930	30,912	19%
Officers compensation	365,881	210,276	74%
Directors compensation	56,355	13,200	327%
Employee shareholder compensation	176,467	133,530	32%
Change in fair value of cryptocurrency	26,170	(76,591)	N/A

Total operating expenses	$1,218,339	$972,362	25%

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The higher level of operating expenses in the 2025 period as compared to the 2024 period is primarily attributable to increased officer, director, and employee/shareholder compensation that we began accruing as of September 1, 2024. Specifically, we issued two of our officers 500,000 shares of common stock on September 1, 2024, each as partial compensation for fiscal 2025 officer services, and we began accruing additional cash and share compensation for our officers as of September 1, 2024, the cash portion of which is not payable until we have sufficient liquidity. The total cash accrual to officers and employee/shareholders is $195,000 per quarter. We also adopted a stock compensation package, beginning September 1, 2024, under which we accrue 615,000 shares per quarter for compensation to officers and employees, including for board and board committee service. All shares issued during the 2025 period were valued at $0.289 per share based on a third party valuation of our shares.

Operating expenses were also adversely impacted in the 2025 period by increased general and administrative expenses and a loss from changes in the fair value of cryptocurrency as compared to a gain in the 2024 period. Operating expenses were positively impacted by decreased depreciation expense, investor relations expenses, and professional fees.

We expect that operating expenses will trend materially higher in future periods as we begin paying regular compensation to existing officers and directors, hire additional employees, and incur other costs, such as increased depreciation expense due to the addition of new mining equipment.

Other Income (Expense)

During the three months ended February 28, 2025, we incurred ($243,269) in other expenses, net, as compared to ($253,941) of other expenses, net, in the three months ended February 29, 2024. Interest expense was $60,496 in the three months ended February 28, 2025 as compared to $54,279 in the three months ended February 29, 2024. Other expenses in the 2025 period were impacted by a bad debt expense of $124,815 taken in regard to our note receivable from ROC Digital during the 2025 period and a loss on extinguishment of debt of $57,958 taken in regard to our Hashrate Sale Agreement (‘HSA”) with Luxor. Other expenses in the 2024 period were impacted by a loss on extinguishment of debt of $183,670 relating to a different financing with Luxor, a loss of $68,559 from our investment in ROC Digital in the 2024 period as compared to $-0- in the 2025 period and income of $37,777 from a change in derivative liability in 2024 as compared to $-0- in 2025.

On May 22, 2025, we entered into a Master Hashrate Purchase and Sale Agreement (the “Master Agreement”) with Luxor, pursuant to which we agreed to purchase the daily hashrate for the remaining duration of the HSA; thereby effectively discharging our obligation to Luxor under the HSA. Pursuant to the Master Agreement, we paid Luxor $706,833, representing 8.1576 bitcoins, less the margin held by Luxor on our behalf, which reflects the transaction value of the remaining hashrate we were obligated to deliver to Luxor under the HSA.

Net (Loss) Attributable to Common Stockholders

As a result of the foregoing, during the three months ended February 28, 2025, we incurred a net loss attributable to common stockholders of $1,156,891, or $(0.03) per share, as compared to a net loss attributable to common stockholders of $902,682, or $(0.02) per share, during the three months ended February 29, 2024. The increase in our net loss in the three months ended February 28, 2025 compared to the three months ended February 29, 2024 is attributable to the factors discussed above.

Comparison of Results of Operations for the Six Months Ended February 28, 2025 and February 29, 2024.

Revenues

During the six months ended February 28, 2025, we generated $2,718,252 of revenue, compared to $1,402,921 of revenue in the six months ended February 29, 2024.

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During the six months ended February 28, 2025, we generated $2,001,105 in bitcoin revenue from self-mining digital assets, compared to $1,190,749 of revenue from self-mining in the six months ended February 29, 2024. As of February 28, 2025, we owned 4,640 miners that were operable, of which 4,204 were deployed for self-mining. Of the remaining 436 miners, 403 have been delivered to our Trinidad and Silverton, Texas locations for installation and the remaining 33 were offline due to maintenance issues. The number of undeployed miners was mainly impacted by 403 miners that were purchased in November 2024 but were not installed immediately when they failed initial warranty testing and had to be replaced with conforming miners or repaired. Mining revenue should be higher in future periods as we begin to receive revenues from the miners that were not operating as of February 28, 2025. On the other hand, mining revenues will be impacted by fluctuations in the price of bitcoin and the difficulty index, which could either cause revenues to decrease or increase.

On April 8, 2025, Soluna SW, LLC, which hosts 1,095 ASIC miners for us at its Murray, Kentucky location, elected not to renew its hosting agreement with us on the existing terms, and on April 30, 2025, we terminated our engagement with Soluna SW, LLC. We sold 850 of the ASIC miners hosted by Soluna, SW LLC to a third party for $120,000 and plan to move the remaining 245 to the Silverton, Texas location. Due to the sale of certain ASIC miners and transfer of the remaining to a new location, our future revenue will be reduced accordingly. In addition, revenue for the next two quarters may be adversely impacted by downtime associated with the transfer process.

During the six months ended February 28, 2025, we generated $717,147 in revenue from equipment sales compared to $190,192 in revenue from equipment sales in the six months ended February 29, 2024.

Our revenue from equipment sales in the six months ended February 28, 2025 and February 29, 2024 were derived from the following transactions:

•	In October 2022, we sold four hosting containers to ROC Digital for $1,200,000. The purchase price is payable pursuant to a promissory note bearing interest at 5% per annum, and is paid by 41 equal monthly payments of $31,204 commencing December 30, 2022, with any remaining principal and interest payable in full on May 31, 2026.

•	In August 2022, we sold two hosting containers to a private party in Trinidad for $960,000. After a down payment of $50,000, the balance of the purchase price, pursuant to a promissory note bearing interest at 7.5% per annum, was payable by 24 equal monthly payments of $40,950 commencing September 30, 2022. On February 1, 2023, we modified this agreement in conjunction with our entry into a new hosting agreement with the party, under which we agreed that the remaining principal balance of the note was $731,472, and that the note would be converted into an interest only note until August 31, 2024, at which time all principal and interest due is payable in full. In addition, we agreed to allow the note obligor to repay the note principal at a 10% discount if it was repaid prior to February 28, 2023. The maturity date of the note was also extended to December 31, 2024.

•	During the six months ended February 28, 2025, we recorded $703,500 of revenue from a brokered transaction of ten transformers.

•	During the six months ended February 29, 2024, we recorded $149,250 of revenue from the sale of 100 ASIC miners to a third party.

Under the guidelines of ASC 606, we determined that payments due under notes receivable from ROC Digital and the Trinidad borrower were not “probable” due to the start-up nature of the customers and their lack of capitalization. As a result, we report revenue from the equipment sales to both parties under the installment sale method, under which we report our gross profit on the sale as payments are received from the purchaser. With regard to the note receivable from ROC Digital, we recorded revenues of $13,6471 in the six months ended February 28, 2025 from two monthly payments received on the note as compared to revenues of $40,942 in the six months ended February 29, 2024 from six monthly payments received on the note. With regard to the note receivable from the Trinidad borrower, we did not record any revenues in the six months ended February 29, 2024 because the borrower only made interest only payments in that period, and we did not record any revenues in the six months ended February 28, 2025 because we accelerated and foreclosed on the note in the fourth quarter of 2024.

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During the six months ended February 28, 2025 and February 29, 2024, we recorded $703,500 and $149,250, respectively, from sales of equipment recorded under the “completed sale” method from the transactions described above.

In future periods, we expect to generate additional revenues from the resale of certain hosting equipment, primarily containers and transformers, and of miners in “buy/host” transactions, in which we sell miners already installed in our hosting facilities to buyers that simultaneously execute a hosting agreement for the purchased miners and in some cases additional miners.

We generated $-0- in revenues from hosting in the six months ended February 28, 2025 as compared to $21,980 in hosting revenues in the six months ended February 29, 2024. We terminated all of our hosting clients in the fourth quarter of fiscal 2024 and did not have any hosting clients during the six months ended February 28, 2025. In the current market environment, we believe self-mining is more profitable than hosting third party miners, however we may pursue hosting opportunities on a selective basis. While we still see good opportunities to acquire mining equipment at attractive prices, the price of mining equipment has recently increased with the recent increase in the price of bitcoin.

The primary factors that will impact our revenues in subsequent periods are described in the “—Overview” above.

Cost of Sales

Cost of sales were $2,293,331 in the six months ended February 28, 2025 compared to $975,217 in the six months ended February 29, 2024.

Cost of sales related to mining was $1,623,331 in the six months ended February 28, 2025 compared to $779,791 in the six months ended February 29, 2024. Cost of sales normally includes electricity, utilities, facilities costs, and supplies where we perform mining from our own facilities. Major components of cost of sales include rent to house mining and hosting equipment, electricity, and supplies. Where our miners are hosted by third parties, major components of cost of sales include hosting fees and/or electricity costs. Cost of sales for both owned and hosted facilities does not include depreciation, which is stated separately.

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The table below describes the average cost of mining each bitcoin for the six months ended February 28, 2025 and February 29, 2024, and the total energy usage and cost per each kilowatt hour (“KWH”) utilized within both of our facilities.

	For the 6 Months Ended
Cost of Revenues - Analysis of costs to mine one bitcoin (per bitcoin amounts are actual)	February 28, 2025	February 29, 2024

Cost of Mining - owned facilities
Cost of energy per bitcoin mined	$26,494.61	$17,692.46
Other direct costs of mining - non energy utilities per bitcoin mined (1)	$26,125.32	$11,557.28
Depreciation expense per bitcoin mined (2)	$24,910.36	$13,309.08
Financing expense per bitcoin mined (3)	$0.00	0.00
Cost to mine one bitcoin	$77,530.29	$42,558.81
Average revenue of each bitcoin mined	$83,237.56	$40,311.19
Cost of mining one bitcoin as % of average bitcoin mining revenue	93.14%	105.58%

Cost of Mining - hosted facilities
Cost of energy per bitcoin mined	$53,536.25	$14,719.23
Other direct costs of mining - non energy utilities per bitcoin mined (1)	$18,388.42	$10,273.17
Depreciation expense per bitcoin mined (2)	14,136.72	16,210.81
Financing expense per bitcoin mined (3)	$0.00	2,102.47
Cost to mine one bitcoin - Hosted	$86,061.40	$43,305.69
Average revenue of each bitcoin mined (4)	$90,305.19	$41,096.51
Cost of mining one bitcoin as % of average bitcoin mining revenue (5)	95.30%	105.38%

Statistics - owned facilities
Total bitcoin mined	3.792639025	5.18946646
Bitcoin mining revenue	$315,690.00	$209,193.58
Total miners - as of the periods ended	485	285
Total KWHs utilized	4,996,814.49	1931643.337
Total energy expense	$100,484.48	$91,814.42
Cost per KWH	$0.0201	$0.0475
Energy expense as % of bitcoin mining revenue, net	31.83%	43.89%
Other direct costs of mining - non energy utilities (1)	$99,083.91	$59,976.10
Total depreciation expense (2)	$99,476.00	69,057.00
Total financing costs (3)	$0.00	0.00

Statistics - hosted facilities
Total bitcoin mined	18.66358293	23.98608769
Bitcoin mining revenue	1,685,418.37	985744.5178
Total miners - as of the periods ended	3,752	1,241
Total KWHs utilized	23,182,469.36	9,872,954.10
Total energy expense	$999,178.26	$353,056.74
Cost per KWH	$0.0431	$0.0358
Energy expense as % of bitcoin mining revenue, net	59.28%	35.82%
Other direct costs of mining - non energy utilities (1)	343,193.79	246,413.23
Total depreciation expense (2)	263,842	388,834.00
Total financing costs (3)	$0.00	$50,429

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______________

(1) Other direct costs of mining for owned facilities consists mostly of rent for the facility as well as minor costs such as supplies and internet. Other direct costs of mining for hosted miners consist of hosting fees.

(2) Depreciation expense includes depreciation of miners used in mining. For owned facilities, it also includes depreciation of the hosting containers and corollary equipment such as transformers and switches.

(3) Financing costs include the cost of purchase money financing for miners, but do not include any financing costs for miners or hosting equipment acquired with general working capital nor the cost of hedging the price of bitcoin.

(4) Average revenue of each bitcoin mined is calculated by dividing the sum of bitcoin mining revenue for both owned and hosted facilities by the total number of bitcoin mined during the respective periods. We have determined that Coinbase is the principal market for valuing bitcoin transactions and uses the daily closing prices as the source of recording revenue.

(5) Weighted average cost of mining one bitcoin is calculated by dividing the sum of total energy expense, hosting expenses, other direct costs of mining, depreciation and financing costs by the total bitcoin mined during the respective periods.

Energy prices can be highly volatile and global events (including the wars in Ukraine and the Middle East) and political events (including the U.S. government’s regulation of cryptocurrencies or its imposition of tariffs on foreign trade) may cause fuel prices, and to a lesser extent, power prices, to fluctuate widely. All of our sites are currently subject to relatively fixed rates during the term of their current power supply agreements, but variable prices and market rate fluctuations with respect to wholesale power costs over the long-term. While this renders energy prices less predictable, it also gives us greater ability and flexibility to actively manage the energy we consume with an eye towards increasing profitability and energy efficiency. Energy prices are also highly sensitive to weather events, such as winter storms and polar vortices, which increase the demand for power regionally. When such events occur, we may curtail our operations to avoid using power at increased rates.

Cost of sales related to hosting was $-0- in the six months ended February 28, 2025 compared to $14,534 in the six months ended February 29, 2024. Cost of sales normally includes utilities, facilities costs, and supplies. Unlike the cost of sales from mining, cost of sales from hosting does not include electricity costs, as such costs are passed on to the hosting client.

Cost of sales related to sales of mining equipment was $670,000 for the six months ended February 28, 2025 as compared to $180,891 for the six months ended February 29, 2024. Cost of sales from equipment sales includes the purchase price of equipment sold, plus shipping and value added tax on the equipment for sales reported under the completed sales method. There is no cost of sales associated with equipment sales reported under the installment sales method.

Operating Expenses

During the six months ended February 28, 2025, we incurred $2,222,563 in operating expenses compared to $1,686,295 in operating expenses during the six months ended February 29, 2024. Major components of operating expenses for the 2025 period as compared to the 2024 period were:

	Six months ended	Six months ended	Percentage
	February 28, 2025	February 29, 2024	Change %

General and administrative expenses	$150,730	$77,057	96%
Depreciation	358,319	457,901	(22%	)
Professional fees	318,969	303,390	5%
Investor relations	26,400	141,560	(81%	)
Insurance	55,395	78,828	(30%	)
Officers compensation	878,778	420,533	109%
Directors compensation	125,910	26,400	377%
Employee shareholder compensation	367,108	257,196	43%
Change in fair value of cryptocurrency	(59,046)	(76,591)	(23%	)

Total operating expenses	$2,222,563	$1,686,295	32%

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The higher level of operating expenses in the 2025 period as compared to the 2024 period is primarily attributable to increased officer, director, and employee/shareholder compensation that we began accruing as of September 1, 2024. Specifically, we issued two of our officers 500,000 shares of common stock (pre-split) on September 1, 2024, each as partial compensation for fiscal 2025 officer services, and we began accruing additional cash and share compensation for our officers as of September 1, 2024, the cash portion of which is not payable until we have sufficient liquidity. The total cash accrual to officers and employee/shareholders is $195,000 per quarter. We also adopted a stock compensation package, beginning September 1, 2024, under which we accrue 615,000 shares (pre-split) per quarter for compensation to officers and employees, including for board and board committee service (the “Stock Compensation Package”). All shares issued during the 2025 period were valued at $0.289 per share based on a third party valuation of our shares.

Operating expenses were also adversely impacted in the 2025 period by increased general and administrative expenses and a lower gain from changes in the fair value of cryptocurrency. Operating expenses were positively impacted by decreased depreciation expense, investor relations expenses, and insurance.

We expect that operating expenses will trend materially higher in future periods as we begin paying regular compensation to existing officers and directors, hire additional employees, and incur other costs, such as increased depreciation expense due to the addition of new mining equipment.

Other Income (Expense)

During the six months ended February 28, 2025, we incurred ($333,988) in other expenses, net, as compared to ($571,931) of other expenses, net, in the six months ended February 29, 2024. Interest expense was $128,931 in the six months ended February 28, 2025, as compared to $153,699 in the six months ended February 29, 2024. Other expenses in the 2025 period were impacted by a bad debt expense of $124,815 taken in regard to our note receivable from ROC Digital during the 2025 period and a loss on extinguishment of debt of $80,961 taken in regard to our Hashrate Sale Agreement (“HSA”) with Luxor. Other expenses in the 2024 period were impacted by a loss on extinguishment of debt of $221,208 relating to a different financing with Luxor, a loss of $111,773 from our investment in ROC Digital in the 2024 period as compared to $-0- in the 2025 period, and loss on change in derivative liability of $114,835 in 2024 as compared to $-0- in 2025.

On May 22, 2025, we entered into a Master Hashrate Purchase and Sale Agreement (the “Master Agreement”) with Luxor, pursuant to which we agreed to purchase the daily hashrate for the remaining duration of the HSA; thereby effectively discharging our obligation to Luxor under the HSA. Pursuant to the Master Agreement, we paid Luxor $706,833, representing 8.1576 bitcoins, less the margin held by Luxor on our behalf, which reflects the transaction value of the remaining hashrate we were obligated to deliver to Luxor under the HSA.

Net (Loss) Attributable to Common Stockholders

As a result of the foregoing, during the six months ended February 28, 2025, we incurred a net loss attributable to common stockholders of $5,092,277, or $(0.12) per share, as compared to a net loss attributable to common stockholders of $1,830,522, or $(0.04) per share, during the six months ended February 29, 2024. The increase in our net loss in the six months ended February 28, 2025 compared to the six months ended February 29, 2024 is attributable to the factors discussed above, as well as a one-time deemed dividend that we incurred during the six months ended February 28, 2025 as a result of the reduction in the conversion price of the Series A Convertible Preferred Stock to $0.20 per share from $0.575 per share. The reduction of the conversion price of the Series A Preferred resulted in the holders thereof being entitled to an additional 14,803,239 shares of common stock if all of the Series A Preferred were converted into common stock. As a result, under the guidelines of ASC 470 we recorded a one-time deemed dividend charge of $2,960,648 for the value of the extra shares issuable under the Series A Preferred, all of which were valued at $0.20 per share based upon a valuation study performed by an accredited third party valuation firm.

Non-GAAP Financial Measures

We have included in some of our press releases, measures of financial performance that are not defined by GAAP. We believe that these measures provide useful information to investors. For each of these non-GAAP financial measures, we provide a reconciliation of the difference between the non-GAAP measure and the comparable GAAP measure and an explanation of why we believe the non-GAAP measure provides useful information to investors.

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Liquidity and Capital Resources

Liquidity: As of February 28, 2025, we had $482,951 in cash on hand. During the six months ended February 28, 2025, we had a net loss of ($2,131,629) and a net loss attributable to common stockholders of ($5,092,277) due to a one-time deemed dividend of $2,960,648 to our Series A Convertible Preferred Stockholders as a result of a resetting of its conversion terms. Our primary requirements for liquidity and capital are working capital, capital expenditures, loan payments, public company costs, and general corporate needs. We expect these needs to continue as we further develop and grow our business. For the year ended August 31, 2024, and the six months ended February 28, 2025, our primary sources of liquidity came from existing cash and cash equivalents, bitcoin and proceeds, loans received under two equipment financing transactions with Luxor, and loans received under a line of credit with IDI, as described below in “—Related Party Transactions – Line of Credit from IDI.”

As amended, the LOC Agreement allows us to borrow up to $2,300,000 thereunder until December 1, 2024. Each draw request is subject to the approval of IDI in its sole discretion. As amended, all principal and interest due under the LOC Agreement was due and payable on December 1, 2024, provided that we have the right to extend the maturity date for six monthly periods in consideration for an extension fee of $25,000 per extension. We exercised our right to extend the maturity date of the loan on December 1, 2024, January 1, 2025, February 1 2025, March 1, 2025, and April 1 2025. However, the $25,000 extension fee was never accrued or paid; consequently, we executed an amendment with IDI on May 21, 2025, pursuant to which the extension fee was waived and replaced with a payment of $150,000, payable by June 6, 2025, to the extent we do not complete our public offering. Pursuant to the amendment, the maturity date was also extended to August 15, 2025. As of the date of this prospectus, the amount due under the LOC Agreement was $1,875,000 in principal and approximately $444,540 in interest and extension fees. If this offering is successful, we have reached an agreement with IDI to restructure the loan as follows:

•	$1,000,000 of the debt will be converted into an unsecured term loan that bears interest at 12.5% per annum, provides for monthly payments of interest only until December 1, 2026 at which time all principal and unpaid interest are due;

•	approximately $600,000 of the debt will be exchanged for equal amount of loan receivable from ROC Digital; and

•	the balance of the debt will be converted into common stock at the public offering price. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

We have also reached an agreement with IDI and Jonathan Bates, our chief executive officer, under which they would convert all of their shares of Series A and B Convertible Preferred Stock into common stock at their existing conversion prices upon consummation of this offering. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

We believe that cash on hand, expected receipts from the sale of equipment, and revenue from self-mining will provide us with sufficient liquidity to fund our operations for the next 12 months. As of the date of this prospectus, we owned approximately 4,700 miners, which includes 3,000 miners acquired during the first quarter of fiscal 2025, and which should significantly boost revenues in fiscal 2025 over 2024 levels. Other potential sources of revenue that we may receive include equity distributions from the ROC Digital joint venture.

Nevertheless, while we do not believe we need additional capital to maintain operations as they currently exist, we will need additional capital to begin paying market compensation to our officers and employees, and expand our digital asset hosting and mining business and take advantage of opportunities in the marketplace that currently exist due to the recent decline in digital asset prices. Therefore, we are also exploring alternatives, including the potential issuance of common stock in a private placement, and the issuance of convertible notes or preferred stock. There is no assurance that we will be able to raise additional capital or that the terms of any capital raise are not dilutive to current shareholders or carry other terms that are unfavorable to us and our shareholders.

Cash Flow: The following table sets forth the major sources and uses of cash for the two fiscal years ended August 31, 2024 and 2023, and for the six months ended February 28, 2025 and February 29, 2024:

	Six Months ended		Year ended August 31,
	February 28, 2025	February 29, 2024	2024	2023
Net Loss	$(2,131,629)	$(1,830,522)	$(3,292,503)	$(2,464,884)
Net cash used in operating activities	(310,144)	(204,304)	(28,753)	(809,715)
Net cash used in investing activities	(18,000)	(48,946)	(67,525)	(612,288)
Net cash provided by financing activities	482,951	325,000	325,00	1,300,000
Net increase in cash	$(16,319)	$71,749	$228,723	$(122,003)

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Operating Activities

Our mining and hosting operations generate non-cash revenue in the form of bitcoin, which we have historically sold to pay operating expenses or conveyed in kind to certain vendors to pay expenses. For the years ended August 31, 2024 and 2023, cash flows used in operating activities were $28,753 and $809,715, respectively. The substantial decrease in cash used in operating activities for fiscal 2024 compared to fiscal 2023 is primarily attributable to a material decrease in the operating loss in 2024 compared to 2023 after excluding non-cash items in both periods, which include depreciation, stock based compensation and impairment of fixed assets and changes in balance sheet accounts, such as accounts payable, accrued expenses, accrued interest, and notes receivable.

Cash flows used in operating activities were $310,144 for the six months ended February 28, 2025 compared to cash flows used in operating activities of $204,304 for the six months ended February 29, 2024. The increase in cash flows used in operating activities for the six months ended February 28, 2025 was primarily attributable a change in various balance sheet accounts in 2025 compared to 2024. Major factors that positively impacted our cash flow from operations in 2025 as compared to 2024 included an increase in non-cash stock-based compensation to $671,779 in the 2025 period as compared to $554,931 in the 2024 period; an increase in accrued officer compensation of $745,470 in the 2025 period, as compared to $-0- in the 2024 period; a bad debt expense of $124,815 relating to our note receivable from ROC Digital in the 2025 period, as compared to $-0- in the 2024 period; and an increase in accounts payable and accrued expenses of $360,000 in the 2025 period as compared to an increase in accounts payable and accrued expenses of $328,835 in the 2024 period. Major factors that negatively impacted our cash flow from operations in 2025 as compared to 2024 included a reduction in depreciation to $358,319 in the 2025 period from $457,901 in the 2024 period; non-cash charges taken in 2024 for a change in a derivative liability of $114,835; and a loss on our investment in ROC Digital of $111,773 which did not occur in the 2025 period.

Investing Activities

Cash flows used in investing activities were $67,525 for the year ended August 31, 2024 compared to cash flows used in investing activities of $612,288 for the year ended August 31, 2023. Cash flows used in investing activities consisted mostly of purchases of equipment in the 2024 and 2023 periods.

Cash flows used in investing activities were $18,000 for the six months ended February 28, 2025 compared to cash flows used in investing activities of $48,946 for the six months ended February 29, 2024. Cash flows used in investing activities primarily consisted of purchases of equipment in the 2025 and 2024 periods, offset by a distribution of $8,408 received from ROC Digital in the 2024 period.

Financing Activities

Cash flows provided by financing activities were $325,000 for the year ended August 31, 2024 compared to cash flows provided by financing activities of $1,300,000 for the year ended August 31, 2023. All of the financing cash flows in both 2023 and 2024 were provided by related party loans from IDI.

Cash flows provided by financing activities were $311,825 for the six months ended February 28, 2025 compared to cash flows provided by financing activities of $325,000 for the six months ended February 29, 2024. The cash flows provided by financing activities in both the 2025 and 2024 periods included $250,000 and $325,000, respectively, of advances under a line of credit with Innovative Digital Investors Emerging Technology, L.P. (“IDI”), a limited partnership controlled by Jonathan Bates, our Chairman, and Raymond Mow, our chief financial officer. In the six months ended February 28, 2025, we also received $200,000 from an investment by IDI in our Series B Convertible Preferred Stock and a $25,000 payment made to accelerate the vesting date of 150,000 shares of Series A Convertible Preferred Stock that had been issued for officer services. In the six months ended February 28, 2025, cash flows from financing activities were negatively impacted by loan repayments of $163,175 under a financing agreement with Luxor.

On May 22, 2025, we entered into a Master Hashrate Purchase and Sale Agreement (the “Master Agreement”) with Luxor, pursuant to which we agreed to purchase the daily hashrate for the remaining duration of our HSA with Luxor; thereby effectively discharging our obligation to Luxor under the HSA. Pursuant to the Master Agreement, we paid Luxor $706,833, representing 8.1576 bitcoins, less the margin held by Luxor on our behalf, which reflects the transaction value of the remaining hashrate we were obligated to deliver to Luxor under the HSA.

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Bitcoin Holdings

At August 31, 2024, we held approximately .25731 bitcoin with a fair market value of $14,966 on the balance sheet. All of the bitcoin were classified as “Cryptocurrencies” on the balance sheet. The quoted market value of a single bitcoin as of August 31, 2024 was approximately $58,989. During the year ended August 31, 2023, we incurred an impairment charge on cryptocurrency of $3,523 due to the decline in the market price of cryptocurrency.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, and results of operations, liquidity or capital resources.

Related Party Transactions

Line of Credit from IDI

On October 19, 2022, we entered into a Line of Credit Agreement (as amended, the “LOC Agreement”) with IDI, a limited partnership controlled by Jonathan Bates, our Chief Executive Officer and Chairman, and Raymond Mow, our Chief Financial Officer and a Director. The LOC Agreement provided for loans of up to $1,000,000 at our request to finance the purchase of equipment necessary for the operation of our business, and related working capital. Loans under the LOC Agreement accrue interest at 12% per annum, compounded on a 30/360 monthly basis until the loans have been repaid in full. We had the right to submit draw requests under the LOC Agreement until April 15, 2023. Each draw request is subject to the approval of IDI in its sole discretion. The amount drawn, plus all accrued interest therein, was originally repayable in full on December 1, 2023.

Effective May 13, 2023, we and IDI amended and restated the LOC Agreement to increase the amount that we may borrow thereunder to $1,750,000, extended the date by which we could borrow funds thereunder to December 1, 2023, and extended the maturity date to December 1, 2024. Simultaneously with the extension, we borrowed an additional $500,000, primarily to fund the purchase of ASIC miners. Effective November 4, 2024, we and IDI amended the LOC Agreement to increase the amount that we may borrow thereunder to $2,300,000. In addition, IDI agreed that we have the right to extend the maturity date for six monthly periods in consideration for an extension fee of $25,000 for each monthly extension, which will be added to the balance due thereunder. In addition, IDI was granted the right to convert 11,500,000 shares of common stock it owns into 2,300 shares of Series B Convertible Preferred Stock. In consideration for the above the amendments, IDI agreed to approve a new draw under the line of credit of $250,000 and to purchase an additional 200 shares of Series B Convertible Preferred Stock for $200,000, for net new financing to us of $450,000.

As of the date of this prospectus, the principal amount due IDI under the LOC Agreement was $1,875,000, and we had exercised our right to extend the maturity date of the loan. As of the date of this prospectus, we had not made any payment of principal or accrued interest under the LOC Agreement since its inception, and, as a result, the current outstanding principal and amount of accrued interest represents the largest aggregate amount outstanding since our entry into the LOC Agreement. The $25,000 extension fee was also never accrued or paid; consequently, we executed an amendment with IDI on May 21, 2025, pursuant to which the extension fee was waived and replaced with a payment of $150,000, payable by June 6, 2025, to the extent we do not complete our public offering. Pursuant to the amendment, the maturity date was also extended to August 15, 2025.

Mr. Bates directly and indirectly owns approximately 10% of IDI and therefore has an indirect interest in 10% of the amount due under the LOC Agreement. In addition, Mr. Bates and Mr. Mow are officers of the general partner of IDI, which is entitled to an annual management fee of 0% on the net assets of IDI and an annual performance allocation of 30% on the increase in the net asset value of IDI.

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Transactions with ROC Digital Mining I, LLC

In October 2022, we entered into a joint venture arrangement with ROC Digital to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers, and cash with an aggregate value of $987,429 as a capital contribution to ROC Digital. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and is payable pursuant to monthly payments of $31,203.64 per month until May 31, 2026. The note is secured by the equipment that was sold. As of August 31, 2023 and August 31, 2024, the note receivable from ROC Digital amounted to $1,029,721 and $655,277, respectively. We own approximately 30% of ROC Digital and 33 1/3% of ROC Manager, the manager of ROC Digital.

We also obtained the right to locate one container at the location that we would be able to use for self-mining. Under our hosting agreement with ROC Digital, we located one immersion container at the site for $500 per month, plus payment of our pro rata share of electricity, internet and insurance for the site. Under the hosting agreement, we also agreed to contribute $100,000 toward the electricity deposit for the site, which is refundable to us at the earlier of the date the electricity provider releases the deposit or 90 days after the expiration or termination of the hosting agreement. The hosting agreement has a term of one year, subject to our right to renew the agreement for two one year terms after receipt of notice of the renewal terms of the joint venture’s electricity supply agreement for the upcoming year. In April 2024, we exercised our right to extend the hosting agreement for an additional year running from May 2024 to April 30, 2025. As of the date of this prospectus, the hosting agreement with ROC Digital has not been extended, and we are currently operating on a month-to-month basis.

John Kelly, a director, owns approximately 49% of ROC Digital. Mr. Kelly also owns 33 1/3% of ROC Manager, and serves as a manager of ROC Manager.

Transactions with Rykor Energy Solutions, LLC

In May 2024, we brokered the sale of 20 transformers to Rykor Energy Solutions, LLC (“Rykor”). The total sales price of the transformers is approximately $1,407,000 and our total cost is expected to be $1,340,000. Rykor owns 133,600 shares of our common stock and as a result is the beneficial owner of approximately 6.7% of our common stock. Subsequent to August 31, 2024, by mutual agreement, the order was reduced to ten transformers instead of 20 transformers. These units were delivered and we recorded revenue of $703,500 with a cost of sales of $670,000 resulting in a profit of $33,500.

John Kelly, a director, is also a shareholder and officer of Rykor.

Critical Accounting Estimates

General

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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We describe in this section certain critical accounting policies that require us to make significant estimates, assumptions and judgments. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the financial statements. For further information on the critical accounting policies, see Note 1 of the Financial Statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to the calculation of stock-based compensation, collectability of notes receivable, useful lives and recoverability of long-lived assets, depreciation methods, income taxes and contingencies. We base our estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. There have been no material changes to our accounting estimates since our financial statements for the fiscal year ended August 31, 2024.

Revenue Recognition

On July 1, 2018, we adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Results for reporting periods beginning after January 1, 2018, are presented under ASC 606.

Revenues from digital currency mining – General

We recognize revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer;
•	Step 2: Identify the performance obligations in the contract;
•	Step 3: Determine the transaction price;
•	Step 4: Allocate the transaction price to the performance obligations in the contract; and
•	Step 5: Recognize revenue when we satisfy a performance obligation.

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Step 1: We enter into a contract with a bitcoin mining pool operator (i.e., the customer) to provide hash calculation services to the mining pool. We only utilize pool operators that determine awards under the Full Pay-Per-Share method (the “FPPS method”). The contracts are terminable at any time by either party without penalty and our enforceable right to compensation only begins when we start providing hash calculation services to the mining pool operator (which occurs daily at midnight Universal Time Coordinated (UTC)). In general, mining revenue for industry participants consists of two parts, (1) the block reward (current bitcoin block reward is 3.125 bitcoin) paid by the network to the miner for successfully mining a block, and (2) the transaction fees paid by the users to the miner for successfully mining a block. When a mining pool successfully finds a block, it is awarded all of the transaction fees in that block and the reward from the network. Under the FPPS method utilized by us, we are entitled to an award of bitcoin equal to the expected reward per block over the measurement period of midnight-to-midnight UTC time based on the hash calculation services provided to the pool during the measurement period. We are also entitled to an aware of transaction fees per block based on the average of the transaction fees over the latest 144 blocks, each of which is about 10 minutes, and the total of 144 blocks equals one day. At the end of each day that runs from midnight-to-midnight UTC time, the pool operator calculates the pool participant’s expected block reward and transaction fees for the day based on the hash calculation services provided by the pool participant that day, less net digital asset fees due to the mining pool operator over the measurement period. The actual reward to us each day is based on the number of blocks we should have hypothetically mined during the measurement period based on the hash calculation services provided to the pool by us during the measurement period and the prevailing difficulty index, and is not based on the actual rewards received by the pool during the measurement period, which may be higher or lower than the expected rewards during such period. Applying the criteria per ASC 606-10-25-1, the contract arises at the point that we provide hash calculation services to the mining pool operator, which is the beginning of each contract day at midnight UTC (contract inception), because customer consumption is in tandem with daily delivery of the hash calculation services. Providing hash calculation services to mining pools is an output of our ordinary activities, and an enforceable right to compensation begins when, and continues as long as, such services are provided.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, we have a single performance obligation in providing hash calculation services (i.e., hashrate) to the mining pool operator (i.e., customer). The performance obligation of hash calculation services is fulfilled daily over-time, as opposed to a point in time, because we provide the hashrate throughout the day and the customer simultaneously obtains control of it and uses the asset to produce bitcoin. We have full control of the mining equipment utilized in the mining pool and if we determine it will increase or decrease the processing power of its machines and/or fleet (i.e., for repairs or when power costs are excessive) the hash calculation services provided to the customer will be reduced.

Step 3: The transaction consideration we earn is non-cash digital consideration in the form of bitcoin, which is based on the Full-Pay-Per-Share (“FPPS”) payout method under the contract with the pool operator. According to the customer contract, daily settlements are calculated from midnight-to-midnight UTC time, and the amount due in bitcoin is credited to our account shortly thereafter on the following day. The amount of bitcoin we are entitled to for providing hash calculations to the Customer's mining pool under the FPPS payout method is made up of block rewards and transaction fees less mining pool fees determined as follows:

•	The non-cash consideration calculated as a block reward over the continuously renewed contract periods is based on the total blocks expected to be generated on the bitcoin network for the daily 24-hour period beginning midnight UTC and ending 23:59:59 UTC in accordance with the following formula: the hash calculations that we provide to the Customer as a percent of the bitcoin betwork’s implied hash calculations as determined by the network difficulty, multiplied by the total bitcoin network block rewards expected to be generated for the same period.

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•	The non-cash consideration calculated as transaction fees paid by transaction requestors is based on the share of total actual fees paid over the continuously renewed contract periods beginning midnight UTC and ending 23:59:59 UTC in accordance with the following formula: total actual transaction fees generated on the bitcoin network during the contract period as a percent of total block rewards the bitcoin network actually generated during the same period, multiplied by the block rewards we earned for the same period noted above.

•	The sum of the block reward and transaction fees earned by us are reduced by mining pool fees charged by the customer for operating the mining pool based on a rate schedule per the mining pool contract. The mining pool fee is only incurred to the extent we perform hash calculations and generate revenue in accordance with the Customer’s payout formula during the continuously renewed contract periods beginning mid-night UTC and ending 23:59:59 UTC daily. During the year ending August 31, 2024, we utilized one mining pool for our self-mining operations, which charges 0.3% of the bitcoin payable to us as a pool management fee. This amount represents consideration paid to the customer and is thus reported as a reduction in revenue as we do not receive a distinct good or service from the mining pool operator in exchange.

There are no other forms of variable considerations, such as discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties, or other similar items.

The above non-cash consideration is variable in accordance with paragraphs ASC 606-10-32-5 to 606-10-32-7, since the amount of block reward earned depends on the amount of hash calculations we perform; the amount of transaction fees we are entitled to depends on the actual Bitcoin Network transaction fees over the same 24-hour period; and the operator fees for the same 24-hour period are variable since it is determined based on the total block rewards and transaction fees in accordance with the pool operator’s agreement. While the non-cash consideration is variable, we have the ability to estimate the variable consideration at contract inception with reasonable certainty without the risk of significant revenue reversal. We do not constrain this variable consideration because it is probable that a significant reversal in the amount of revenue recognized from the contract will not occur when the uncertainty is subsequently resolved and recognizes the non-cash consideration on the same day that control of the service is transferred, which is the same day as contract inception.

We measure the non-cash consideration based on the spot rate of bitcoin determined using our primary trading platform for bitcoin at mid-night UTC on the day of contract inception. We recognize non-cash consideration on the same day that control of the contracted service is transferred to the pool operator, which is the same day as the contract inception.

Step 4: The transaction price is allocated to the single performance obligation upon verification for the provision of hash calculation services to the mining pool operator. There is a single performance obligation (i.e., hash calculation services or hashrate) for the contract; therefore, all consideration from the mining pool operator is allocated to this single performance obligation.

Step 5: Our performance is complete in transferring the hash calculation services over-time (midnight to midnight UTC) to the customer and the customer obtains control of that asset.

In exchange for providing hash calculation services, we are entitled to the expected bitcoin awards earned over the measurement period, plus the expected global transaction fee rewards for the respective measurement period, less net digital asset fees due to the mining pool operator over the measurement period. The transaction consideration we receive is non-cash consideration, in the form of bitcoin. Prior to March 1, 2024, we measured the bitcoin at the closing U.S. dollar spot rate at the end of the date earned (midnight UTC). As of March 1, 2024, we began measuring the bitcoin at the opening U.S. dollar spot rate at the beginning of the date earned (midnight UTC). The change in method of calculating revenues from bitcoin mining did not result in material change in the revenues reported.

There are no deferred revenues or other liability obligations recorded by us since there are no payments in advance of the performance. At the end of the 24 hour “midnight-to-midnight” period, there are no remaining performance obligations.

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During the year ending August 31, 2024, we utilized one mining pool for our self-mining operations, which charges 0.3% of the bitcoin payable to us as a pool management fee.

Revenues from hosting

We provide energized space to customers who locate their equipment within our co-hosting facility. The equipment generating the hosting revenue is owned by the customer. We give hosting customers the option of having all mining proceeds paid into a cold wallet address in our name, which case we pays the hosting client its share of mining awards on a daily basis, or having all mining awards sent to an account of the customer, in which case we bill the customer monthly for any hosting fee that is contingent on the amount of the client’s award. All performance obligations are achieved simultaneously by providing the hosting environment for the customers’ operations. Hosting revenues consist of amounts billed in U.S. dollars for electricity and other fees, and a percentage of cryptocurrency generated by the client’s hosting activities. With regard to hosting revenues that are billed in U.S. dollars, revenues are recorded at the time of invoicing. With regard to hosting revenues that are based on a percentage of cryptocurrency generated by the customer, revenues are recorded based on our share of cryptocurrency received from the mining pool on the date of receipt or invoicing.

Revenues from the sale of mining equipment

We record revenue from the resale of mining equipment we have purchased. Revenue for the sale of mining equipment is recognized under the guidelines of ASC 606.

Cash and cash equivalents

We consider all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

Cryptocurrency

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment quarterly, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, we have the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If we conclude otherwise, we are required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses, if the price of cryptocurrency increases, is not permitted. We classify cryptocurrencies as current assets because we reasonably expect to sell or exchange all cryptocurrencies within one quarter.

Cryptocurrency earned by us through our mining activities are included within operating activities on the accompanying statements of cash flows. The sales of digital currencies are included within investing activities in the accompanying statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the statements of operations and comprehensive income (loss). We account for our gains or losses in accordance with the moving weighted average method of accounting.

We hold our cryptocurrencies in an account at BitGo Trust (“BitGo”), a well-known bitcoin custodian, which we also use to liquidate our bitcoin when necessary. We also have an account with Gemini Trust Company, LLC, which is a qualified custodian regulated by the New York Department of Financial Services as a backup facility, and may hold bitcoin from time to time in a cold storage wallet. We use BitGo’s multi-signature feature for account access.

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Stock-based Compensation

We account for stock-based compensation using the fair value method following the guidance outlined in Section 718-10 of the FASB ASC for disclosure about stock-based compensation. This section requires a public entity to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which service is provided. No compensation cost is recognized for equity instruments for which service is not provided or rendered.

Related party transactions

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. In accordance with ASC 850, our financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business, as well as transactions that are eliminated in the preparation of the financial statements.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by ASC Topic 260, “Earnings per Share.” Basic earnings per common share calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. As of August 31, 2024, there were no common stock equivalents that were dilutive.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between depreciation which is deductible for tax purposes prior to being deductible for book purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future taxable income.

From time to time, we may have differences in computing the book and tax bases of property and equipment; reserves for bad debts; capitalized overhead included in inventories; bonus plan payables, and accrued wages to shareholders/employees. Deferred tax expense or benefit is the result of the changes in the deferred tax assets, net of the valuation reserve, and liabilities.

We account for income taxes in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 740 (“FASB ASC 740”), Income Taxes, which clarifies the accounting and disclosure requirements for uncertainty in tax positions. It requires a two-step approach to evaluate tax positions and determine if they should be recognized in the financial statements. The two-step approach involves recognizing any tax positions that are “more likely than not” to occur and then measuring those positions to determine if they are recognizable in the financial statements. Management regularly reviews and analyzes all tax positions and has determined that no uncertain tax positions requiring recognition have occurred.

In general, our income tax returns are subject to examination by the taxing authorities for three years after they were filed. We have not filed any tax returns.

Recent Accounting Pronouncements

All other newly issued accounting pronouncements, but not yet effective, have been deemed either immaterial or not applicable.

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BUSINESS

Company Overview

We are a digital asset and blockchain technology company that engages in the production or “mining” of bitcoin. Our long-term business strategy generally involves the accumulation of bitcoin for long-term investment, whether acquired by our bitcoin mining operations or from the proceeds of capital raising transactions. From time to time, subject to market conditions, we intend to (i) issue debt or equity securities or engage in other capital raising transactions with the objective of using the proceeds to purchase bitcoin, and (ii) expand our bitcoin mining operations and retain any bitcoin we generate to the extent it exceeds our working capital requirements. We intend to fund further bitcoin acquisitions and mining expansion primarily through issuances of common stock and fixed-income instruments, including debt, convertible notes and preferred stock. We may also finance our mining expansion by conservatively leveraging our bitcoin holdings.

Our primary business is mining bitcoin for our own account. At times, we have hosted third-party equipment in our data centers, but currently have no hosting clients. In addition to mining and holding bitcoin, we have explored, and in the future may further explore, adding business lines that support the growth of the bitcoin network. These may or may not be directly engaged in mining or the support of mining efforts. As favorable market conditions and opportunities arise, we plan to acquire additional bitcoin using cash flows from operations, as well as proceeds from financings.

We operate our miners at both our own data centers and at third-party data centers. Our company-owned facilities are specifically designed and constructed for housing advanced mining equipment that uses immersion cooling technology. Immersion cooling is the process of submerging computer components (or full servers) in a thermally, but not electrically, conductive liquid (dielectric coolant) allowing higher heat transfer performance than air and many other benefits, such as the elimination of corrosive elements in the open air such as dust particles. Manufacturers of immersion systems report that immersion cooling, as compared to air cooling, can reduce the energy costs associated with cooling a data center by up to 90% and can reduce the cost of operating servers by up to 10%. In addition, manufacturers of immersion systems report the cooler, dust-free environment provided by immersion cooling can extend the life of data center equipment when compared to an air-cooled environment.

We also generate revenues from the advantageous purchase and sale of equipment used for digital asset mining and hosting. We have relationships with some suppliers that enable us to acquire highly desired equipment at wholesale prices, which we sometimes resell to third parties. In most cases, resales of digital asset mining equipment have been to our hosting customers, which have the dual benefit of generating short-term gross profits from the equipment sale as well as growing the customer base of our hosting business.

Bitcoin Industry Overview

Bitcoin was first introduced in 2008 and was first introduced as a means of exchange in 2009. Bitcoin is a digital asset that is issued by and transmitted through the bitcoin protocol collectively maintained by a peer-to-peer network of decentralized user nodes. This network hosts a public transaction ledger, known as the bitcoin blockchain, on which bitcoin holdings and all validated transactions that have ever taken place on the bitcoin network are recorded. Balances of bitcoin are stored in individual “wallet” functions, which associate network public addresses with a “private key” that controls the transfer of bitcoin. The bitcoin blockchain can be updated without any single entity owning or operating the network. New bitcoin is created and allocated by the bitcoin protocol that governs bitcoin through a “mining” process that rewards users that validate transactions in the bitcoin blockchain. Validated transactions are added in “blocks” approximately every 10 minutes. The mining process serves to validate transactions and secure the bitcoin network. Mining is a competitive and costly operation that requires a large amount of computational power to solve complex mathematical algorithms. This expenditure of computing power is known as “proof of work.” To incentivize miners to incur the costs of mining bitcoin, the bitcoin protocol rewards miners that successfully validate a block of transactions with newly generated bitcoin.

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The method for creating new bitcoins is mathematically controlled in a manner so that the supply of bitcoins grows at a limited rate pursuant to a pre-set schedule. The bitcoin protocol limits the total issuance of bitcoin over time to 21 million. Blocks are mined on average every ten minutes, and therefore 144 blocks are mined per day on average. The number of bitcoins awarded for solving a new block is automatically halved every 210,000 blocks. The current fixed reward for solving a new block is 3.125 bitcoin per block. It is anticipated that the reward will decrease by half to 1.5625 bitcoin per block in April 2028. This deliberately controlled rate of bitcoin creation means that bitcoins cannot be devalued through excessive production unless the bitcoin network’s source code (and the underlying protocol for bitcoin issuance) is altered.

Bitcoin exists entirely in electronic form, as virtually irreversible public transaction ledger entries on the blockchain, and transactions in bitcoin are recorded and authenticated not by a central repository, but by a decentralized peer-to-peer network. Distributed blockchain technology is a decentralized and encrypted ledger that is designed to offer a secure, efficient, verifiable, and permanent way of storing records and other information without the need for intermediaries. This decentralization avoids certain threats common to centralized computer networks, such as denial of service attacks, and reduces the dependency of the bitcoin network on any single system.

While the bitcoin network as a whole is decentralized, the private keys used to access bitcoin balances are not widely distributed and are held on hardware (which can be physically controlled by the holder or by a third party such as a custodian) or via software programs on third-party servers. The loss of such private keys results in an inability to access, and the effective loss of, the corresponding bitcoin. Consequently, bitcoin holdings are susceptible to all of the risks inherent in holding any electronic data, such as power failure, data corruption, security breach, communication failure, and user error, among others. These risks, in turn, make bitcoin subject to theft, destruction, or loss of value from hackers, corruption, or technology-specific factors such as viruses that do not affect conventional fiat currency. In addition, the bitcoin network relies on open-source developers to maintain and improve the bitcoin protocol. Accordingly, bitcoin may be subject to protocol design changes, governance disputes such as “forked” protocols, competing protocols, and other open source-specific risks that do not affect conventional proprietary software.

Bitcoin can be used to pay for goods and services, or it can be converted to fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on bitcoin trading platforms, which operate 24-hours-a-day, 7-days-a-week and are not regulated in as comprehensive a manner as traditional securities exchanges. As a result, trading on these markets is likely more subject to manipulation than on securities markets regulated by the SEC. In addition to these platforms, over-the-counter markets and derivatives markets for bitcoin also exist; however, these markets are still maturing and many are unregulated.

Users of bitcoin believe that it offers several advantages over traditional (also known as “fiat”) currency, including:

•	Acting as a fraud deterrent, as digital assets recorded on a blockchain are virtually impossible to counterfeit, reverse, or modify;

•	Immediate settlement;

•	Elimination of counterparty risk;

•	No requirement for a trusted intermediary;

•	Lower transaction fees;

•	Identity theft prevention;

•	Universal accessibility;

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•	Transaction verification and confirmation processes that prevent double spending;

•	Decentralized mining at any time of day without any central authority (governments or financial institutions); and

•	Universal value.

As with many new and emerging technologies, there are potentially significant risks. Businesses (including ours) which are seeking to develop, promote, adopt, transact or rely upon blockchain technologies and cryptocurrencies have a limited track record and operate within an untested new environment. These risks are not only related to the businesses that we pursue, but the sector and industry as a whole, as well as the entirety of the concept behind blockchain and cryptocurrency as value. Factors such as access to computer processing capacity, interconnectivity, electricity cost, environmental factors (such as cooling capacity), and location play an important role in “mining,” which is the term for using the specialized computers in connection with the blockchain for the creation of new units of cryptocurrency.

Bitcoin Mining

Mining requires the use of specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the bitcoin blockchain (in a process known as “solving a block”) in exchange for digital asset rewards, in a process known as “mining.” These rewards of digital assets can be sold profitably when the sale price of the digital asset exceeds the cost of “mining,” which generally consists of the cost of mining hardware, the cost of the electrical power to operate the equipment, and other facility costs to house and operate the equipment.

Mining processing power is generally referred to as “hashing power.” A “hash” is the computation run by mining hardware in support of the blockchain. A miner’s “hashrate” refers to the rate at which it is capable of solving such computations per second. Miners with higher rated hashrates when operating at maximum efficiency have a higher chance of completing a block in the blockchain and receiving a digital asset reward.

Currently, the likelihood that an individual mining participant acting alone will solve a block and be awarded a digital asset is extremely low. As a result, to maximize the opportunities to receive a reward, most miners have joined with other miners in “mining pools” where the computing power of each pool participant is coordinated to complete the block on the blockchain and mining rewards are distributed to participants in accordance with the rules of the mining pool. Fees payable to the operator of the pool vary but can be as much as 2% of the reward earned and are deducted from the amounts earned by each pool participant. We only participate in mining pools which pay rewards on the “Full-Pay-Per-Share Method,” where the amount paid each day is based on the theoretical reward the pool participant should have received that day based on its hashing power contributed to the pool multiplied by the difficulty index. Mining pools are subject to various risks including connection issues, outages and other disruptions which can impact the quantity of digital assets earned by participants.

Key Factors Affecting Our Performance

Market Price of Digital Assets

Our business is heavily dependent on the spot price of bitcoin, as well as other digital assets. The prices of digital assets, specifically bitcoin, have experienced substantial volatility, which may reflect “bubble” type volatility, meaning that high or low prices may have little or no relationship to identifiable market forces, may be subject to rapidly changing investor sentiment, and may be influenced by factors such as technology, regulatory void or changes, bad actors, manipulation, and media reporting. Bitcoin (as well as other digital assets) may have value based on various factors, including their acceptance as a means of exchange by consumers and others, scarcity, and market demand.

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Our financial performance and growth depend in large part on our ability to mine for digital assets profitably. Increases in power costs, an inability to mine digital assets efficiently, and increases in the difficulty index due to the addition of more hash power to the network will reduce our operating margins, may harm our growth prospects, and could have a material adverse effect on our business, financial condition and results of operations. Over time, there has been a positive trend in the total market capitalization of digital assets which suggests increased adoption. However, historical trends are not indicative of future adoption, and it is possible that the adoption of digital assets and blockchain technology may slow, take longer to develop, or never be broadly adopted, any of which would negatively impact our business and operating results.

Network Hashrate and Difficulty Index

Generally, a bitcoin mining rig’s chance of solving a block on the bitcoin blockchain and earning a bitcoin reward is a function of the mining rig’s hashrate relative to the global network hashrate (i.e., the aggregate amount of computing power devoted to supporting the bitcoin blockchain at a given time). As demand for bitcoin increases, the price of bitcoin increases which often causes the global network hashrate to rapidly increase through the addition of more and better miners to the system. Further, as more and increasingly powerful mining rigs are deployed, the network difficulty for bitcoin increases. Network difficulty is a measure of how difficult it is to solve a block on the bitcoin blockchain, which is adjusted every 2,016 blocks, or approximately every two weeks, so that the average time between each block is approximately ten minutes. A high difficulty index means that it will take more computing power to solve a block and earn a new bitcoin reward, meaning a miner’s share of the global network hashrate (and therefore its chance of earning bitcoin rewards) will decline if it fails to deploy additional hashrate at pace with the industry.

Halving

Further affecting the industry, and particularly for the bitcoin blockchain, the digital asset reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in digital assets using a proof of work consensus algorithm. At a predetermined block, the mining reward is reduced by half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block. The bitcoin blockchain has undergone halvings four times since its inception as follows: (1) on November 28, 2012, at block height 210,000; (2) on July 9, 2016, at block height 420,000; (3) on May 11, 2020, at block height 630,000; and (4) on April 19, 2024, at a block height of 840,000, when the reward was reduced to its current level of 3.125 bitcoin per block. The next halving for the bitcoin blockchain is currently anticipated to occur in 2028 at block height 1,050,000. Halvings will continue to occur until the total amount of bitcoin currency rewards issued reaches approximately 21 million and the theoretical supply of new bitcoin is exhausted, which is expected to occur around the year 2140. Since the price of bitcoin is not adjusted proportionally after the halving, that means that each miner will produce exactly half the amount of bitcoin as it did prior to the halving from the same amount of processing power. This directly impacts the profitability of a miner immediately after the halving. Historically, halving events have also been the impetus for an increase in the price of bitcoin as the reduced rate of growth of bitcoin increases the scarcity of the asset, while the reduction in the rewards from mining causes miners to retire their less efficient miners.

Electricity Costs

Electricity cost is the major operating cost for the mining fleet, both to power miners and to dissipate the heat generated by the miners’ operations, as well as for the hosting services provided to customers and related parties. As a result, our ability to locate and select sites for our data centers that are able to obtain low-cost electricity, or our ability to negotiate contracts with third party data centers that have low-cost electricity, is key to our success.

Equipment Costs

In the past, the demand for and prices of the newest, most efficient miners and hosting equipment has been heavily influenced by increases in the price of bitcoin, sometimes leading to scarcity in the supply of miners and hosting equipment. When the market value of digital assets declined in 2022 and 2023, the demand for all types of miners also decreased. In 2024, when the price of bitcoin generally rose, the price of much equipment also rose. As a result, the cost of new machines can be unpredictable. Our ability to secure the necessary equipment in a timely manner, while maintaining proper cost controls, will be integral to our success.

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Our Facilities and Operations

Trinidad Operations

We initially decided to locate our initial facilities in Trinidad, because Trinidad has some of the cheapest electricity in the world due to its abundant supplies of oil and gas and because some of our technical staff is located there. We have entered into an agreement with Telecommunications Services of Trinidad & Tobago Limited (“TSTT”), the largest and oldest telecom company in Trinidad, to co-locate up to 125 800 kW containers for hosting digital asset miners. TSTT has numerous potential locations for co-location of our containers. Under the agreement, we have the option, but not the obligation, to co-locate containers at our own pace. We pay a fixed amount per container, plus the actual electricity costs incurred by our containers in the amount billed to TSTT by the local utility without any markup. The agreement provides that our hosting containers will be billed for electricity usage at the local utility’s standard rates, which is the greater of 3.5 cents per kWh or 75% of the declared reserve capacity, which is equal to the customer’s highest expected monthly kilovolt-ampere demand at $7.40. The term of the agreement expires on October 14, 2031. We have the right to terminate our agreement with TSTT at any time that the price for electricity consumption exceeds $0.05 per kWh. Also, both parties have the right to terminate the agreement on one month notice to the other party in either the third or sixth year of the term.

We have one site with two containers operational in Trinidad. As of the date of this prospectus, the site had 465 miners located at the site, of which 315 were in operation. We have two additional unused containers in Trinidad and are evaluating other TSTT sites as a location for those containers, which we expect to have installed in the first calendar quarter of 2025. We are also leasing space from a third party on an at-will basis to co-host 60 miners, for which we pay a flat rate of $0.06 per kWh each month. We ultimately intend to move all of our miners in Trinidad to our TSTT hosting facilities.

We are currently focusing our efforts on the development of hosting centers in the United States and Canada, both directly and in joint ventures with third parties. We are exploring situations where medium to long-term power agreements may be available at affordable prices, whether using traditional power sources such as coal or natural gas, as well as environmentally friendly sources such as hydroelectric, wind and solar-backed projects, which might allow us to generate collateral revenue from the sale of excess power to the local utility grid and from the generation of saleable carbon credits.

Pecos, Texas Operations

In October 2022, we entered into a joint venture arrangement with ROC Digital Mining Manager LLC (“ROC Manager”) to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers, and cash with an aggregate value of $987,429 as a capital contribution to ROC Digital Mining I, LLC (the “ROC Digital”). An affiliate of ROC Manager also contributed an immersion container. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and is payable through monthly amortizing payments until May 31, 2026. We own approximately 30% of ROC Digital, and 33 1/3% of ROC Manager.

The Texas site became fully electrified in June 2023 and has six containers owned by the joint venture. The joint venture initially filled its six immersion containers with ASIC miners provided by hosting clients, although most of the hosting clients’ agreements terminated in April 2024. Currently, approximately five of the hosting containers owned by the joint venture are fully or partially occupied by clients, and the joint venture is aggressively trying to fill the remaining capacity with hosting clients. The joint venture also owns two immersion containers which are not installed, which we expect the joint venture to install if hosting demand warrants.

We have entered into a hosting agreement with ROC Digital under which we have located one immersion container at our Pecos, Texas data center. We pay $500 per month, plus our pro rata share of electricity, internet, and insurance for the site. The hosting agreement has a term of one year, subject to our right to renew the agreement for two one-year terms after receipt of notice of the renewal terms of the joint venture’s electricity supply agreement for the upcoming year. In April 2024, we renewed our hosting agreement for an additional year and have not extended it further as of the date of this prospectus; we are currently operating on a month-to-month basis. As of the date of this prospectus, we had deployed 145 Antminer S-19 pro miners to our hosting container at the site.

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Murray, Kentucky Operations

On October 4, 2023, we purchased 1,050 used ASIC miners from Luxor Technology Corporation (“Luxor”) for $488,775, and simultaneously entered into a Co-Location Services Agreement to host the miners at a hosting facility owned by Soluna SW, LLC (“Soluna”) in Murray, Kentucky. We subsequently added 45 ASIC miners in May 2024 that we purchased from Soluna for $10,000. The hosting agreement with Soluna had a term of 18 months, and provided that we are obligated to reimburse Soluna for the actual cost of the electricity used by our machines and pay a hosting fee equal to 50% of the net profit generated by the machines each month. The hosting fee is payable in bitcoin. The hosting facility has an electricity cost of $0.025 per kWh and guarantees uptime of 83% per week. On April 8, 2025, Soluna SW, LLC, elected not to renew its hosting agreement with us on the existing terms; consequently, on April 30, 2025, we terminated our engagement with Soluna SW, LLC. We sold 850 of the ASIC miners hosted by Soluna, SW LLC to a third party for $120,000 and plan to move the remaining 245 to the Silverton, Texas location.

Silverton, Texas Operations

In November 2024, we acquired 3,000 S-19j Pro computers from Luxor Technology Corporation for $1,035,000. All 3,000 computers were shipped to a hosting site in Silverton, Texas, for warranty testing; 2,900 remained in Silverton, Texas and 100 were shipped to our Trinidad data center upon the completion of testing. As of the date of this prospectus, approximately 2,712 of the acquired miners were operating, while approximately 180 did not satisfy the warranty and will be replaced with comparable miners.

Mining-As-A-Service (MaaS) and Bitcoin Treasury Consulting

Through our MaaS business model, we deliver end-to-end mining infrastructure and management to companies seeking direct bitcoin mining exposure without the operational burden. We plan to offer MaaS to companies that own bitcoin and wish to add bitcoin denominated revenue, in addition to bitcoin, as a core treasury holding. Our MaaS strategy includes (i) hardware and infrastructure: this involves the sale or lease of mining machines, as well as full deployment support; (ii) operational management: this involves full fleet oversight, uptime maximization, and mining pool payout optimization; and (iii) financial and compliance support: this involves providing GAAP-aligned reporting tools and treasury integration guidance.

Our bitcoin treasury consulting service helps companies strategically integrate bitcoin into their corporate treasury operations. This service provides guidance on how to acquire, store, manage, and account for bitcoin, as well as risk management and hedging strategies.

The following transactions provide insights into our MaaS and bitcoin treasury consulting services:

Machine Lease Agreement

On May 16, 2025, we entered into a Machine Lease Agreement (the “MLA”) with KULR Technology Group, Inc. (“KULR”) relating to the lease of 3,000 of our ASIC miners. Under the MLA, we leased 3,000 ASIC miners to KULR for the period from May 16, 2025 to December 31, 2025 for total lease payments of $3,200,000, with $1,600,000 payable at the inception of the contract and the remainder payable through five monthly payments of $320,000 each. The first monthly payment is due July 15, 2025, and other four payments are due on the 15th day of the next four calendar months. During the lease term, all bitcoin produced by the machines is payable to KULR, provided that if KULR fails to pay any monthly lease payment by the 20th day of the calendar month, we have the right to redirect bitcoin production from the miners to our wallet account until the lease payment has been satisfied, by valuing the bitcoin produced each day at the price of bitcoin at midnight Universal Time Coordinated (UTC) on that day. Under the MLA, we are responsible for any casualty loss of the miners, for insuring the miners against loss, for any repair or maintenance costs of the miners, for any hosting fees or electricity costs of the miners, and for any taxes assessed against the miners, including ad valorem property taxes. KULR is responsible for any mining pool fees charged by the mining pool in which the miners participate. We provided a down-time guarantee in the MLA, under which we are obligated to compensate KULR to the extent the operational down-time on any day exceeds one percent. The compensation payable by us is equal to the bitcoin that would have otherwise been mined by KULR on that day to the extent the down-time exceeds one percent, valued at the price of bitcoin at midnight UTC time on that day, less any rebates or credits received from the hosting firm of the miners that are passed through to KULR.

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Consulting and Services Agreement

We also executed a Consulting and Services Agreement (the “Consulting Agreement”) with KULR on May 16, 2025. Under the Consulting Agreement, we agreed to provide a variety of services to KULR relating to both the miners that are subject to the MLA and with regard to the bitcoin mining in general. In addition, we agreed to provide the following treasury management services to KULR under the Consulting Agreement: advice on security and custody solutions; regulatory and compliance expertise based on our experience, including GAAP revenue guidance and disclosure obligations; risk management and hedging strategies; techniques and strategies to maximize bitcoin exposure as a public company; customized treasury solutions; and proactive volatility management. KULR agreed to pay us $800,000 as compensation under the Consulting Agreement, of which $400,000 was payable at execution of the Consulting Agreement and the remaining $400,000 payable in five monthly payments of $80,000 each beginning on July 15, 2025, and continuing on the 15th day of the next four calendar months. The term of the Consulting Agreement is from May 16, 2025 to May 15, 2026.

Synthetic Bitcoin Mining

Synthetic bitcoin mining is a model that allows participants to gain exposure to bitcoin mining rewards without operating physical mining hardware. Participants purchase a miner’s hashrate via a contract where they make a one time payment (in either fiat currency or bitcoin) and receive daily bitcoin rewards for the duration of the contract. Essentially, participants or buyers aim to purchase hashrate at a discount to the expected future bitcoin payout.

We adopt a dual approach to synthetic bitcoin mining: (i) we act as a buyer when public miners pre-sell at discounted rates, and (ii) we pre-sell our own future hashrate to buyers and use the proceeds to fund new mining equipment without large upfront costs.

In deploying this strategy, we entered into a Hashrate Purchase Agreement with a third party on April 22, 2025, wherein they presold the hashrate from their miners to us for approximately $104,670. The contract is for one month and we are expecting to receive between $110,000 to $115,000 worth of bitcoin throughout the duration of the contract. We expect to continue this arrangement with the third party on a month-to-month basis; however, there can be no assurance that we will continue this arrangement.

Revenue Sources

Our revenue will consist primarily of bitcoin generated from our self-mining operations, and secondarily from mining equipment sales, MaaS, hashrate trading, and bitcoin treasury consulting. We also may generate revenue from hosting fees to the extent we enter into hosting contracts with third party miners.

•	Digital asset mining income. Mining revenue consists of two parts: (1) the block reward (current bitcoin block reward is 3.125 bitcoin) paid by the network to the miner for successfully mining a block, and (2) the transaction fees paid by the users to the miner for successfully mining a block. When a miner successfully finds a block, it is awarded all of the transaction fees in that block and the reward from the network.

•	Equipment sales. Equipment sales to customers and related parties is derived from our ability to leverage our ability to secure equipment at favorable prices, which is then sold to hosting customers and unrelated third parties.

•	MaaS. Revenue is generated from our ability to provide mining solutions to companies seeking direct bitcoin mining exposure without the operational burden.

•	Synthetic bitcoin mining. We adopt a dual approach: (i) we act as a buyer when public miners pre-sell at discounted rates, and (ii) we pre-sell our future hashrate to buyers.

•	Bitcoin treasury consulting. In exchange for a consulting fee, we provide advisory services to institutional bitcoin holders; by addressing custody, compliance, and hedging challenges.

•	Hosting revenue. Hosting revenue from customers and related parties is based on consumption-based contracts with our customers and related parties. Our typical agreement provides for full reimbursement of the customer’s share of electricity costs of the hosting facility, and a percentage of bitcoin generated by the customer’s activities. The percentage is negotiable on a case-by-case basis but is expected to average 25% of revenues. In addition, we may earn minor services revenue from equipment repairs and handling shipping logistics.

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We consider these all to be part of the same line of business. We do not have any fixed goals regarding the percentage of our data centers that we use for hosting third party miners versus the percentage that we use for self-mining. For mining or hosting equipment that we purchase, we also do not have any fixed goals regarding whether we utilize the equipment for our own account, sell it to a customer or other third party, or contribute it to a joint venture. We let market conditions and overall profitability analysis guide our decisions. When we host, we look for opportunities to profitably sell miners to the hosting client in a buy/host transaction. In some instances, we may resell data centers and electrical equipment if we are offered an attractive price and believe that we can replace it at a lower price and by the time we may need it for our internal operations. These decisions are dynamic and based on the overall market for all of the above.

Our decision to utilize the data center space for hosting versus self-mining will depend on the relative profitability of each segment at the time and whether we have the capital to invest in new miners for mining for our own account at the time. In recent years, the prices of miners have fluctuated widely due to supply and demand factors, and mining for our own account is less profitable when the price of miners is high due to the capital costs needed to acquire the miners. In addition, the margins from mining have also fluctuated widely in recent years due to wide fluctuations in the price of digital assets, fluctuations in the difficulty index, a recent halving event, and the electricity prices needed to mine digital assets.

We do not generally accept digital assets as payment for goods and services. However, we have agreed to accept digital assets as payment in some situations, and expect to enter into similar additional arrangements in the future. To the extent we agree to accept digital assets as payment, we intend to only accept bitcoin. We expect that most of our hosting contracts will provide that we receive a percentage of bitcoin mined by our hosting customers as partial payment for our hosting services, and the right to apply any bitcoin that is mined by our hosting client to overdue amounts under the hosting agreement.

We do not have a set policy in regard to how long we hold digital assets that we receive as payment, although to date our practice has been to immediately sell digital assets as needed to pay operating expenses or for capital expenditures. However, we expect to invest all of the net proceeds of this offering in bitcoin.

In the long term, we expect to either sell bitcoin or leverage our bitcoin holdings to expand our capacity to mine bitcoin by buying new miners and buying and installing new hosting equipment or exchanging or leveraging some of the bitcoin in order to gain exposure to other cryptocurrencies or for working capital and other general corporate purposes. The amounts and timing of these expenditures will depend on numerous factors, including the development of our current and future business initiatives.

Safekeeping of Digital Assets

Digital assets are each accessible and controllable only by the possessor of both the unique public key and private key associated with the digital asset, wherein the public and private keys are held in an offline or online digital wallet. To the extent a private key is lost, destroyed or otherwise compromised and no backup of the private key is available, we will be unable to access the applicable digital asset associated with that private key and the private key cannot be restored. As a result, any digital assets associated with such key could be irretrievably lost. Any loss of private keys relating to digital wallets used to store the applicable digital assets could have a material adverse effect on our business, financial condition, and results of operations. Digital asset transactions are also generally irreversible, such that if our public and private keys are stolen and the digital assets transferred without our consent, we would likely have no recourse to remedy the situation.

We do not currently hold any digital assets in an online wallet account. To reduce our risk, we hold substantially all of our digital assets at BitGo and a de minimis amount at Genesis, which we use as a backup to BitGo. We utilize several layers of fraud prevention techniques offered by BitGo which we believe makes it unlikely that our account credentials as BitGo could be compromised.

We have also onboarded Fidelity Digital Assets, with the intention of storing long-term digital assets held for investment and as collateral, with this custodian.

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Our Customers

Bitcoin is a global store of value and a medium of exchange used by people across the world as an asset and to conduct daily transactions. Mining bitcoin supports the global bitcoin blockchain and the millions of people that depend on it for economic security and other benefits. Strictly speaking, there is no customer market for mining bitcoin but we consider our mining pool operator to be our customer because it compensates us for providing processing power to the mining pool. We may enter into contracts with third party miners to use our hosting capacity, in which event the third-party miners are our customers. However, we decided not to renew all of our hosting clients in our fiscal fourth quarter of the fiscal year ended August 31, 2024, and are not actively seeking other hosting clients, as we believe it is more profitable to utilize our hosting capacity for our own miners.

We expect that customers of our MaaS will include companies seeking income streams from mining without managing hardware, thereby benefiting from our mining infrastructure. For our synthetic bitcoin mining service, we anticipate that clients will include other bitcoin mining companies or bitcoin traders looking for liquid, flexible access to mining-like returns through contract-based models. We expect that our bitcoin treasury consulting clients will be primarily businesses exploring strategic bitcoin allocation for hedging, portfolio diversification, or long-term growth.

Competition

We operate in a highly competitive industry with a growing number and scale of participants. Our bitcoin self-mining operations compete with mining operations throughout the world to complete new blocks on the blockchain and earn the reward in the form of bitcoin. We compete on the basis of our total number of miners, the degree of mining difficulty, the efficiency of our mining operations, the competitiveness of our energy costs, and the fiat value of the mining reward.

Miners of bitcoin historically ranged from individual enthusiasts and entrepreneurs to large public company mining operations. The vast majority of mining is now undertaken and further trending towards large-scale, industrial mining facilities. A mining pool is created when mining participants pool the processing power of their miners over a network and mine transactions together. Rewards are then distributed proportionately to the pool participants based on the work/hash power contributed to solving a block. Our self-mining operations also compete with non-digital asset operations for access to suitable real estate and access to affordable and dependable electric power. In addition to competing to solve new blocks, we compete to acquire new miners, to raise capital, to obtain access to facilities for the location of mining operations, and to develop or acquire new technologies. For our MaaS and synthetic bitcoin mining service, we will compete with other mining companies with established bitcoin mining infrastructure, and which offer contract-based mining exposure. In the bitcoin treasury consulting space, we expect our competitors to include a range of financial advisory firms, accounting specialists, and crypto-native consultancies that provide guidance for digital asset management.

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A number of public companies (traded in the United States, Canada, and internationally), such as the following, may be considered competitors to us:

•	Applied Digital Corp.;

•	Argo Blockchain PLC;

•	Bitdeer Technologies Group;

•	Bit Digital, Inc.;

•	Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd);

•	Cipher Mining Inc.;

•	Cleanspark, Inc.;

•	Core Scientific, Inc.;

•	Greenidge Generation Holding Inc.;

•	Hive Blockchain Technologies Inc.;

•	Hut 8 Corp. (including the merged operations of U.S. Bitcoin Corp.);

•	Iris Energy Ltd.;

•	Marathon Digital Holdings, Inc.;

•	Mawson Infrastructure Group Inc.;

•	Riot Platforms, Inc.;

•	Stronghold Digital Mining, Inc.; and

•	TeraWulf Inc.

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The bitcoin mining industry is a highly competitive and evolving industry and new competitors and/or emerging technologies could enter the market and affect our competitiveness in the future. Other market participants in the bitcoin mining industry include investors and speculators, retail users transacting in digital assets, and service companies that provide a variety of services, including buying, selling, payment processing, and storing of bitcoin. To continue to grow we will require sufficient additional capital to build additional facilities and to acquire new mining equipment and related infrastructure. Subject to raising additional capital, our bitcoin initiatives will compete with other industry participants that focus on investing in and securing the blockchains of bitcoin and other digital assets.

Regulation

We operate within a complex and rapidly evolving regulatory environment and are subject to a wide range of laws and regulations enacted by U.S. federal, state, and local governments, governmental agencies, and regulatory authorities, including the SEC, the Commodity Futures Trading Commission (the “CFTC”), the Federal Trade Commission (the “FTC”), and the Financial Crimes Enforcement network of the U.S. Department of Treasury (“FinCEN”), as well as similar agencies in other countries. Other regulatory bodies have demonstrated an interest in regulating or investigating companies engaged in blockchain or cryptocurrency businesses.

Presently, we do not believe any U.S. or state regulatory body has taken any action or position adverse to our main cryptocurrency, bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability.

Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to our business, or when they may be effective. While we anticipate that bitcoin mining will be an area of focus for regulators in 2025 and beyond, we cannot predict with certainty the impact regulations may have on our business or operations. As the regulatory and legal environment evolves, we may become subject to new laws and regulations by the SEC and other agencies, which may affect our mining operations and other activities. Additionally, state and local regulation of bitcoin mining is important with respect to where we conduct our mining operations. A substantial portion of our miners are located in Kentucky and Texas, which have generally favorable regulatory environments for bitcoin miners as compared to other states. However, we also have a data center and miners located in Trinidad, which has an uncertain regulatory environment. However, we may also become subject to additional regulatory requirements on a state and local level in the geographies in which we operate, and as we strategically expand our operations into new areas.

For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the Section entitled “Risk Factors” herein.

Environmental Issues

No significant pollution or other types of hazardous emission result from our direct operations and it is not anticipated that our operations will be materially affected by federal, state, or local provisions concerning environmental controls. Our costs of complying with environmental, health, and safety requirements have not historically been material.

Some local, state, and federal policymakers have expressed concerns over the high energy consumption of data centers, including bitcoin miners, and the ancillary effects on the environment from that energy consumption. Many media reports focus exclusively on the energy requirements of bitcoin mining and cite it as an environmental concern. We carefully monitor existing and pending climate change legislation, regulation, and international treaties or accords for any material effect on our business or markets that we serve, our operational results, our capital expenditures, or our financial position.

We purchase energy from the electrical grid, and as a result our energy mix will vary from period to period based on a variety of factors including weather, temperature, demand, and how the grid operator ultimately procures and utilizes energy resources. We do not currently have sufficient data to quantify the current energy mix at each of our sites, and any such data we receive is subject to the timing and details of the energy source mix information disclosed by our energy providers, including portions of the energy mix which is not disclosed by the energy providers.

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Hosting Equipment

Our focus is to build data centers using immersion hosting containers. In 2021 and 2022, we purchased a total of ten immersion hosting containers from Submer for an average of approximately $269,000 each. We have deployed or sold the immersion containers as follows:

•	We installed two of the immersion containers at our initial co-location facility in Trinidad.

•	In August 2022, we sold two immersion containers to a third party in Trinidad for $960,000, of which $910,000 was payable over 25 months with interest at 7.5% per annum. In July 2024, we repossessed the immersion containers. We are currently evaluating different TSTT locations at which to deploy these containers, and expect to reinstall them in the first calendar quarter of 2025.

•	In October 2022, we sold four immersion containers to the ROC Digital joint venture for $1,200,000, and made an equity contribution of one immersion container. Our equity contribution also included six GE Protec 1500 KVA transformers valued at $125,000 each.

•	Under our agreement with ROC Digital, we installed one container at the joint venture’s hosting site, which we are using for self- mining.

Although we originally bought our immersion containers with the intention of installing and operating them for proprietary mining or hosting third party miners, we elected to sell or contribute seven of the containers because we were offered an attractive price for them and because we did not have a suitable location to install them in the short-term. We have also shifted our focus to proprietary mining over hosting third-party miners because we believe that proprietary miner is more profitable use of our data center capacity. Following the repossession of two containers sold on credit, we currently own five immersion containers. While we do not have any agreements to purchase additional immersion containers from Submer, we believe that additional immersion containers are available for purchase from Submer or other vendors as we need them for additional hosting facilities.

Mining Equipment

Digital asset mining is dependent on specialized digital asset mining hardware utilizing application-specific integrated circuit (“ASIC”) chips to solve blocks on blockchains using the 256-bit secure hashing algorithm. Almost all of these miners are produced outside of the United States, mostly in China and Southeast Asia, by a few manufacturers, the largest of which is Bitmain Technologies, Ltd (“Bitmain”). Our principal supplier for miners has been Bitmain miners purchased through Luxor Technologies, LLC. Our mining business is highly dependent upon digital asset mining equipment suppliers such as Bitmain providing an adequate supply of new generation digital asset mining machines at economical prices to enable profitable mining by us and by third-party customers intending to purchase our hosting and other solutions.

We do not have any agreements for the acquisition of miners. To date, we have purchased miners opportunistically as they been available for sale in the “spot” market. Based on historical market activity, as the market value of digital assets increases, the demand for the newest, most efficient miners will also increase, leading to scarcity in the supply, and thereby a resulting increase in the price of miners. If we need to purchase miners in larger quantities in order to fill data center capacity, we have to enter into formal agreements with Bitmain or other suppliers. These agreements, like those of other miner manufacturers, generally require significant refundable deposits payable months in advance of delivery and additional advance payments in monthly installments thereafter. These agreements also contain other terms and conditions favorable to the manufacturer.

As of the date of this prospectus, we own a total of 3,875 miners. For our current inventory of miners, we paid an average of approximately $550 per machine, or $5.58 per terahash. Our current fleet of working miners has a j/TH efficiency of 31.8. We own a small number of less efficient machines, which are primarily in storage. We also own a small number of S-21's, with an efficiency of 18 j/TH. We hope and expect our machines in the future to be newer or current generation, with efficiency of 17-21 j/TH. We hope to slowly increase our fleet efficiency throughout calendar year 2025.

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Intellectual Property

We do not currently own any patents, trademarks, service marks or copyrights in connection with our existing and planned bitcoin mining-related operations.

Employees and Independent Contractors

As of the date of this prospectus, we had one employee and six independent contractors, which includes our officers who are performing services without a contract or compensation until we raise sufficient additional capital. We are accruing compensation with such officers based upon verbal agreements and will not be paid out of the proceeds of this offering, but may be paid from funds generated by the sale or leverage of our bitcoin assets to be acquired with the proceeds of this offering.

We have no collective bargaining agreements with our employees, and believe all independent contractor and employment agreements relationships are satisfactory. We hire independent contractors on an as-needed basis, and we may retain additional employees and independent contractors during the next 12 months, including additional executive management personnel with substantial experience in development business.

Legal Proceedings

From time to time, we may be involved in various disputes and litigation matters that arise in the ordinary course of business. We are not currently engaged in any material legal proceedings.

Corporate Information

A predecessor to us was incorporated in the state of Nevada on August 16, 1995 as Interactive Lighting Showrooms, Inc., and redomiciled in the State of Delaware on April 6, 2020.

On July 16, 2021, Jonathan Bates, Raymond Mow, Michael Maloney and Seth Bayles were appointed to our board of directors, and Jonathan Bates, Raymond Mow, Seth Bayles and Ryan Ramnath were appointed as officers. At the same time, such persons or their affiliates acquired approximately 62% of our issued and outstanding shares at the time in a private placement. Erik S. Nelson was previously the only member of the board and remained a director and our Chief Executive Officer. On May 26, 2022, our board of directors appointed Jonathan Bates as our Chief Executive Officer and Erik Nelson as our President. The appointment of certain of the new officers and directors was done in connection with our entry into the business of creating hosting centers for bitcoin mining computers primarily utilizing immersion cooling technology, as well as mining the bitcoin digital currency for our own account. Prior to such change of control, we were a shell company.

We do not own any real property. Our principal executive office is located at 10845 Griffith Peak Dr., #2, Las Vegas, Nevada 89135 in an office provided by our chief executive officer free of charge. Our telephone number is (404) 816-8240. Our corporate website address is bitminetech.io. The information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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MANAGEMENT

Our directors and executive officers and their ages as of the date of this prospectus are listed in the following table:

Name	Age	Title
Jonathan Bates	54	Chairman of the Board and Chief Executive Officer
Erik S. Nelson	57	President and Director
Raymond Mow	58	Chief Financial Officer and Director
Seth Bayles	44	Corporate Secretary and Director
Michael Maloney	39	Director
Ryan Ramnath	31	Chief Operating Officer
Lori Love	43	Director
John Kelly	56	Director

Directors and Executive Officers

Jonathan Bates has served as our Chairman of the Board since July 2021 and our Chief Executive Officer since May 2022. With more than 25 years of financial industry experience, Mr. Bates has spent his career analyzing the interrelations of a vast number of different markets.  He has developed a deep understanding of institutional trading environments and multi-asset portfolios as a critical resource to the operations he oversees.  In addition to his role as our Chairman and Chief Executive Officer, Mr. Bates is also the Chief Investment Officer and General Partner of Progression Asset Management (an affiliate of Integrated Advisors Network, LLC) since January 2019, and its subsidiary, Innovative Digital Investors, LLC (“Innovative Digital”), which is the general partner of Innovative Digital Investors Emerging Technology, L.P., a private investment fund. At Innovative Digital, Bates has helped drive several private companies from early stages to public markets in both the U.S. and Canada. From November 2017 to January 2019, Mr. Bates served as a Managing Partner of Boustead Capital Partners, LLC, an SEC registered broker dealer. Mr. Bates has twice served as a Managing Director of J.P. Morgan Securities, LLC, from 2009 to July 2012 and from July 2015 to November 2017. In between his stints at J.P. Morgan, from July 2012 to July 2015, Mr. Bates served as a Director at Barclays Wealth U.S. Over the course of his career, Mr. Bates has, at different times, held the Series 7, 9, 10 and 65 licenses. At Innovative Digital, Mr. Bates has helped drive several private companies from early stages to public markets in both the U.S. and Canada. We believe that Mr. Bates is highly qualified to serve on our board due to his knowledge of and experience with technology startups, which should be instrumental as we grow our business and pursues a listing of our common stock on a national securities exchange. Mr. Bates graduated from the University of Texas at Austin in 1992 with a degree in Business Finance.

Erik S. Nelson has served as our President since May 2022 and a Director since August 2019. Mr. Nelson also served as our Chief Executive Officer from July 2020 to May 2022. Mr. Nelson was previously a member of the Board of Nocera, Inc. from 2011 to 2022, and was previously its President from 2017 to 2019. Mr. Nelson was the sole officer (CEO, President, and CFO) and sole Director of Vinings Holdings, Inc. from October 2019 to February 2021. Mr. Nelson is also the President of Coral Capital Advisors, LLC, an advisory services firm founded in 1995 that provides services to privately held and publicly traded companies. Since September 2012, Mr. Nelson has been President of Mountain Share Transfer, LLC, an SEC registered stock transfer agent. Mr. Nelson is a graduate of the University of Colorado (1989) with a Bachelor of Science in Business Administration degree, with an emphasis in Finance. We believe that Mr. Nelson is highly qualified to serve on our board due to his extensive experience with the public markets and companies.

Raymond Mow has served as our Chief Financial Officer and a director since July 2021. With more than 30 years of financial industry experience, Mr. Mow has spent his career managing and analyzing fixed income mutual funds and institutional portfolios.  He has developed a broad knowledge of various asset classes as well as interpreting and forecasting domestic and international economic measures. In addition to his role as our Chief Financial Officer, Mr. Mow also serves as Chief Investment Officer and Chief Compliance Officer of Progression Asset Management, as position he has held since January 2020, and Portfolio Manager of its subsidiary, Innovative Digital Investors, LLC, which is the general partner of Innovative Digital Investors Emerging Technology L.P., a private investment fund specializing in equity investments in cutting edge technology companies. From March 2018 to March 2019, Mr. Mow held the position of Managing Director of Fixed Income at First Foundation Advisers, overseeing a $2.3 billion portfolio. As a member of the investment policy committee, Mr. Mow collaborated on asset allocation policy and portfolio construction. From 1995 to 2018, Mr. Mow was Senior Portfolio Manager at Highmark Capital Management, overseeing $2 billion in fixed income assets. Mr. Mow currently holds a Series 65 license. Mr. Mow graduated in 1989 from University of Hawaii, Manoa with a BBA-Finance degree. We believe that Mr. Mow is highly qualified to serve on our board due to his extensive experience with financial analysis and reporting.

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Michael Maloney has served as a director since July 2021. Mr. Maloney is a digital currency and blockchain technology expert who has been active in the space since 2011. He serves as an advisor to several industry leading companies, and is regularly featured as an industry commentator and educator at public events.

Mr. Maloney most recently served as the CFO for Coinmint, LLC from July 2019 to October 2021. At Coinmint, he developed partnerships with several large public companies and high-net worth private institutions that made Coinmint one of the largest cryptocurrency mining operations in North America. Under his tenure, Coinmint’s hashrate increased from 1.3EH to over 7EH (~5% of the bitcoin network), all from increased co-hosting contracts. He was able to grow revenues of Coinmint by over 600% over this same period. Since August 2019, Mr. Maloney has also served as an Adjunct Professor at Fordham Law School and Fordham Gabelli Business, teaching "Blockchain, Virtual Currencies, and Tokens: Business and Legal Issues." Mr. Maloney helps coordinate the Fordham Law Blockchain Regulatory Symposium which draws U.S. and international regulators and financial experts together to discuss industry trends.

From November 2017 to September 2018, Mr. Maloney co-founded Galaxy Digital, the first merchant bank to serve the blockchain space, as the Managing Director. In this position, he directed both the Digital Strategy and Transaction Advisory practices to assist clients in the build and financing of blockchain technologies. Mr. Maloney also supported the development of trade and compliance technologies and provided technical critiques for the venture group.

Mr. Maloney co-founded Themys, a blockchain insurance and risk management protocol, in October 2018. There he wrote and patented the first Blockchain Derived Hashrate Bond developed to assist cryptocurrency miners finance ASIC purchases. He left in July 2019 to join Coinmint. Mr. Maloney was a founding member of Ernst & Young’s (EY) Distributed Ledger Technology group, and led global blockchain development for the firm. From June 2013 to September 2017, he assisted in the development of numerous blockchain applications for clients across a variety of industries, including: digital goods and games trading, supply chain management, anti-money laundering and KYC regulatory compliance, and language processing and machine learning marketplaces.

Since September 2016, Mr. Maloney has also served as CTO for a blockchain based non-profit organization, eduDAO. eduDAO currently assists non-profits in exploring blockchain and assessing the viability of decentralized autonomous organizations (“DAOs”) for funding needs. Mr. Maloney has a B.A. degree from Fordham University.

We believe that Mr. Maloney is highly qualified to serve on our board due to his extensive experience in the blockchain industry and bitcoin mining operations.

Seth Bayles has served as our Corporate Secretary and a director since July 2021. Mr. Bayles is a Corporate Attorney with over 15 years of experience practicing in the areas of entertainment, finance, technology, and commercial contracts. He has negotiated and drafted complex commercial agreements including multimedia, vendor, union, talent, channel, and technology-related agreements. Since 2017, he has served as the general counsel of Hospitality International Group, Inc. From 2016 to 2021, he served as general counsel and chief compliance officer of Credit Key, Inc. From 2015 to 2016, he served as director, legal affairs and business development, with ZestFinance, Inc. Prior to joining the corporate world, he worked as an associate at Weil, Gotshal & Manges, LLC in its Washington, DC office, and King & Spalding, LLP in its Washington, DC’s office. He has his B.A. in Economics and History from Brandeis University, a J.D. from the Emory University School of Law, and an L.L.M. from the Georgetown University Law Center. We believe that Mr. Bayles is highly qualified to serve on our board due to his extensive experience as a corporate attorney and in regulatory affairs.

Lori Love has served as a director since August 2023. Lori Love is a licensed CPA and an experienced finance professional with over 20 years of experience in accounting, finance, and risk management, both in public accounting and in the private sector. Her experience includes “C” level positions in cryptocurrency, energy, healthcare technology, financial services, and consulting services. From June 2022 to the present, Ms. Love has served as a Senior Manager for Eide Bailly’s outsourced managed services group. From October 2019 to December 2021, Ms. Love served as chief financial officer of CleanSpark, Inc., a NASDAQ listed company, where she was responsible for financial strategy, SEC financial reporting, and internal controls. From July 2015 to September 2019, Ms. Love was self-employed as a consultant where she provided out-sourced accounting services to various companies, including acting as chief financial officer for P2K Labs, LLC. Prior to 2015, Ms. Love served in the role of Senior Vice President of Finance at Provident Trust Group for over two years and as Vice President of Finance and Operations at WorldDoc, Inc. where she also served as a director. Prior to her work in the private sector, Ms. Love was an auditor with RSM McGladrey, where she focused primarily on financial services engagements. Ms. Love obtained her Bachelor of Business Administration (BBA) in Accounting from University of Nevada, Las Vegas and carries the CPA designation. We believe that Ms. Love is highly qualified to serve on our board due to her extensive accounting and financial experience with both privately held and publicly traded companies.

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John Kelly has served as a director since January 2024. John Kelly has started numerous successful businesses in heavy construction, site development, real estate development, car dealership construction., and bitcoin mining site development. He has helped develop over 100 car dealerships, has owned and constructed over 3 million square feet of industrial buildings, and has overseen the construction of over 10,000 individual housing units. His clients have included Amazon, Siemens, RK Centers, Group1 Automotive, and Eversource. He is currently President or Principal of three separate companies, including Rykor Energy Solutions. Rykor Energy Solutions produces a proprietary immersion datacenter primarily used for bitcoin mining. Mr. Kelly is a principal of ROC Digital Mining Manager, LLC, which manages ROC Digital Mining I, LLC, hosting and mining enterprise in which we are a major investor. Mr. Kelly is very qualified to serve on our board given his deep understanding of the construction and engineering which goes into the development and maintenance of a bitcoin mining site. Furthermore, he designed and developed his own immersion datacenter product, which provides valuable insight to our existing operations. Mr. Kelly holds numerous contractor licenses related to industrial, commercial, and residential construction. Mr. Kelly graduated from Boston College in 1991 with a degree in Political Science.

Executive Officers who are not Directors

Ryan Ramnath has served as our Chief Operating Officer since July 2021. Ryan Ramnath currently holds the role as Chief Executive Officer (CEO) of Bitflair Mining Corp. (“Bitflair”), a Canadian owned Trinidad-operated liquid cooled bitcoin mine. Mr. Ramnath co-founded Bitflair in 2017 and was instrumental in navigating the local Trinidad environment to successfully launch the first liquid-cooled bitcoin mine in the Caribbean. Since 2014, Mr. Ramnath has worked in various engineering capacities in the upstream and downstream energy sectors. Mr. Ramnath worked for the National Gas Company of Trinidad and Tobago from June 2014 to August 2014 as reliability engineer intern. Mr. Ramnath worked for Imperial Oil Company as a pipeline engineer from September 2015 to April 2016. Mr. Ramnath worked for BHP Billiton has a drilling engineering intern from June 2016 to August 2016. Mr. Ramnath has worked for Royal Dutch Shell since January 2018 to the present, first as a wellsite operations engineer from until July 2019, and thereafter as drilling engineer. As the CEO of Bitflair Mining Corp, Mr. Ramnath has developed special skills in the design, engineering, and implementation of solutions in the liquid-cooled hosting business. Mr. Ramnath was appointed as our Chief Operating Officer in 2021 due to his comprehensive understanding of the liquid-cooled bitcoin mining infrastructure and ability to build and repair any mechanical issues which may arise. Mr. Ramnath graduated from the University of Toronto with a Mechanical Engineering – High 5 Distinction.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers, or persons nominated or charged to become directors or executive officers. There are no family relationships among our officers and directors and those of our subsidiaries and affiliated companies.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of seven members. Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our directors hold office until the earlier of their death, resignation, removal or disqualification, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counselling, and direction to our management. Our board of directors meets on an as-needed basis.

Conflicts of Interest

Certain of our officers and directors are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. Currently, none of our officers are required to devote 100% of their time and attention to our affairs. As a result, certain conflicts of interest may arise between the us and our officers and directors. We will attempt to resolve such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which require that such officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to us.

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Corporate Governance

We have a separate Audit Committee currently consisting of Jonathan Bates, Lori Love (independent director and a financial expert), and Michael Maloney (independent director). Prior to the completion of this offering, Mr. Bates will resign from his position as a member of the Audit Committee. The Audit Committee is responsible for oversight of the quality and integrity of our accounting, auditing, and reporting practices. More specifically, it assists the board of directors in fulfilling its oversight responsibilities relating to (i) the quality and integrity of our financial statements, reports and related information provided to stockholders, regulators, and others, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence, and performance of our independent registered public accounting firm, (iv) the internal control over financial reporting that management and the board have established, and (v) the audit, accounting, and financial reporting processes generally. The Audit Committee is also responsible for the review and approval of related-party transactions. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as it deems necessary to carry out its duties.

Our board has approved the formation of a nominating and corporate governance committee and a compensation committee, which will be effective upon consummation of this offering. The initial members of both committees will be Lori Love and Michael Maloney. The nominating and corporate governance committee is not expected to have a formal policy on board candidate qualifications. The nominating and corporate governance committee may consider those factors it deems appropriate in evaluating director nominees made either by the board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in our size or scope, experience and skill relative to other board members, and specialized knowledge or experience. Depending upon the current needs of the board, certain factors may be weighed more or less heavily. In considering candidates for the board, the nominating and corporate governance committee will evaluate the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met. The nominating and corporate governance committee will consider candidates from any reasonable source, including current board members, stockholders, professional search firms or other persons. The nominating and corporate governance committee will not evaluate candidates differently based on who has made the recommendation.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape. The board nomination process is designed to ensure that the board fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of its stockholders, consistent with the standards established by the board under our corporate governance principles. There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors.

We do not have a separate compensation committee. These functions are conducted by our board of directors acting as a whole.

There are no understandings between any director of our company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Director Independence

Our current board consists of Erik Nelson, Jonathan Bates, Raymond Mow, Seth Bayles, and Michael Maloney. Our common stock is currently quoted on the OTCQX. Upon consummation of this offering, we expect our common stock will be listed on the NYSE American and we will follow the rules for director independence set by the NYSE American. Under the applicable NYSE American rules, a director will qualify as an “independent director” if the director meets the following qualifications:

(a)	the director has not been employed by us during the previous three years (other than employment as an interim chief executive officer for a period of less than one year);

(b)	neither the director nor an immediate family member has received more than $120,000 in compensation from us in any twelve consecutive months at any time in the prior three years, other than for (i) board or board committee services, (ii) for compensation paid to an immediate family member as an employee but not as an executive officer, (iii) compensation paid for services as an interim chief executive officer, or (iv) benefits under a tax-qualified retirement plan or non-discretionary compensation;

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(c)	the director is not an immediate family member of an individual who is or was at any time during the prior three years been employed as our chief executive officer;

(d)	neither the director nor an immediate family member is a partner, controlling shareholder or executive officer of any organization to which we made or from which we received payments (other than those arising from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceed the greater of 5% of our consolidated gross revenues or $200,000, in any of the most recent three years;

(e)	neither the director nor an immediate family member is employed as an executive officer of another entity where at any time during the most recent three fiscal years any of our executive officers serve on the compensation committee;

(f)	neither the director nor an immediate family member is or was a partner of our outside auditor at any time in the past three years.

At this time, we have determined that we have two independent directors: Michael Maloney and Lori Love.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, significant employees, or control persons has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past ten years except as follows:

Mountain Share Transfer and Erik Nelson consented to an SEC Order in 2015 related to a failure to file an updated correct TA-1 Form and other administrative violations and disclosure matters of the Transfer Agent, Mountain Share Transfer (Administrative Proceeding file no. 3-16378, 34 Act Rel. no. 74226), pursuant to which Mountain Share Transfer and Erik Nelson were censured by the SEC and ordered to cease and desist orders against future violations of such administrative and disclosure rules. The SEC contended that Mountain Share Transfer (under Mr. Nelson’s control) filed a Form TA-1 reporting that Mr. Nelson had acquired Mountain Share Transfer and relocated it to Georgia five months after the acquisition and relocation, when Form TA-1 requires that such events be reported within 60 days of their occurrence, and that Mr. Nelson failed to disclose that he had been disciplined and barred by the National Association Securities Dealers, Inc. in 1995 as required by Form TA-1. The SEC further contended that Mountain Share filed a false and misleading Form TA-2, which incorrectly indicated that the foregoing Form TA-1 had been filed timely. In addition, to the issues with the above filings, the SEC further contended that Mountain Share failed to (i) follow record-keeping requirements by making and keeping current appointment and/or termination documentation or other contracts and documents concerning the transfer agent services that MST performed for securities issuers; (ii) maintain written procedures describing MST’s obligation to search for lost securityholders; (iii) establish and implement written procedures for the cancellation, storage, transportation, destruction and disposition of securities certificates, as well as provide in such procedures for the timely and complete reporting of any cancelled certificate that is lost, stolen, missing, or counterfeit; and (iv) comply with required procedures for the fingerprinting of all transfer agent employees.

Mountain Share Transfer was ordered to retain a consultant, not unacceptable to the SEC, to conduct a comprehensive review related to the making, keeping and filing of Forms TA-1 and TA-2 with the SEC, as well as its record keeping obligations, its obligation to establish and maintain written policies, and its fingerprinting requirements. Mountain Share Transfer was further ordered to submit a written report of the independent consultant to the SEC regarding such policies and procedures and to adopt the recommendations of the consultant for implementing changes thereto. Mr. Nelson was also obligated to pay the SEC a civil penalty fee of $10,000 related thereto. Mr. Nelson and Mountain Share Transfer believe that each has fully complied with all of their obligations under their agreement with the SEC.

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Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The code of business conduct and ethics is posted on our website at www.bitminetech.io.

Communication with the Board of Directors

Our stockholders and other interested parties may send written communications directly to the board or to specified individual directors, including the Chairman or any other non-management directors, by sending such communications to our corporate headquarters. Such communications will be reviewed by our outside legal counsel and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled board meeting;

•	if they relate to financial or accounting matters, forwarded to the audit committee or distributed at the next scheduled audit committee meeting;

•	if they relate to executive officer compensation matters, forwarded to the compensation committee, the full board or discussed at the next scheduled board meeting;

•	if they relate to the recommendation of the nomination of an individual, forwarded to the nominating and corporate governance committee (once formed), the full board or discussed at the next scheduled board meeting; or

•	if they relate to our operations, forwarded to the appropriate officers of our company, and the response or other handling of such communications reported to the board at the next scheduled board meeting.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following identifies the elements of compensation for fiscal years 2024 and 2023 with respect to our “named executive officers,” which term is defined by Item 402 of the SEC’s Regulation S-K to include (i) all individuals serving as our principal executive officer at any time during fiscal year 2024, (ii) our two most highly compensated executive officers other than the principal executive officer who were serving as executive officers at August 31, 2024 and whose total compensation (excluding nonqualified deferred compensation earnings) exceeded $100,000, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) but for the fact that the individual was not serving as an executive officer of us at August 31, 2024.

Based on our compensation for the fiscal year ended August 31, 2024, Jonathan Bates, Raymond Mow, and Erik Nelson constitute our only “named executive officers” pursuant to Item 402 of Regulation S-K.

Summary Compensation Table

	Fiscal		Stock	All Other
Name and Principal Position	Year	Salary	Compensation	Compensation	Total
Jonathan Bates (1)	2024	$–	$622,120	$–	$622,120
Chief Executive Officer	2023	$–	$622,120	$–	$622,120

Raymond Mow (2)	2024	$–	$155,115	$–	$155,115
Chief Financial Officer	2023	$–	$155,115	$–	$155,115

Erik Nelson (3)	2024	$–	$63,871	$–	$63,871
President	2023	$–	$63,871	$–	$63,971

(1)	Mr. Bates has served as our chief executive officer from May 2022 to the present. Mr. Bates has not received any cash compensation for his service. On August 31, 2022, Mr. Bates was awarded 150,000 Series A Preferred Shares, which vested on January 15, 2025. Each Preferred Share was valued at its liquidation preference of $10 per share for a total value of $1,500,000, and will be amortized to expense by us pro rata from the period from September 1, 2022 through January 15, 2025.

(2)	Mr. Mow has served as our chief financial officer from July 16, 2021 to the present. Mr. Mow did not receive any cash compensation for his services for either the 2022 or 2023 fiscal years. On August 31, 2022, Mr. Mow was awarded 850,000 shares of common stock, which vested on January 15, 2025. These shares were valued at $0.44 for a total value of $374,000, and will be amortized to expense by us pro rata from the period from September 1, 2022 through January 15, 2025.

(3)	Includes 350,000 shares of common stock issued to Mr. Nelson. The shares were valued at $154,000, or $0.44 per share, which is the price at which we sold shares for cash in a contemporaneous offering to third parties as described in the Summary Compensation Table above for Executive Officers. These shares vested on January 15, 2025 and are amortized to expense by us pro rata for the period from September 1, 2022 through January 15, 2025. None of the shares had vested as of August 31, 2024.

(a) The assumptions used to value the stock compensation is as follows:

•	Our common stock is very thinly traded and not indicative of the fair market value of the common stock;

•	During the fiscal year ended August 31, 2022, we conducted a Unit Offering, each Unit consisting of one share of common stock and two warrants, and sold $5,152,500 worth of the Unit Offering at a price of $1.25 per Unit;

•	We used the Unit Offering as an indication of the fair market value of our common stock and performed a Black Scholes analysis to determine the respective values of the common stock and warrants included in the Unit Offering. The Black Scholes analysis yield a value of $0.44 per share for the common stock.

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We did not grant any stock options or stock appreciation rights to our named executive officers in the last fiscal year. We did not reprice any options or stock appreciation rights during the last fiscal year. We did not waive or modify any specified performance target, goal, or condition to payout with respect to any amount included in any incentive plan compensation included in the summary compensation table.

Compensation Philosophy

The board is responsible for creating and reviewing the compensation of our executive officers, as well as overseeing our compensation and benefit plans and policies and administering our equity incentive plans. We believe in providing a competitive total compensation package to executives through a combination of base salary, annual performance bonuses, and long-term equity awards. The executive compensation program is designed to achieve the following objectives:

•	provide competitive compensation that will help attract, retain and reward qualified executives;

•	align executives’ interests with our success by making a portion of the executive’s compensation dependent upon corporate performance; and

•	align executives’ interests with the interests of stockholders by including long-term equity incentives.

The board believes that our executive compensation program should include annual and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. The board evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the payment processing industry and taking into account our relative performance and its own strategic objectives.

Commencing as of September 1, 2024, we began accruing compensation for Mr. Bates at $25,000 per month, and Mr. Mow and Mr. Nelson at $10,000 per month, respectively, pursuant to oral agreements with each officer, with the understanding with each officer that it would only be paid when we have sufficient additional capital. Such accrued compensation will not be paid from the proceeds of this offering, but may be paid from funds generated from the sale or leverage of our bitcoin assets to be acquired with the proceeds of this offering. Commencing on September 1, 2024, we also began accruing stock compensation for . Bates at 120,000 shares of common stock per quarter, and Mr. Mow and Mr. Nelson at 105,000 shares of common stock per quarter, respectively, for services rendered on the board and on board committees. As of February 28, 2025, we have accrued a total of $745,470 of officers’ compensation.

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Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at August 31, 2024. There are no outstanding option awards. Outstanding restricted stock grants have been approved by our Board.

	Stock Awards
Name (a)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares of Units of Stock that Have not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($) (j) (1)
Jonathan Bates (2)	–	–	150,000	$1,500,000
Raymond Mow (3)	–	–	850,000	$374,000
Erik Nelson (4)	–	–	350,000	$154,000

(1)	The value of the unearned awards of common stock is based upon the estimated value of our common stock on August 31, 2024, which was $0.44 per share, based on the value estimated for the common stock in a $1.25 Unit offering completed shortly before the issuance of the awards. The value of the unearned awards of Series A Preferred Stock is based upon the liquidation preference of $10 for each share of Series A Preferred Stock

(2)	The restricted stock grant consisted of 150,000 shares of Series A Preferred Stock issued as of August 31, 2022, which vested on January 15, 2025. The Series A Preferred Shares are convertible into 2,608,696 shares of common stock. None of the shares had vested as of August 31, 2024.

(3)	The restricted stock grant consisted of 850,000 shares of common stock issued as of August 23, 2022, which vested on January 15, 2025. None of the shares had vested as of August 31, 2024.

(4)	The restricted stock grant consisted of 350,000 shares of common stock issued to Mr. Nelson which vested on January 15, 2025. None of the shares had vested as of August 31, 2024.

Employment Agreements

We do not have any written employment agreements with any of our named executive officers. Beginning September 1, 2024, we orally agreed to accrue compensation at the rate of $25,000 per month for Mr. Bates and $10,000 per month for Mr. Mow and Mr. Nelson respectively, which will be paid when we have sufficient additional capital. Beginning September 1, 2024, we also agreed to accrue stock compensation of 120,000 shares of common stock per quarter for Mr. Bates and 105,000 shares of common stock per quarter for Mr. Mow and Mr. Nelson, respectively.

Severance and Change of Control Benefits

We do not currently have any agreements with our named executive officers or directors which provide for severance or change of control benefits.

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Employee Benefit Plans and Pension Benefits

We established a 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), effective May 2, 2025, for the benefit of the directors, officers, independent contractors, and key employees. Awards under the 2025 Equity Incentive Plan may be made in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; and (iii) Restricted Stock.

Administration. The Plan is administered by the board of directors and the Compensation Committee.

Authorized Shares. The aggregate number of shares reserved for issuance under the 2025 Equity Incentive Plan is 3,750,000 shares of common stock (on a post-split basis).

Stock Options. Stock options may be granted under the 2025 Equity Incentive Plan. The exercise price of options granted under our 2025 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, may exercise their options for the period of time stated in their option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. However, in no event may an option be exercised later than the expiration of its term.

Restricted Stock. The board of directors may grant stock awards and may in its discretion determine the participants to receive such stock awards and the number of common stock underlying each stock award. The board of directors may also issue performance awards and set performance targets at its discretion which, depending on the extent to which they are met, will determine the number of performance awards that will be paid out to a participant. The performance targets may be based upon company-wide, divisional, and/or individual performance.

Section 409A of the Code

Awards under the 2025 Equity Incentive Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly.

Section 422 of the Code

The 2025 Equity Incentive Plan provides for the grant of incentive stock options within the meaning Section 422 of the Code.

Awards Granted

As of the date of this prospectus, there have been restricted stock awards of 61,500 shares of common stock (on a post-split basis) granted under the 2025 Equity Incentive Plan.

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Nonqualified Deferred Compensation

None of our named executive officers are covered by a deferred contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation

The following table details the total compensation earned by our non-employee directors during the year ended August 31, 2024.

Name	Fee Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Michael Maloney	$–	$–	$–	$–
Seth Bayles	$–	$–	$–	$–
Lori Love (2)	$–	$52,800	$–	$52,400
John Kelly	$–	$–	$–	$–

(1)	Excludes travel expense reimbursements.

(2)	Ms. Love was issued 150,000 shares of common stock which vest at the rate of 10,000 shares per month as of the last day of each calendar month beginning on August 31, 2023. As of August 31, 2024, 130,000 shares had vested. As of the date of this prospectus, all 150,000 shares have vested.

There were no options outstanding to directors as of August 31, 2024.

We adopted a stock compensation package (the “Stock Compensation Package”), beginning September 1, 2024, under which we accrue 615,000 shares of common stock per quarter for compensation to officers and directors, including for board and board committee service. All shares issued during the 2025 period were valued at $0.289 per share based on a third party valuation of our shares. We also reimburse our directors for reasonable travel and other related expenses.

Limitation of Liability and Indemnification Matters

Section 102 of DGCL permits a Delaware corporation to adopt provisions in its certificate of incorporation or bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. Any such provision does not apply to: any breach of the director’s duty of loyalty to us or our stockholders; any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or any transaction from which the director derived an improper personal benefit. We have adopted such a provision in our amended and restated certificate of incorporation but not our amended and restated bylaws.

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Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify any officer and director who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by the laws of Delaware, provided however, that except for any proceeding seeking to enforce or obtain payment under any right to indemnification by the corporation, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the corporation has joined in or consented to the initiation of such proceeding (or part thereof).

To date, we are not required to pay any costs of indemnification, by direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding, except by the approval of the board of directors.

In addition, we may enter into separate indemnification agreements with some of our directors and officers. These indemnification agreements, among other things, may require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at our request.

In the future, we may obtain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated bylaws and these indemnification agreements, if entered into, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since September 1, 2023 and each currently proposed transaction in which (i) we have been or are to be a participant; (ii) the amount involved exceeded or exceeds $77,432, which is the average of our total assets at year-end of our last two fiscal years; any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Line of Credit from IDI

On October 19, 2022, we entered into a Line of Credit Agreement (the “LOC Agreement”) with IDI, a limited partnership controlled by Jonathan Bates, our Chief Executive Officer and Chairman, and Raymond Mow, our Chief Financial Officer and a Director. The LOC Agreement provided for loans of up to $1,000,000 at our request to finance the purchase of equipment necessary for the operation of our business, and related working capital. Loans under the LOC Agreement accrue interest at 12% per annum, compounded on a 30/360 monthly basis until the loans have been repaid in full. We had the right to submit draw requests under the LOC Agreement until April 15, 2023. Each draw request is subject to the approval of IDI in its sole discretion. The amount drawn, plus all accrued interest therein, was originally repayable in full on December 1, 2023.

Effective May 13, 2023, we and IDI amended the LOC Agreement to increase the amount that we may borrow thereunder to $1,750,000, extended the date by which we could borrow funds thereunder to December 1, 2023, and extended the maturity date to December 1, 2024. Simultaneous with the extension, we borrowed an additional $500,000. Effective November 4, 2024, we and IDI amended the LOC Agreement to increase the amount that we may borrow thereunder to $2,300,000. In addition, IDI agreed that we have the right to extend the maturity date for six monthly periods in consideration for an extension fee of $25,000 for each extension, which will be added to the balance due thereunder. In addition, IDI was granted the right to convert 11,500,000 shares of common stock it owns into 2,300 shares of Series B Convertible Preferred Stock. In consideration for the above the amendments, IDI agreed to approve a new draw under the line of credit of $250,000 and to purchase an additional 200 shares of Series B Convertible Preferred Stock for $200,000, for net new financing to us of $450,000. We exercised our right to extend the maturity date of the loan on December 1, 2024; however, the $25,000 extension fee was never accrued or paid. Consequently, we executed an amendment with IDI on May 21, 2025, pursuant to which the extension fee was waived and replaced with a payment of $150,000, payable by June 6, 2025, to the extent we do not complete our public offering. Pursuant to the amendment, the maturity date was also extended to August 15, 2025. As of the date of this prospectus, the principal amount due IDI under the LOC Agreement was $1,875,000.

Mr. Bates directly and indirectly owns approximately 10% of IDI and therefore has an indirect interest in 10% of the amount due under the LOC Agreement. In addition, Mr. Bates and Mr. Mow are officers of the general partner of IDI, which is entitled to an annual management fee of 0% on the net assets of IDI and an annual performance allocation of 30% on the increase in the net asset value of IDI.

Letter Agreement with Jonathan Bates and IDI

On January 17, 2025, we entered into a Letter Agreement (“LA”) with Jonathan Bates, our Chief Executive Officer and Chairman, and IDI, a limited partnership controlled by Jonathan Bates and Raymond Mow, our Chief Financial Officer and a Director. Under the terms of the LA, Jonathan Bates and IDI agreed to, upon the consummation of this offering, convert their shares of Series A Convertible Preferred Stock into shares of common stock at the conversion price of $0.20 per share adjusted for the effects of the Reverse Stock Split. IDI further agreed to, upon the consummation of this offering, convert its shares of Series B Convertible Preferred Stock into shares of common stock at the conversion price of $0.20 per share adjusted for the effects of the Reverse Stock Split.

The LA also addresses the debt due to IDI under the LOC Agreement as follows: (i) IDI agreed to convert $1,000,000 of the amount due to IDI into a new loan of $1,000,000 evidenced by a note we shall issue to IDI (the “LA Note”). The LA Note shall provide for interest at 12.5% per annum, monthly payments of accrued interest only, and a ballon payment of all principal and interest due on December 1, 2026. The LA Note will be unsecured and not convertible into common stock; (ii) IDI agreed to exchange $600,000 of the amount owed to IDI for $597,584.25 of the amount due to us from ROC Digital (described below). IDI acknowledged the forgiveness of $2,415.75, representing the difference between $600,000 and the exchanged amount; and (iii) any amount remaining due to IDI under the LOC Agreement following the transactions described in (i) and (ii) of this paragraph will be exchanged for shares of common stock at the public offering price in connection with the consummation of this offering. The debt owed to IDI under the LA Note will be capped at $1,000,000 upon completion of the transactions referenced above, excluding any interest payments under the LA Note.

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Transactions with ROC Digital Mining I, LLC

In October 2022, we entered into a joint venture arrangement with ROC Digital to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers, and cash with an aggregate value of $987,429 as a capital contribution to ROC Digital. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and is payable pursuant to monthly payments of $31,203.64 per month until May 31, 2026. As of August 31, 2023 and August 31, 2024, the note receivable from ROC Digital amounted to $1,029,721 and $655,277, respectively. We own approximately 30% of ROC Digital and 33 1/3% of ROC Manager, the manager of ROC Digital.

We also obtained the right to locate one container at the location that we would be able to use for self-mining. Under our hosting agreement with ROC Digital, we located one immersion container at the site for $500 per month, plus payment of our pro rata share of electricity, internet, and insurance for the site. Under the hosting agreement, we also agreed to contribute $100,000 toward the electricity deposit for the site, which is refundable to us at the earlier of the date the electricity provider releases the deposit or 90 days after the expiration or termination of the hosting agreement. The hosting agreement has a term of one year, subject to our right to renew the agreement for two one year terms after receipt of notice of the renewal terms of the joint venture’s electricity supply agreement for the upcoming year. In April 2024, we exercised our right to extend the hosting agreement for an additional year running from May 2024 to April 30, 2025. As of the date of this prospectus, the hosting agreement with ROC Digital has not been extended, and we are currently operating on a month-to-month basis.

John Kelly, a director, owns approximately 49% of ROC Digital. Mr. Kelly also owns 33 1/3% of ROC Manager, and serves as a manager of ROC Manager.

Transactions with Rykor Energy Solutions, LLC

In May 2024, we brokered the sale of 20 transformers to Rykor Energy Solutions, LLC (“Rykor”). The total sales price of the transformers is approximately $1,407,000 and our total cost is expected to be $1,340,000. Rykor owns 133,600 shares of our common stock (post-split) and as a result is the beneficial owner of approximately 6.7% of our common stock. Subsequently, the brokered sale was reduced to ten transformers. The contract has been fully performed, and we generated a profit of $33,500 on the transaction.

John Kelly, a director, is also a shareholder and officer of Rykor.

Policies with Respect to Transactions with Related Persons

The board has adopted a Code of Ethics, which is available at bitminetech.io, that sets forth various policies and procedures intended to promote the ethical behavior of our employees, officers and directors. The Code of Ethics describes our policy on conflicts of interest.

The executive officers and the board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The responses to these questionnaires are reviewed by outside corporate counsel, and, if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the Audit Committee, or the independent directors if there is no Audit Committee. If necessary, the Audit Committee or the independent directors, as applicable, will determine whether the relationship is material and will have any effect on the director’s independence. After making such determination, the Audit Committee or independent directors, as applicable, will report its recommendation on whether the transaction should be approved or ratified by the entire board.

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PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, certain information concerning the beneficial ownership of our common stock by (i) each person known by us to own beneficially 5% or more of the outstanding shares of each class, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or executive officer is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity has the right to acquire within 60 days after the date of this prospectus through the exercise of any stock option, warrant or other right, or the conversion of any security. As of the date of this prospectus, there were 2,053,380 shares outstanding. After this offering, there will be a total of 5,785,170 shares of our common stock outstanding (or 6,066,420 shares if the underwriters exercise the option to purchase additional shares in full), and this is based on the outstanding shares as of the date of this prospectus as described in the immediately prior sentence, as adjusted for the Reverse Stock Split, plus shares issued in this offering assuming a public offering price of $8.00 per share of common stock, which is based on the last reported sale price of our common stock on the OTCQX on May 16, 2025, plus shares issued for approximately $775,000 of debt owed to IDI at the assumed public offering price, plus shares issued in conversion of all the outstanding shares of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock at $4.00 per share ($0.20 per share pre-split, which is their existing conversion price). Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name	Shares Beneficially Owned	Percent of Common Stock (1)	Shares Beneficially Owned	Percent of Common Stock (2)
5% Stockholders
Innovative Digital Investors Emerging Technology, LP (3)(15)	1,384,915	40.3%	1,481,790	25.6%

Sam Jorgensen (4)(15)	351,136	17.1%	351,136	6.1%

BFAM Partners, LLC (3)(15)	210,000	10.2%	210,000	3.6%

Abed Equities (5) 8 Hastings Plaza Hastings 15156, Barbados	182,500	8.9%	182,500	3.2%

10373885 Canada Corp. (a/k/a Bitflair Mining Corp.) (6) 23 Castelbeau Gatineau QC J9J 1C9 Canada	172,193	8.4%	172,193	2.9%

Chris Moses 2429 Winding Brook Ct. Rochester Hills, MI 48309	156,610	7.6%	156,610	2.7%

Rykor Energy Solutions, LLC (7) 33 Commercial St. Raynham, MA 02797	133,600	6.5%	133,600	2.3%

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Directors and Named Executive Officers (14)
Jonathan Bates (3)	1,993,915	52.1%	2,090,790	36.1%

Michael Maloney (10)	211,250	10.3%	211,250	3.6%

Ryan Ramnath (8)	178,943	8.7%	178,943	3.1%

John Kelly (7)	133,600	6.5%	133,600	2.3%

Erik S. Nelson (9)	148,500	7.2%	148,500	2.6%

Raymond Mow (11)	145,750	7.1%	145,750	2.5%

Seth Bayles (12)	31,750	1.5%	31,750	0.5%

Lori Love (13)	18,750	0.9%	18,750	0.3%

Officers and Directors as a Group (8 persons)(10)	2,862,458	74.4%	2,959,333	50.8%

(1)	Based on 2,053,380 shares of common stock issued and outstanding as of the date of this prospectus.

(2)	Based on 2,053,380 shares of common stock issued and outstanding as of the date of this prospectus, as adjusted to give effect to (i) the Reverse Stock Split, (ii) the issuance of 1,759,915 shares of common stock (post-split) upon conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, (iii) the issuance of 96,875 shares of common stock to IDI valued at the assume public offering price of $8.00 per share in partial satisfaction of approximately $775,000 of debt due to IDI, and (iv) 1,875,000 shares issued in this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Common Stock.

(3)	Includes (i) 625,000 shares that IDI has the right to acquire upon the conversion of 2,500 shares of Series B Convertible Preferred Stock, (ii) 759,915 shares that IDI has the right to acquire upon the conversion of 303,966 shares of Series A Convertible Preferred Stock, (iii) 210,000 shares owned by BFAM Partners, LLC (“BFAM”), of which Mr. Bates is the 100% owner, (iv) 375,000 shares that Mr. Bates has the right to acquire upon the conversion of 150,000 shares of Series A Convertible Preferred Stock, (v) 12,000 shares owned by Mr. Bates, and (vi) 12,000 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package. Mr. Bates has sole voting and investment power of any shares owned by IDI by virtue of his ownership of its general partner. Mr. Bates has sole voting and investment power of any shares owned by BFAM. BFAM and an individual retirement account established by Mr. Bates own approximately 10.03% of IDI. Mr. Bates owns 90% of BFAM, and a trust established for his children on the remaining 10%. Mr. Bates disclaims beneficial ownership of any shares owned by IDI beyond his percentage interest in such entity.

(4)	Includes (i) 176,693 shares owned by Mr. Jorgensen, (ii) 2,250 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package, and (iii) 172,193 shares owned by Bitflair Mining Corp. (“Bitflair”), of which Mr. Jorgensen has shared voting and investment power. Mr. Jorgenson disclaims beneficial ownership of shares held by Bitflair beyond his 40% percentage interest in Bitflair.

(5)	Gabriel Abed has sole voting and investment power over any shares owned by Abed Equities.

(6)	Ryan Ramnath and Sam Jorgenson have shared voting and investment power over any shares owned by Bitflair Mining Corp.

(7)	All shares held outright. John Kelly and Nick Marrocco have shared voting and investment power over the securities owned by Rykor Energy Solutions, LLC.

(8)	Includes (i) 4,500 shares owned by Mr. Ramnath, (ii) 2,250 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package, and (iii) 172,193 shares owned by Bitflair, of which Mr. Ramnath has shared voting and investment power. Mr. Ramnath disclaims beneficial ownership of shares held by Bitflair beyond his percentage interest in Bitflair of 40%.

(9)	Includes (i) 90,500 shares owned by Mr. Nelson, (ii) 5,250 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package, (iii) 75,250 shares owned by Coral Investment Partners, LP (“Coral”), as to which Mr. Nelson, in his capacity as owner of the general partner, has sole voting and investment power, and (iv) 2,500 shares owned by Morris Lake Holdings, LLC (“Morris”). Mr. Nelson disclaims beneficial ownership of shares held by Coral beyond his 40% ownership interest in Coral. Mr. Nelson does not have an interest in Morris, but his spouse and children own 80% of Morris, and Mr. Nelson’s spouse shares the power to vote and dispose of any shares owned by Morris.

(10)	Includes 3,750 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package.

(11)	Includes 5,250 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package

(12)	Includes 2,250 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package

(13)	Includes 3,750 shares which will vest on May 31, 2025, pursuant to the Stock Compensation Package

(14)	Includes 515,750 shares owned directly, 593,543 shares owned by their affiliates, 1,134,915 shares which they and their affiliates have the right to acquire upon the conversion of 453,966 shares of Series A Convertible Preferred Stock, and 625,000 shares which their affiliates have the right to acquire upon the conversion of 2,500 shares of Series B Convertible Preferred Stock.

(15)	The address for the shareholder is c/o Bitmine Immersion Technologies, Inc., 10845 Griffith Peak Dr., #2, Las Vegas, NV 89135.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description is a summary of some of the terms of our securities, our certificate of incorporation, our amended and restated bylaws (which we expect to adopt in connection with the consummation of this offering) and Delaware law. The descriptions in this prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus form a part.

Outstanding and Authorized Shares

We are authorized to issue up to a total of 500,000,000 shares of common stock, par value $0.0001 per share, and up to 20,000,000 shares of preferred stock, par value $0.0001 per share. Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be quoted or listed in the future. Our board of directors has the authority to amend our certificate of incorporation to create one or more series of preferred stock containing such rights, preferences, and limitations that the board may approve without stockholder approval. As of the date of this prospectus, our board has authorized two series of preferred stock, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, all of which are held by our CEO and Chairman, and IDI, an entity he controls, and which Mr. Bates and the entity have both agreed will be converted into shares of common stock at the closing of this offering. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

Voting

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. All shares of common stock offered hereby will, when issued, be fully paid and nonassessable.

Quorum

Under our amended and restated bylaws, the holders of at least one-third of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders, and any other factors or considerations our Board of Directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. (See “Dividend Policy” and “Risk Factors—Risks Related to Ownership of our Common Stock— We do not intend to pay dividends for the foreseeable future.”)

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Liquidation

Upon our liquidation, dissolution, or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of our assets which are legally available.

Exclusive Forum of Certain Actions

Our amended and restated certificate of incorporation provide, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware, or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, to the fullest extent permitted by law, is the sole and exclusive forum for (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action for breach of fiduciary duty owed by any of our directors, officers or other employees, agents or stockholders to us or to our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, or our amended and restated bylaws (as each may be amended from time to time); and (iv) any claim or cause of action against us or any of our current or former directors, officers, or other employees, governed by the internal affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants; provided, however, that the exclusive forum provision described above will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Additionally, our amended and restated certificate of incorporation provides that any stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action to enforce the above provisions.

Other Rights and Preferences

Holders of our common stock have no conversion, exchange, sinking fund, redemption, or appraisal rights (other than such as may be determined by the Board of Directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, our Amended and Restated Bylaws and the DGCL

The provisions of our amended and restated certificate of incorporation and our amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors, and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Our amended and restated certificate of incorporation and amended and restated bylaws provide the right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors.

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Preferred Stock. Our amended and restated certificate of incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors in their sole discretion. Our Board of Directors may, without stockholder approval, issue a series of preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Amendment of Bylaws. The amended and restated certificate of incorporation and amended and restated bylaws provide that the amended and restated bylaws may be altered, amended, or repealed by the Board of Directors by an affirmative vote of a majority of the Board of Directors at any regular meeting of the Board of Directors.

Limitation of Liability. The amended and restated certificate of incorporation provides for the limitation of liability of, and provides indemnification to, our directors and officers.

Special Stockholders Meeting. The amended and restated bylaws provide that a special meeting of the stockholders may only be called by the president or a majority of the Board of Directors.

Delaware Anti-Takeover Statute.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

1.	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

2.	the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

3.	the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or not to be governed by this particular Delaware law.

Transfer Agent

The transfer agent and registrar for our common stock is West Coast Stock Transfer, Inc. The transfer agent and registrar’s address is 721 N. Vulcan Ave., Encinitas, California 92024 and its telephone number is (619) 664-4780.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a minimal public market for our common stock, and we cannot predict what effect, if any, market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. (See “Risk Factors—Risks Related to this Offering —The sale or availability for sale of substantial amounts of common stock could adversely affect their market price.”)

Sale of Restricted Shares

Based on the number of shares of common stock outstanding as of the date of this prospectus, upon the closing of this offering, and assuming a public offering price of $8.00 per share, which is based on the last reported sale price of our common stock on the OTCQX on May 16, 2025, and assuming no exercise of the underwriters’ option to purchase additional shares of Common Stock, we will have outstanding an aggregate of approximately 5,785,170 shares of our Common Stock.

All of the shares of common stock sold in this offering will be freely tradable unless purchased by our “affiliates” as such term is defined in Rule 144 under the Securities Act or purchased by existing stockholders and their affiliated entities that are subject to lock-up agreements.

In addition to the shares issued in this offering, we have 941,494 shares that are publicly traded. All other outstanding shares of common stock upon the completion of this offering will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act, or Rule 701.

In addition, an aggregate of 93,750 shares of common stock (or 107,813 shares of common stock if the underwriters exercise their overallotment option in full) issuable upon exercise of warrants to be issued to the underwriter in connection with this offering, will be authorized and reserved for issuance.

The 2,959,333 shares of our Common Stock (including shares underlying convertible securities) held by our affiliates will be available for sale in the public 180 days after the date of this prospectus, upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144 as currently in effect, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may sell their shares upon the earlier of (i) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act for at least 90 days prior to the date of the sale and have filed all reports required thereunder or (ii) the expiration of a one-year holding period.

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At the expiration of the six-month holding period (assuming we have been subject to the reporting requirements of the Exchange Act for at least 90 days and have filed all reports required thereunder), a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 55,358 shares immediately after the completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Common Stock); or

•	the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

2025 Equity Incentive Plan

We effected our 2025 Equity Incentive Plan on May 2, 2025, which provides for the grant of incentive stock options within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, and for the grant of non-statutory stock options, and restricted stock to our employees, directors and certain service providers and the employees and service providers of any parent and subsidiary corporation. A total of 3,750,000 shares of common stock (on a post-split basis) are reserved for issuance under the 2025 Equity Incentive Plan.

The issuances of securities pursuant to the 2025 Equity Incentive Plan are deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Lock-Up Agreements

We have agreed, subject to certain exceptions and without the approval of the Representative (as defined below), not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 90 days following the closing of this offering. Our directors and executive officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days (or 90 days with respect to certain of the 5% or more stockholders). Other holders of 5% or greater of our common stock have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of six months after the closing of this offering. (See “Underwriting.”)

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

A nonresident alien or foreign corporation is generally taxed in the same manner as a U.S. citizen or domestic corporation on all income that is effectively connected with the conduct of a trade or business in the United States. For this purpose, gain or loss for the disposition of U.S. real property is treated as effectively connected with income. If any U.S. source income received by a nonresident alien or foreign corporation is not effectively connected with a U.S. trade or business, then it will generally be taxed at a flat 30 percent rate, absent lower tax treaty. A nonresident alien and foreign corporation may generally only claim deductions and credits related to the effectively connected income. A flat 30 percent tax rate also applies to the profits and certain interest amounts of a U.S. branch or foreign corporation that are remitted to the foreign corporation during the year. A nonresident alien or foreign corporation that engaged in trade or business in the United States at any time during the tax year or that has taxable income must generally file an income tax return (Code section 6012 and 6072 (c)) . Form 1040 NR is used by a nonresident alien, and Form 1120 F is used by a foreign corporation. A nonresident alien or foreign corporation does not need to file return in certain circumstances, including if the taxpayer’s full U.S. tax liability was withheld at the source.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction, or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, other entities, or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

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•	“qualified foreign pension funds” and entities, all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships (and entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. [See 26 U.S.C. §7701 (30)]. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or entity treated as a corporation that is created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. However, if we make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussions below on effectively connected income, backup withholding and the Foreign Account Tax Compliance Act, or FATCA, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

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If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also generally will be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a Non-U.S. Holder holds more than 5% of our common stock, actually or constructively, during the applicable testing period, such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply.

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Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS also may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (commonly referred to as FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless such Non-U.S. Holder provides a properly completed IRS Form w-8BEN-E or w-8BEN-IMY claiming an exemption from FATCA withholding.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

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UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters of this offering (the “Representative). We have entered into an underwriting agreement dated                    , 2025 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity LLC
Total

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares of common stock offered by this prospectus if the underwriters buy any of such shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares of common stock subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of the prospectus. After the shares of common stock are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Overallotment Option

We have granted a 45-day option to the Representative to purchase up to 281,250 additional shares of our common stock (15% of the shares sold in this offering), solely to cover overallotments, if any. If the Representative exercises all or part of this option, it will purchase shares covered by the option at the initial public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the gross proceeds from this offering will be $17,250,000 and the total net proceeds, before expenses, to us will be $15,956,250.

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $             per share of common stock, of which up to $             may be re-allowed to other dealers. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

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The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

Total
	Per Share	Without Over- Allotment Option	With Over- Allotment Option
Offering price	$	$	$
Underwriting discount and commissions (7.5%)	$	$	$
Proceeds, before expense, to us	$	$	$
Non-accountable expense allowance (1%)	$	$	$

We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1% of the gross proceeds received in this offering.

We have paid an expense deposit of $35,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

We have also agreed to pay certain of the Representative’s expenses relating to the offering, including: (a) all fees, expenses and disbursements relating to background checks of our officers, directors and entities in an amount not to exceed $15,000 in the aggregate; (b) fees and expenses of the underwriter’s legal counsel not to exceed $125,000; (c) up to $20,000 of market making and trading, and clearing firm settlement expenses for the offering; and (d) up to $5,000 of the underwriters’ actual accountable “road show” expenses.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the non-accountable expense allowance, are approximately $500,000.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue the Representative warrants (the “Representative’s Warrants”) as compensation to purchase up to 93,750 shares of common stock (or 107,813 shares of common stock if the underwriters exercise their overallotment option in full) (5% of the aggregate number of shares of common stock). The Representative’s Warrants will be exercisable at a per share exercise price of $10 (125% of the public offering price). We are registering hereby the Representative’s Warrants and the shares of common stock issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the commencement of sales of the shares of common stock in this offering.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Lock-Up Agreements

Pursuant to “lock-up” agreements, we, and our executive officers and directors and certain beneficial owners of 5% or more of our common stock, have agreed, without the prior written consent of the Representative, not to, directly or indirectly, offer to sell, sell, pledge, or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to us and our executive officers and directors, a period of 180 days from the date of this prospectus, and, with respect to us and certain of our 5% or more stockholders, a period of 90 days from the date of this prospectus.

Right of First Refusal

Until 24 months from the closing date of this offering, the Representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 24 month period, on terms customary to the representative. The Representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee. If the underwriting agreement is terminated for cause by the Company, the right of first refusal shall be terminated as provided in FINRA Rule 5110(g)(5)(B).

Tail Financing Payments

We have also agreed to pay the Representative a tail fee equal to the cash and warrant compensation in this offering, if any investor who was contacted or introduced to us by the Representative during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following the termination or expiration of our engagement agreement with the Representative.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Determination of Offering Price

The public offering price of the shares of our common stock that we are offering was negotiated between us and the Representative based on, among other things, the trading price of our common stock prior to the offering. Other factors considered in determining the public offering price of the shares of our common stock include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering, and such other factors as were deemed relevant.

Listing

We have applied to list our common stock on the NYSE American under the proposed symbol “BMNR.” The listing of our common stock on the NYSE American or another securities exchange is a condition of this offering.

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Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock overallotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the overallotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the overallotment option. To close out a short position, the underwriters may elect to exercise all or part of the overallotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

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Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus s made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

126

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

127

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

128

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such securities, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

129

LEGAL MATTERS

FitzGerald Kreditor Bolduc Risbrough LLP, Irvine, California, is acting as counsel to the Company in connection with the registration and offering of the securities offered in this prospectus and, as such, will pass upon the validity of the securities offered in this prospectus. The underwriter is being represented by Greenberg Traurig, P.A., Miami, Florida.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our financial statements for the fiscal year ended August 31, 2023 was originally audited by BF Borgers CPA PC (“Borgers”). On May 3, 2024, the SEC announced that it had settled charges against Borgers that it failed to conduct audits of a number of public companies in accordance with the standards of the Public Company Accounting Oversight Board. As part of the settlement, Borgers agreed to a permanent ban on appearing or practicing before the SEC. As a result of Borgers’ settlement with the SEC, we dismissed Borgers as its independent account because it is no longer authorized to perform audits for us. The dismissal of Borgers was approved by the audit committee and the full board.

Borgers’ opinion on our financial statements for the fiscal year ended August 31, 2023 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, other than a going concern qualification. For the fiscal year ended August 31, 2023, and any subsequent period until our dismissal of Borgers, there were no disagreements, within the meaning of Item 304 of Regulation S-K, with Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Borgers, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Following our dismissal of Borgers, we engaged Bush & Associates CPA (“Bush”) as our independent registered public accounting firm for the fiscal year ending August 31, 2024, which engagement was effective May 6, 2024. Bush also reaudited our financial statements for the fiscal year ended August 31, 2023. Prior to engaging Bush, neither us nor anyone acting on our behalf consulted with Bush regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Bush concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue.

EXPERTS

The financial statements of Bitmine Immersion Technologies, Inc. as of and for the years ended August 31, 2024 and 2023 included in this registration statement, of which this prospectus forms a part, have been audited by Bush and Associates CPA, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said report.

130

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed herewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic and current reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with it. Our periodic and current reports, proxy statements and other information are available at www.sec.gov.

We also maintain a website at bitminetech.io, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

131

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Bitmine Immersion Technologies, Inc.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Bitmine Immersion Technologies, Inc. (the “Company”) as of August 31, 2024, and 2023, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, including the revision of prior period financial statements as described in Note 9, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of August 31, 2024, and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and applicable SEC and PCAOB regulations.

We conducted our audit in accordance with PCAOB standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. This included specific procedures to evaluate the effects of the revision restatement described in Note 9, which we determined had no material impact on prior or current period results. We believe that our audit provides a reasonable basis for our opinion.

RESTATEMENT CONSIDERATIONS

The Company revised prior-period financial statements to:

1.	Remove the “” presentation designation to comply with SEC Regulation S-X Article 8
2.	Enhance disclosures regarding cryptocurrency mining revenue components
3.	Reclassify certain line items for improved period-to-period comparability

Our audit procedures confirmed:

•	No material misstatement in prior periods under SEC Staff Accounting Bulletin 99 criteria
•	$0 impact on reported revenues, net loss, total equity, or cash flows across all restated periods
•	Compliance with ASC 250-10-50-7 requirements for revision restatements
•	Revisions had no affect on total assets/liabilities (immaterial under SAB 99 quantitative thresholds)
•	Reclassifications represent a change in presentation vs. correction of errors

These changes constitute a revision restatement under ASC 250-10-50-7, which does not require reissuance of prior financial statements or Item 4.02(a) Form 8-K disclosure.

F-2

CRITICAL AUDIT MATTERS

Critical Audit Matter: Timing and Completeness of Cryptocurrency Mining Revenue Recognition

Description of the Matter

The Company generates significant revenue from Bitcoin mining activities, which involves the validation of transactions on the Bitcoin blockchain and the subsequent receipt of newly minted Bitcoins. The revenue recognition of these Bitcoin mining activities is complex due to:

•	The decentralized nature of the blockchain,
•	The requirement to assess transaction finality thresholds,
•	Mining pool fee reconciliations across multiple platforms, and
•	Automated systems processing over thousands of daily transactions.

These complexities required significant auditor judgment to evaluate the timing and completeness of revenue recognition.

How the Critical Audit Matter Was Addressed in the Audit:
Our audit procedures related to the timing and completeness of cryptocurrency mining revenue recognition included the following:

•	We evaluated the design of controls over the process for recording Bitcoin transactions.
•	We traced randomly selected mined blocks to publicly available blockchain explorers to verify transaction finality.
•	We obtained evidence of ownership by verifying the Company's control over the public addresses associated with its Bitcoin holdings.
•	We tested mining pool fee calculations for major pools to ensure accurate net revenue recognition.
•	We performed procedures to test the completeness and accuracy of the Bitcoin transaction data used in the Company's accounting records.
•	We assessed reconciliation processes for transaction completeness by comparing mining pool reports to recorded revenues in the Company’s accounting records.

Auditor’s Evaluation:
Our procedures confirmed that management’s application of ASC 606 revenue recognition criteria remained consistent across periods. Timing differences identified during our testing were immaterial, representing 0.35% of annual revenue. Disclosures in Note 2 explicitly state the six-confirmation threshold used for recognizing Bitcoin mining revenue, ensuring compliance with ASC 606. Additionally, we verified that the restatement adjustments described in Note 9 were properly classified as voluntary presentation changes under ASC 250-10-50-7, with no material impact on prior or current period results.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

April 3, 2025

PCAOB ID Number 6797

F-3

Bitmine Immersion Technologies, Inc.

Balance Sheets

	August 31,	August 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$499,270	$270,547
Prepaid expenses	675,000	105,000
Cryptocurrency	14,966	129,469
Notes receivable related party - short term	374,444	374,444
Total current assets	1,563,679	879,460
Notes receivable - long term	–	731,472
Notes receivable - related party long term	280,834	655,277
Investment in joint venture	667,707	987,429
Fixed assets, net of accumulated depreciation	1,699,744	495,702
Fixed assets - not in service	3,071,565	4,453,466
Total assets	$7,283,529	$8,202,806

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$400,584	$74,904
Accrued interest - related party	315,609	97,460
Customer advances - related party	703,500	–
Loans payable - related party	1,625,000	1,300,000
Deferred revenue - short term	86,193	86,193
Total current liabilities	3,130,885	1,558,557
Deferred revenue long term	64,645	386,884
Total liabilities	3,195,530	1,945,441

Commitments and contingencies	–	–

Stockholders' Equity:
Series A Preferred Stock, $0.0001 par value, 500,000 shares authorized, 453,966 and 453,966 shares issued and outstanding as of August 31, 2024 and August 31, 2023, respectively	45	45
Common stock, $0.0001 par value, 500,000,000 shares authorized; 49,912,607 and 49,665,649 shares issued and outstanding as of August 31, 2024 and August 31, 2023, respectively	4,991	4,967
Additional paid-in capital	12,306,833	11,183,803
Accumulated deficit	(8,223,870)	(4,931,450)
Total stockholders' equity	4,087,999	6,257,365
Total liabilities and equity	$7,283,529	$8,202,806

The accompanying notes are an integral part of these financial statements.

F-4

Bitmine Immersion Technologies, Inc.

Statements of Operations

	Year	Year
	Ended	Ended
	August 31,	August 31,
	2024	2023
	Restated	Restated
Revenue from the sale of mining equipment	$231,133	$244,036
Revenue from hosting	48,305	12,020
Revenue from self-mining	3,030,910	389,222
Total revenue	3,310,348	645,278
Cost of sales mining equipment	180,891	87,080
Cost of sales self-mining	2,330,752	326,630
Cost of sales hosting	37,678	9,098
Gross profit	761,027	222,469

Operating expenses:
General and administrative expenses	164,228	45,008
Depreciation	923,545	470,705
Marketing expense	–	214,550
Investor relations	178,190	–
Travel expense	27,746	34,431
Professional fees	615,256	456,323
Officer’s compensation	841,106	951,106
Director’s compensation	52,800	13,200
Employee shareholder’s compensation	399,447	345,440
Impairment of fixed assets	120,000	122,950
Realized gain from the sale of bitcoin	(113,803)	(21,682)
Impairment of cryptocurrency	–	3,523
Total operating expenses	3,208,513	2,635,553
Loss from operations	(2,447,485)	(2,413,083)
Other income (expense)
Interest expense	(268,578)	(97,460)
Loss on the extinguishment of debt	(355,123)	–
Loss on investment in joint venture	(311,313)	–
Gain on note settlement	35,379	–
Other income	–	16,939
Interest income	54,617	28,720
Other (expense), net	(845,018)	(51,801)
Net loss	$(3,292,503)	$(2,464,884)

Basic and diluted (loss) per common share	$(0.07)	$(0.05)

Weighted-average number of common shares outstanding:
Basic and diluted	49,878,610	49,055,973

The accompanying notes are an integral part of these financial statements.

F-5

Bitmine Immersion Technologies, Inc.

Statements of Changes in Stockholders' Equity

					Additional		Total
	Series A Preferred		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, August 31, 2022	453,966	$45	48,606,915	$4,861	$9,865,865	$(2,466,566)	$7,404,205

Common stock issued for services -related party	–	–	408,735	41	190,897	–	190,938

Common shares issued for services	–	–	650,000	65	285,935	–	286,000

Stock based compensation -related party	–	–	–	–	841,106	–	841,106

Net loss	–	–	–	–	–	(2,464,884)	(2,464,884)

Balance, August 31, 2023	453,966	$45	49,665,649	$4,967	$11,183,803	$(4,931,450)	$6,257,365

					Additional		Total
	Series A Preferred		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, August 31, 2023	453,966	$45	49,665,649	$4,967	$11,183,803	$(4,931,450)	$6,257,365

Miscellaneous reclassification adjustment	–	–	–	–	(83)	83	–

Stock based compensation -related parties	–	–	246,958	24	1,123,114	–	1,123,138

Net loss	–	–	–	–	–	(3,292,503)	(3,292,503)

Balance, August 31, 2024	453,966	$45	49,912,607	$4,991	$12,306,833	$(8,223,870)	$4,087,999

The accompanying notes are an integral part of these financial statements.

F-6

Bitmine Immersion Technologies, Inc.

Statements of Cash Flows

	Year	Year
	Ended	Ended
	August 31,	August 31,
	2024	2023
Cash flows from operating activities
Net loss	$(3,292,503)	$(2,464,884)
Stock based compensation	1,123,138	1,318,044
Gain on note settlement	(35,379)	–
Depreciation	923,545	470,705
Loss on the sale of equipment	31,641	–
Loss on investment in joint venture	311,313	–
Change in balance sheet accounts
Impairment of fixed assets	120,000	122,950
Cryptocurrencies	(225,021)	(108,035)
Notes receivable	374,443	(123,938)
Prepaid expenses	(570,000)	(100,000)
Accounts payable and accrued expenses	374,616	(9,858)
Customer advances	703,500	–
Deferred revenue	(86,193)	(12,158)
Accrued interest - related party	218,149	97,460
Net cash (used in) operating activities	(28,753)	(809,715)

Cash flows from investing activities
Return of capital on joint venture	8,408	–
Purchase of fixed assets	(75,934)	(612,288)
Net cash (used in) investing activities	(67,525)	(612,288)

Cash flows from financing activities:
Related party loans	325,000	1,300,000
Net cash provided by financing activities	325,000	1,300,000

Net increase (decrease) in cash and cash equivalents	228,723	(122,003)
Cash and cash equivalents at beginning of period	270,547	392,550
Cash and cash equivalents at end of period	$499,270	$270,547

Supplemental disclosure of non-cash investing and financing activity
Proceeds received from bitcoin loan	$577,934	$–
Repayment of bitcoin loan in bitcoin	$577,934	$–
Purchase of equipment with bitcoin	$339,525	$–
Repossession of equipment to satisfy notes receivable	$530,805	$–
Payment of an accrued liability to a related party with equipment	$48,938	$–
Sale of fixed assets for note receivable	$–	$613,514
Property contributed to joint venture	$–	$987,429

The accompanying notes are an integral part of these financial statements.

F-7

BITMINE IMMERSION TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT POLICIES

About Bitmine Immersion Technologies, Inc.

Bitmine Immersion Technologies Inc. f/k/a Sandy Springs Holdings, Inc. (“Bitmine” or the “Company”) is a Delaware corporation that commenced operations on July 16, 2020. A predecessor to the Company was incorporated in the state of Nevada on August 16, 1995, as Interactive Lighting Showrooms, Inc.

By a written consent dated July 16, 2021, holders of a majority of the Company’s issued and outstanding common stock approved a resolution to appoint Jonathan Bates, Raymond Mow, Michael Maloney, and Seth Bayles to the board of directors of the Company, and to appoint Jonathan Bates as Chairman, Seth Bayles as Corporate Secretary, Raymond Mow as Chief Financial Officer, and Ryan Ramnath as Chief Operating Officer (collectively, the “New O&Ds”). Erik S. Nelson remained a director and the chief executive officer. At the same time, the shareholders approved the issuance of 32,994,999 shares of common stock in the Company’s offering of common stock at $0.015 per share, and the grant of 4,750,000 shares for services, which were valued at $0.015 per share. As a result of the foregoing stock issuances, the New O&Ds (or entities controlled by them) collectively acquired 24,893,877 shares of common stock, which represented approximately 62% of the issued and outstanding shares at the time.

The appointment of certain of the New O&Ds to the Company’s board, and issuance to the New O&Ds of a controlling interest in the Company, were made in order to enable the Company to enter the business of creating a hosting center for bitcoin mining computers primarily utilizing immersion cooling technology, as well mining the bitcoin digital currency for its own account. Prior to the change of control to the New O&Ds, the Company was a shell company.

During the fiscal year ended August 31, 2022, the Company began implementing its business plan by generating revenue from the mining of bitcoin digital currency, hosting a third party bitcoin miner and the sale of mining equipment.

The Company’s year-end is August 31st.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States.

F-8

Reverse Stock Split

On June 25, 2020, the Board of Directors and the shareholders of the Company approved a 1 for 40,000 reverse split, with all fractional shares rounded up to the nearest whole share, and immediately after the completion of the reverse split, effected a 200 for 1 forward stock split. The net effect of the splits was a 1 for 200 reverse split of the Company’s common shares. The stock splits were effective April 27, 2021. No fractional shares of common stock were issued in connection with the Reverse Split. If, as a result of the Reverse Split, a shareholder would have otherwise held a fractional share, the shareholder received, instead of the issuance of such fractional share, one whole share of common stock.

The Company’s financial statements in this Report for the periods ended August 31, 2024, and August 31, 2023, and all references thereto have been retroactively adjusted to reflect the split unless specifically stated otherwise.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to the calculation of stock-based compensation, calculation of the Company’s derivative liability, collectability of notes receivable, useful lives and recoverability of long-lived assets, depreciation methods, income taxes and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. There have been no material changes to the Company’s accounting estimates since the Company’s financial statements for the fiscal year ended August 31, 2024.

Segment Reporting

The Company operates in one segment - the cryptocurrency mining industry. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. All material Company operations qualify for aggregation due to their similar customer base and similarities in economic characteristics, nature of products and services, and procurement, manufacturing and distribution processes.

Revenue Recognition

On July 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Results for reporting periods beginning after January 1, 2018, are presented under ASC 606.

Revenues from digital currency mining

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer;
•	Step 2: Identify the performance obligations in the contract;
•	Step 3: Determine the transaction price;
•	Step 4: Allocate the transaction price to the performance obligations in the contract; and
•	Step 5: Recognize revenue when the Company satisfies a performance obligation.

F-9

Step 1: The Company enters into a contract with a bitcoin mining pool operator (i.e., the customer) to provide hash calculation services to the mining pool. The Company only utilizes pool operators that determine awards under the Full Pay-Per-Share method (the “FPPS method”) . The contracts are terminable at any time by either party without penalty and the Company’s enforceable right to compensation only begins when the Company starts providing hash calculation services to the mining pool operator (which occurs daily at midnight Universal Time Coordinated (UTC)). In general, mining revenue for industry participants consists of two parts, (1) the block reward (current bitcoin block reward is 3.125 bitcoin) paid by the network to the miner for successfully mining a block, and (2) the transaction fees paid by the users to the miner for successfully mining a block. When a mining pool successfully finds a block, it is awarded all of the transaction fees in that block and the reward from the network. Under the FPPS method utilized by the Company, the Company is entitled to an award of bitcoin equal to the expected reward per block over the measurement period of midnight-to-midnight UTC time based on the hash calculation services provided to the pool during the measurement period. The Company is also entitled to an aware of transaction fees per block based on the average of the transaction fees over the latest 144 blocks, each of which is about 10 minutes, and the total of 144 blocks equals one day. At the end of each day that runs from midnight-to-midnight UTC time, the pool operator calculates the pool participant’s expected block reward and transaction fees for the day based on the hash calculation services provided by the pool participant that day, less net digital asset fees due to the mining pool operator over the measurement period. The actual reward to the Company each day is based on the number of blocks the Company should have hypothetically mined during the measurement period based on the hash calculation services provided to the pool by the Company during the measurement period and the prevailing difficulty index, and is not based on the actual rewards received by the pool during the measurement period, which may be higher or lower than the expected rewards during such period. Applying the criteria per ASC 606-10-25-1, the contract arises at the point that the Company provides hash calculation services to the mining pool operator, which is the beginning of each contract day at midnight UTC (contract inception), because customer consumption is in tandem with daily delivery of the hash calculation services. Providing hash calculation services to mining pools is an output of our ordinary activities, and an enforceable right to compensation begins when, and continues as long as, such services are provided.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, the Company has a single performance obligation in providing hash calculation services (i.e., hashrate) to the mining pool operator (i.e., customer). The performance obligation of hash calculation services is fulfilled daily over-time, as opposed to a point in time, because the Company provides the hashrate throughout the day and the customer simultaneously obtains control of it and uses the asset to produce bitcoin. The Company has full control of the mining equipment utilized in the mining pool and if the Company determines it will increase or decrease the processing power of its machines and/or fleet (i.e., for repairs or when power costs are excessive) the hash calculation services provided to the customer will be reduced.

F-10

Step 3: The transaction consideration the Company earns is non-cash digital consideration in the form of bitcoin, which is based on the Full-Pay-Per-Share (“FPPS”) payout method under the contract with the pool operator. According to the customer contract, daily settlements are calculated from midnight-to-midnight UTC time, and the amount due in bitcoin is credited to the Company’s account shortly thereafter on the following day. The amount of bitcoin the Company is entitled to for providing hash calculations to the Customer's mining pool under the FPPS payout method is made up of block rewards and transaction fees less mining pool fees determined as follows:

•	The non-cash consideration calculated as a block reward over the continuously renewed contract periods is based on the total blocks expected to be generated on the Bitcoin Network for the daily 24-hour period beginning midnight UTC and ending 23:59:59 UTC in accordance with the following formula: the hash calculations that the Company provides to the Customer as a percent of the Bitcoin Network’s implied hash calculations as determined by the network difficulty, multiplied by the total Bitcoin Network block rewards expected to be generated for the same period.

•	The non-cash consideration calculated as transaction fees paid by transaction requestors is based on the share of total actual fees paid over the continuously renewed contract periods beginning midnight UTC and ending 23:59:59 UTC in accordance with the following formula: total actual transaction fees generated on the Bitcoin Network during the contract period as a percent of total block rewards the Bitcoin Network actually generated during the same period, multiplied by the block rewards we earned for the same period noted above.

•	The sum of the block reward and transaction fees earned by the Company is reduced by mining pool fees charged by the Customer for operating the mining pool based on a rate schedule per the mining pool contract. The mining pool fee is only incurred to the extent we perform hash calculations and generate revenue in accordance with the Customer’s payout formula during the continuously renewed contract periods beginning mid-night UTC and ending 23:59:59 UTC daily. During the year ending August 31, 2024, the Company utilized one mining pool for its self-mining operations, which charges 0.3% of the bitcoin payable to the Company as a pool management fee. This amount represents consideration paid to the Customer and is thus reported as a reduction in revenue as the Company does not receive a distinct good or service from the mining pool operator in exchange.

There are no other forms of variable considerations, such as discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties, or other similar items.

The above non-cash consideration is variable in accordance with paragraphs ASC 606-10-32-5 to 606-10-32-7, since the amount of block reward earned depends on the amount of hash calculations we perform; the amount of transaction fees we are entitled to depends on the actual Bitcoin Network transaction fees over the same 24-hour period; and the operator fees for the same 24-hour period are variable since it is determined based on the total block rewards and transaction fees in accordance with the pool operator’s agreement. While the non-cash consideration is variable, the Company has the ability to estimate the variable consideration at contract inception with reasonable certainty without the risk of significant revenue reversal. The Company does not constrain this variable consideration because it is probable that a significant reversal in the amount of revenue recognized from the contract will not occur when the uncertainty is subsequently resolved and recognizes the non-cash consideration on the same day that control of the service is transferred, which is the same day as contract inception.

The Company measures the non-cash consideration based on the spot rate of bitcoin determined using the Company’s primary trading platform for bitcoin at mid-night UTC on the day of contract inception. The Company recognizes non-cash consideration on the same day that control of the contracted service is transferred to the pool operator, which is the same day as the contract inception.

F-11

Step 4: The transaction price is allocated to the single performance obligation upon verification for the provision of hash calculation services to the mining pool operator. There is a single performance obligation (i.e., hash calculation services or hashrate) for the contract; therefore, all consideration from the mining pool operator is allocated to this single performance obligation.

Step 5: The Company’s performance is complete in transferring the hash calculation services over-time (midnight to midnight UTC) to the customer and the customer obtains control of that asset.

In exchange for providing hash calculation services, the Company is entitled to the expected bitcoin awards earned over the measurement period, plus the expected global transaction fee rewards for the respective measurement period, less net digital asset fees due to the mining pool operator over the measurement period. The transaction consideration the Company receives is non-cash consideration, in the form of bitcoin. Prior to March 1, 2024, the Company measured the bitcoin at the closing U.S. dollar spot rate at the end of the date earned (midnight UTC). As of March 1, 2024, the Company began measuring the bitcoin at the opening U.S. dollar spot rate at the beginning of the date earned (midnight UTC). The change in method of calculating revenues from bitcoin mining did not result in material change in the revenues reported.

There are no deferred revenues or other liability obligations recorded by the Company since there are no payments in advance of the performance. At the end of the 24 hour “midnight-to-midnight” period, there are no remaining performance obligations.

During the year ending August 31, 2024, the Company utilized one mining pool for its self-mining operations, which charges 0.3% of the bitcoin payable to the Company as a pool management fee. During the year ended August 31, 2024, the Company generated $3,030,910 in revenues from mining cryptocurrency. the year ended August 31, 2023, the Company generated $389,222 in revenues from mining cryptocurrency.

Revenues from Hosting

The Company provides energized space to customers who locate their equipment within the Company’s co-hosting facility. The equipment generating the hosting revenue is owned by the customer. The Company gives hosting customers the option of having all mining proceeds paid into a cold wallet address in the Company’s name, which case the Company pays the hosting client its share of mining awards on a daily basis, or having all mining awards sent to an account of the customer, in which case the Company bills the customer monthly for any hosting fee that is contingent on the amount of the client’s award. All performance obligations are achieved simultaneously by providing the hosting environment for the customers’ operations. Hosting revenues consist of amounts billed in U.S. dollars for electricity and other fees, and a percentage of cryptocurrency generated by the client’s hosting activities. With regard to hosting revenues that are billed in U.S. dollars, revenues are recorded at the time of invoicing. With regard to hosting revenues that are based on a percentage of cryptocurrency generated by the customer, revenues are recorded based on the Company’s share of cryptocurrency received from the mining pool on the date of receipt or invoicing.

During the year ending August 31, 2024, the Company generated $48,305 in revenues from hosting services.

Revenues from the sale of mining equipment

The Company records revenue from the resale of mining equipment it has purchased. Revenue for the sale of mining equipment is recognized under the guidelines of ASC 606. During the year ended August 31, 2024, the Company generated $231,133 in revenues from the sale of mining equipment.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On August 31, 2024, and August 31, 2023, respectively, the Company’s cash equivalents totaled $499,270 and $270,547, respectively.

F-12

Cryptocurrency

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment quarterly events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses, if the price of cryptocurrency increases, is not permitted. During the years ending August 31, 2024 and 2023, the Company realized impairment losses of $-0- and $3,523, respectively. During the years ending August 31, 2024 and 2023, the Company realized gains from the sale of cryptocurrency of $113,803 and $21,682, respectively. The Company classifies cryptocurrencies as current assets because it reasonably expects to sell or exchange all cryptocurrencies within one quarter.

Cryptocurrency earned by the Company through its mining activities are included within operating activities on the accompanying statements of cash flows. The sales of digital currencies are included within investing activities in the accompanying statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the statements of operations and comprehensive income (loss). The Company accounts for its gains or losses in accordance with the moving weighted average method of accounting.

The Company holds its cryptocurrencies in an account at Bitgo Trust (“Bitgo”), a well-known bitcoin custodian, which it also uses to liquidate its bitcoin when necessary. The Company also has an account with Gemini Trust Company, LLC, which is a qualified custodian regulated by the New York Department of Financial Services as a backup facility, and may hold bitcoin from time to time in a cold storage wallet. The Company uses Bitgo’s multi-signature feature for account access.

Prepaid expenses

Prepaid expenses are amounts paid to secure the use of assets or the receipt of services at a future date or continuously over one or more future periods. When the prepaid expenses are eventually consumed, they are charged to expense. Prepaid expenses are recorded at fair market value. As of August 31, 2024, and August 31, 2023, the balances of prepaid expenses were $675,000 and $105,000 respectively.

Customer advances

The Company defers revenues when cash payments are received in advance of the Company’s performance obligation required under the guidelines of ASC 606. Customer advances of $703,500 as of August 31, 2024 relate solely to an advance cash payment received from the Company’s customer for the delivery by the Company of certain transformers subject to the terms of a purchase order.

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions quarterly to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

F-13

Stock-based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance outlined in Section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Stock Purchase Warrants

The Company accounts for warrants issued to purchase shares of its common stock as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. We determine the accounting classification of warrants we issue, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate us to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, we assess the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature.

If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, we also assess whether the warrants are indexed to our common stock and whether the warrants are classified as equity under ASC 815-40 or other GAAP. After all such assessments, we conclude whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date. We do not have any liability classified warrants as of any period presented.

Property and equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for leasehold improvements are typically the lesser of the estimated useful life of the asset or the life of the term of the lease. The estimated useful lives for all other property and equipment are as follows:

Life (Years)
Miners and mining equipment	2
Machinery and equipment	5 - 10
Office and computer equipment	3

F-14

No depreciation is recorded on an asset until it is placed in service. Due to the nature of the equipment, it can only be placed in service when the hosting site is properly configured to turn on the machines. As of August 31, 2024, and August 31, 2023, the Company had $3,071,565 and $4,453,466, respectively, of fixed assets not in service. During the years ended August 31, 2024 and 2023, the Company performed an analysis of the carrying cost of its mining equipment compared to the current market price for the same equipment. As a result, the Company determined that its fixed assets had been impaired by an amount of $120,000 and $122,950 in the years ending August 31, 2024 and 2023, respectively. This amount was recorded as an “impairment of fixed assets” on its statements of operations for the year ended August 31, 2023.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. In March 2019, the FASB issued ASU 2019-01, Codification Improvements, which clarifies certain aspects of the new lease standard. The FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases in July 2018. Also in 2018, the FASB issued ASU 2018-11, Leases (Topic 842) Targeted Improvements, which provides an optional transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. The amendments have the same effective date and transition requirements as the new lease standard.

We adopted ASC 842 on July 16, 2020. The adoption of this guidance did not have any impact on our financial statements.

In March 2022, the SEC staff released Staff Accounting Bulletin No. 121 (“SAB 121”), which requires entities that hold crypto assets on behalf of platform users to recognize a liability to reflect the entity’s obligation to safeguard the crypto assets held for its platform users, whether directly or through an agent or another third party acting on its behalf, along with a corresponding safeguarding asset. Both the liability and corresponding safeguarding asset shall be measured at fair value. SAB 121 also requires disclosure of the nature and amount of crypto assets being safeguarded, how the fair value is determined, an entity’s accounting policy for safeguarding liabilities and corresponding safeguarding assets, and may require disclosure of other information about risks and uncertainties arising from the entity’s safeguarding activities. The Company is not in the business of holding its customer’s crypto assets for safekeeping. For crypto assets that are not maintained on our platform and for which the Company does not maintain a private key or the ability to recover a customer’s private key, these balances are not recorded, as there is no related safeguarding obligation in accordance with SAB 121. This guidance is effective from the first interim period after June 15, 2022 and should be applied retrospectively. We adopted SAB 121 during the year ended August 31, 2022, and it did not have any impact on our financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Accounting for and Disclosure of Crypto Assets (“ASC 350-60”). ASC 350-60 requires entities with certain crypto assets to subsequently measure such assets at fair value, with changes in fair value recorded in net income (loss) in each reporting period. Crypto assets that meet all the following criteria are within the scope of ASC 350-60:

(1)	meet the definition of intangible assets as defined in the Codification;
(2)	do not provide the asset holder with enforceable rights to or claims on underlying goods, services, or other assets;
(3)	are created or reside on a distributed ledger based on blockchain or similar technology;
(4)	are secured through cryptography;
(5)	are fungible; and
(6)	are not created or issued by the reporting entity or its related parties. In addition, entities are required to provide additional disclosures about the holdings of certain crypto assets.

bitcoin, which is the sole crypto asset mined by the Company, meets each of these criteria. For all entities, the ASC 350-60 amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within those years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. The Company has elected to early adopt the new guidance effective September 1, 2024 resulting in a $-0- cumulative-effect change to adjust the Company's bitcoin held on September 1, 2024.

F-15

NOTE 2 – CRYPTOCURRENCIES

The following table presents additional dollar information about the Company’s bitcoin activity for the years ended August 31, 2024 and 2023:

		BTC
Beginning balance – August 31, 2022	$21,434	1.1
Revenue received from mining and hosting	401,242	15.4
Revenue recorded as “other income” from the termination of hosting agreement	16,939	1.0
Sales of equipment with proceeds received in cryptocurrency	56,730	1.9
Cash proceeds from the sale of cryptocurrency, net of fees	(149,435)	(3.0)
Cryptocurrency used to pay expenses and to purchase equipment	(213,918)	(11.4)
Realized gain (loss) from the sale of bitcoin	(3,523)	–
Ending balance – August 31, 2023	$129,469	5.0

Beginning balance – August 31, 2023	129,469	5.0
Revenue received from mining and hosting	3,079,215	58.4
Loan proceeds received in cryptocurrency	527,506	19.0
Distribution from joint venture	8,408	0.2
Purchase of equipment with cryptocurrency	(339,525)	(12.2)
Payments of loan with cryptocurrency	(882,629)	(20.8)
Cash proceeds from the sale of cryptocurrency, net of fees	(2,137,738)	(40.2)
Cryptocurrency used to pay expenses and to purchase equipment	(483,543)	(9.1)
Realized gain (loss) from the sale of bitcoin	113,803	–
Ending balance – August 31, 2024	$14,966	0.3

NOTE 3 – REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table presents the Company’s revenues disaggregated into categories based on the nature of such revenues:

	Year Ended August 31,
	2024	2023
Revenues from the sale of mining equipment	$231,133	$244,036
Revenue from hosting, net	48,305	12,020
Revenue from self-mining	3,030,910	389,222
Total revenue	$3,310,348	$645,278

F-16

NOTE 4 – PROPERTY AND EQUIPMENT

The following table sets forth the components of the Company’s property and equipment at August 31, 2024 and August 31, 2023:

	August 31, 2024			August 31, 2023
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Equipment	$3,094,076	$(1,394,332)	$1,699,744	$966,407	$(470,705)	$495,702
Equipment not in service	3,071,565	–	3,071,565	4,453,466	–	4,453,466
Total fixed assets	$6,165,641	$(1,394,332)	$4,771,309	$5,419,873	$(470,705)	$4,949,168

Equipment not in service as of August 31, 2024 was comprised of the following:

Transformers	$1,820,760
Immersion containers	1,250,805
Total	$3,071,565

For the years ended August 31, 2024 and August 31, 2023, the Company recorded $923,545 and $470,705, respectively, in depreciation expense.

During the year ended August 31, 2024, material acquisitions and dispositions of equipment include:

•	Repossession of two immersion containers and related equipment valued at $530,805 due to the foreclosure of a note receivable, which was added back to equipment. See “Note 5. Investments and Notes Receivables.”
•	Impairment of $120,000 of immersion fluid.
•	Purchase of 1,241 miners for $564,709.
•	Of equipment not in service at August 31, 2023, during the six months ended February 29, 2024, the Company:

o	placed $851,726 of equipment in service at its Pecos, Texas location;
o	sold 100 S19 Pro+/117/220 to Luxor for $149,250, which had a cost basis of $180,891, for a loss of $31,641 on the sale; and
o	placed $892,042 of equipment in service at its Trinidad location;

NOTE 5 – INVESTMENTS AND NOTES RECEIVABLES

Policy on Doubtful Accounts

We evaluate notes receivable for impairment under the guidelines of ASC 310-10-35-41. We establish an allowance for doubtful accounts when we determine that collectability of the note is in question.

Investment in Joint Venture

In October 2022, we entered into a joint venture arrangement with ROC Digital Mining to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers and cash with a value of $987,429 as a capital contribution to ROC Digital Mining I, LLC (the “ROC Digital”). In return, we received 240 Class B Units of ROC Digital pursuant to an ongoing offering of a total of 1,000 Class B Units at $4,400 per unit. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note the bears interest at 5% per annum, and is payable pursuant to monthly payments of $31,204 per month commencing on December 30, 2022, with any remaining principal and interest payable in full on May 31, 2026. The note is secured by the equipment that was sold. We also obtained the right to locate one container at the location that we would be able to use for self-mining.

F-17

ROC Digital is managed by ROC Digital Mining Manager LLC (“ROC Manager”), which owns all of the Class A Units of ROC Digital. The Class A Units have the sole right to vote on any matter that requires a vote of members, including in the selection of the manager. We own 33 1/3% of ROC Manager. ROC Manager has no financial activity and has no impact on our financial statements. ROC Manager is managed by from one to three managers selected by a vote of the members. We do not currently have a representative or designee serving as manager of ROC Manager. However, the operating agreement for ROC Manager provides that ROC Manager may not take a number of actions in relation to ROC Digital without the unanimous consent of its members, such as incurring more than $50,000 of indebtedness, approval of operating budget, filing for bankruptcy, making any material change in ROC Digital’s business, merging, consolidating or combining ROC Digital with another entity, selling off a substantial part of ROC Digital’s assets, amending the operating agreement of ROC Digital, or causing ROC Digital to enter into any agreement with a related party.

Day to day management of the operations of ROC Digital is provided by ROC Digital Mining LLC (“ROC Mining”), an affiliate of ROC Manager in which we do not have an interest. ROC Mining is entitled to a monthly management fee equal to 3% of ROC Digital’s gross revenue, subject to a monthly minimum of $10,000 and a monthly maximum of $15,000. In additional ROC Mining is entitled to an acquisition fee of 1% of the cost of any assets acquired by ROC Digital. A principal of ROC Mining serves on our board of directors.

As of August 31, 2024 the joint venture arrangement was classified as a long term asset on the Company’s balance sheet with a value of $667,707. The site became electrified in June 2023. The reduction in the value of the investment of $311,313 during the year ending August 31, 2024 represents the Company’s approximate 30.3% portion of the ROC Digital’s operating losses during the year. This loss was recorded as “loss on investment” on the Company’s Statements of Operations for the year ended August 31, 2024. During the year ended August 31, 2024, the Company received an in-kind distribution of .01992 bitcoin, valued at $8,408, as a return of capital from the joint venture.

Notes Receivable

Notes receivable consist of notes received as partial consideration for the sale of mining equipment, and are collateralized by the mining equipment that was the subject of the sale. As of August 31, 2024 and August 31, 2023, notes receivable consist of the following:

	As of August 31, 2024	As of August 31, 2023

Note receivable with an amended principal amount of $731,472, bearing interest at 5.0% per annum payable monthly. Principal due in one payment on August 31, 2024. Borrower has right to prepay principal with a 10% discount.	$–	$731,472

Note receivable-related party in original principal amount of $1,200,000, bearing interest at 5.0% per annum, payable in 41 equal monthly payments of $31,204 commencing December 30, 2022	655,277	1,029,721

Total	655,277	1,761,193

Less: Non-current portion	(280,834)	(1,386,749)

Notes receivable – short-term	$374,444	$374,444

As of August 31, 2024 and August 31, 2023 the balance of notes receivable was $655,277 and $1,761,193, respectively. During the years ended August 31, 2024 and 2023, the Company recorded $54,617 and $28,720, respectively, in interest income on these notes.

During the year ending August 31, 2024, the Company declared a default under the $731,472 note and foreclosed on the collateral securing the note. As a result of the foreclosure, the Company recovered equipment valued at $530,805 at the location. Net of the write-off of the $731,472 note receivable, and reversal of $236,046 in deferred revenue associated with this note, the Company recorded a gain of $35,379 due to the foreclosure.

F-18

NOTE 6 – LOANS PAYABLE AND ACCRUED LIABILITIES, RELATED PARTY

Line of Credit from IDI

On October 19, 2022, the Company entered into a Line of Credit Agreement (the “LOC Agreement”) with Innovative Digital Investors Emerging Technology, L.P. (“IDI), a limited partnership controlled by Jonathan Bates, the Company’s Chairman, and Raymond Mow, the Company’s Chief Financial Officer and a Director. The LOC Agreement provided for loans of up to $1,000,000 at the request of the Company to finance the purchase of equipment necessary for the operation of the Company’s business, and related working capital. Loans under the LOC Agreement accrue interest at twelve percent (12%) per annum, compounded on a 30/360 monthly basis until the loans have been repaid in full. The Company had the right to submit draw requests under the LOC Agreement until April 15, 2023. Each draw request is subject to the approval of IDI in its sole discretion. The amount drawn, plus all accrued interest therein, was repayable in full on December 1, 2023.

Effective May 13, 2023, the Company and IDI amended the LOC Agreement to increase the amount that the Company may borrow thereunder to $1,750,000, extended the date by which the Company could borrow funds thereunder to December 1, 2023, and extended the maturity date to December 1, 2024. Simultaneous with the extension, the Company borrowed an additional $500,000. As of August 31, 2024, the amount of principal and interest due to related party was $1,625,000 and $315,609, respectively, as compared to $1,300,000 and $97,460 at August 31, 2023.

Transactions with ROC Digital Mining I, LLC

In October 2022, we entered into a joint venture arrangement with ROC Digital Mining I, LLC (“ROC Digital”) to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers and cash with a value of $987,429 as a capital contribution to ROC Digital Mining I, LLC (the “ROC Digital”). In return, we received 240 Class B Units of ROC Digital pursuant to an ongoing offering of a total of 1,000 Class B Units at $4,400 per unit. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and is payable pursuant to monthly payments of $31,203.64 per month commencing on December 30, 2022, with any remaining principal and interest payable in full on May 31, 2026. The note is secured by the equipment that was sold. As of August 31, 2023 and August 31, 2024, the note receivable from ROC Digital amounted to $1,029,721 and $655,277, respectively.

We also obtained the right to locate one container at the location that we would be able to use for self-mining. Under our hosting agreement with ROC Digital, we located one immersion container at the site for $500 per month, plus payment of our pro rata share of electricity, internet and insurance for the site. Under the hosting agreement, we also agreed to contribute $100,000 toward the electricity deposit for the site, which is refundable to us at the earlier of the date the electricity provider releases the deposit or 90 days after the expiration or termination of the hosting agreement. The hosting agreement has a term of one year, subject to our right to renew the agreement for two one year terms after receipt of notice of the renewal terms of the joint venture’s electricity supply agreement for the upcoming year.

See “Note 5 – Investment in Joint Venture,” for more information about ROC Digital.

Transactions with Rykor Energy Solutions, LLC

In May 2024, the Company brokered the sale of 20 transformers to Rykor Energy Solutions, LLC (“Rykor”). The total sales price of the transformers is approximately $1,407,000 and the Company’s total cost is expected to be $1,340,000. As of August 31, 2024 the Company had received $703,500 against this order which is classified as an advance payment-related party since the order had not shipped as of August 31, 2024. Additionally, the Company made a payment of $670,000 to the supplier of the transformers. This amount is classified as a prepaid expense on the Company’s balance sheet as of August 31, 2024. After August 31, 2024, the transaction was consummated. See “Note 10. Subsequent Events.” Rykor owns 2,672,000 shares of our common stock and warrants to purchase an additional 5,344,000 shares, and as a result is the beneficial owner of approximately 17.8% of our common stock. A principal of Rykor (who is also a principal of ROC Mining) also serves on our board of directors.

F-19

NOTE 7 – STOCKHOLDERS’ EQUITY

Stockholders’ Equity

The Company is authorized to issue 500,000,000 shares of Common Stock with a par value of $0.0001 per share, and 20,000,000 shares of preferred stock with a par value of $0.0001 per share. As of August 31, 2024, and August 31, 2023, there were 49,912,607 and 49,665,649 shares of common stock outstanding, respectively.

Series A Convertible Preferred Stock

As of August 31, 2024 and August 31, 2023, our board of directors had authorized the issuance of one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”), for 500,000 shares, of which 453,966 shares had been issued. The Series A Preferred has the following rights:

Dividends: Each share of Series A Preferred is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series A Preferred were converted into shares of common stock immediately prior to the record date of the dividend declared on the common stock.

Liquidation Preference: The Series A Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $10 per share, plus any accrued but unpaid dividends, as a liquidation preference before any distribution may be made to the holders of any junior security, including the common stock.

Voting Rights: Each holder of Series A Preferred Stock shall vote with holders of the common stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of common stock into which such share of Series A Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series A Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series A Preferred Stock.

Directors: The Series A Preferred Stock has the exclusive right to nominate and vote on two (2) members of the board of directors.

Voluntary Conversion Rights: Each share of Series A Preferred Stock is convertible into that number of shares of common stock equal to the liquidation preference of the Series A Preferred divided by a conversion price of $0.575 per share.

Rank: The Series A Preferred ranks senior to the common stock and any other class or series of preferred stock that may be authorized.

Redemption by Company: The Company may redeem all of the Series A Preferred at any time on twenty days notice by payment of the liquidation preference of the Series A Preferred.

Redemption by the Holders: Any holder of Series A Preferred may request that some or all of its Series A Preferred be redeemed to the extent of 30% of the liquid net assets of the Company in excess of $2 million. To the extent any holder requests redemption under this provision, the Company is required to send a notice to all other Series A Preferred holders, who will be entitled to request redemption of some or all of their shares as well. Each holder is required to redeem at least the lesser of 10,000 shares or the number of shares of Series A Preferred held by the holder.

F-20

Redemption on Fundamental Transaction: In the event the Company engages in a fundamental transaction, a majority of the holders of Series A Preferred may require the Company to redeem all of the Series A Preferred at the closing of the transaction.

Right to Participate in Future Fundings: Each holder of Series A Preferred has the right to participate in future capital raising transactions to the extent of its proportionate ownership of the Company on an as converted basis. The right extents to any issuance of common or preferred stock or debt securities convertible into common or preferred stock, except for certain exempted transactions.

Anti-Dilution Protection: The conversion price of the Series A Preferred is subject to reduction to the extent the company issues shares of common stock at a purchase price less than the then current conversion price, (ii) debt or equity securities convertible into common stock at a conversion price less than the then current conversion price, (iii) options or warrants exercisable for common stock at an exercise price less than the then current conversion price, or (iv) options or warrants to purchase convertible debt or equity securities, where the combined exercise and conversion prices would enable the holder to acquire shares of common stock for less than the then current conversion price.

Issuance of Shares

During the year ended August 31, 2024, the Company issued the following shares:

•	83,056 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $36,545, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

•	72,993 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $32,117, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

•	90,909 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $40,000, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

During the year ended August 31, 2023, the Company issued the following shares:

•	71,429 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $31,429, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

•	70,423 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $30,986, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

F-21

•	45,455 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $20,000 or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

•	100,000 shares were issued to a third party for investor relations services. The shares were valued at $44,000, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering.

•	200,000 shares were issued to an investment banking firm as an annual renewal of an investment banking agreement. The shares were valued at $0.44 per share.

•

71,429 shares were issued to an officer pursuant to the terms of his employment contract, which entitle the officer to a quarterly bonus payable in shares of common stock. The shares were valued at $31,429, or $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering. The bonus shares vest on January 15, 2027 if the officer is still employed with us on that date, and are amortized from the date of issuance to January 15, 2027.

•	150,000 shares were issued to a Director pursuant to the terms of her Director appointment. The shares vest prorate over a 15 month period at the rate of 10,000 shares per month commencing on August 31, 2023. These shares were valued at $0.44 per share, based on the value indicated by the Company’s recently completed Unit Offering.

The Company estimates the fair value of stock-based compensation based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). The Company attributes compensation to expense using the straight-line method. Since the Company’s common stock is thinly traded, the Company utilizes the value, or an estimate thereof, paid by third parties for common stock in arms-length transactions with the Company.

Warrants

As of August 31, 2024, the Company had the following warrants outstanding:

Class	Amount Outstanding	Exercise Price	Expiration Date
Class C-1 Warrants	4,147,600	$2.00	January 15, 2025
Class C-2 Warrants	4,147,600	$4.00	January 15, 2025
Class C-3 Warrants	25,600	$1.25	June 27, 2027
Total	8,320,800

NOTE 8 – COMMITMENTS AND CONTINGENCIES

As of August 31, 2024 and August 31, 2023, the Company had no contractual commitments.

F-22

NOTE 9 - RESTATEMENT DETAILS

The Company revised prior-period financial statements to enhance comparability and transparency, including the following changes:

1.	Removal of "" designation
The Company removed the "" presentation terminology to align with SEC Regulation S-X Article 8 requirements for full financial statement presentation.
2.	Expanded revenue disclosures
The Company disaggregated cryptocurrency mining revenue components to provide greater transparency into revenue streams. This resulted in the addition of new line items in the Statement of Operations.

Materiality Assessment

The Company determined that these revisions do not represent corrections of material errors but rather voluntary presentation enhancements under ASC 250-10-50-7. The following factors were considered in making this determination:

•	Quantitative immateriality: The changes did not affect total assets, liabilities, or equity and had no impact on reported revenues, net loss, or cash flows across all periods presented.
•	Qualitative immateriality: These revisions did not alter trends in liquidity, capital resources, or operating results and would not influence investor decisions under SEC Staff Accounting Bulletin (SAB) 99 criteria.

Impact on Financial Statements

The revisions:

•	Do not alter previously reported revenues, net loss, equity, or cash flows.
•	Were voluntarily adopted to enhance financial statement comparability and usability for investors.

Conclusion

These changes constitute a revision restatement under ASC 250-10-50-7. As such:

1.	Comparative periods have been adjusted to reflect consistent application of the revised presentation standards.
2.	Reissuance of prior financial statements is not required.
3.	No notification of non-reliance under Item 4.02(a) of Form 8-K is necessary.

The following presents a reconciliation of the Statement of Operations for prior years ended August 31, 2024 and 2023 as previously reported to the restated amounts.

F-23

Bitmine Immersion Technologies, Inc.

Statements of Operations

	As Reported		As Restated	As Reported		As Restated
	Year		Year	Year		Year
	ended		ended	ended		ended
	August 31,	Restatement	August 31,	August 31,	Restatement	August 31,
	2024	Adjustment	2024	2023	Adjustment	2023
Revenue from the sale of mining equipment	$231,133	$–	$231,133	$244,036	$–	$244,036
Revenue from hosting	48,305	–	48,305	12,020	–	12,020
Revenue from self-mining	3,030,910	–	3,030,910	389,222	–	389,222
Total revenue	3,310,348	–	3,310,348	645,278	–	645,278
Cost of sales mining equipment	180,891	–	180,891	87,080	–	87,080
Cost of sales self-mining	2,330,752	–	2,330,752	326,630	–	326,630
Cost of sales hosting	37,678	–	37,678	9,098	–	9,098
Gross profit	761,027	–	761,027	222,469	–	222,469

Operating expenses:
General and administrative expenses	370,163	(205,936)	164,228	293,989	(248,981)	45,008
Marketing fees	–	–	–		214,550	214,550
Investor relations	–	178,190	178,190		–	–
Travel expense	–	27,746	27,746		34,431	34,431
Depreciation	923,545	–	923,545	470,705	–	470,705
Professional fees	615,256	–	615,256	456,323	–	456,323
Related party compensation	1,293,353	(1,293,353)		1,309,746	(1,309,746)
Officers compensation	–	841,106	841,106	–	951,106	951,106
Directors compensation	–	52,800	52,800	–	13,200	13,200
Employee shareholder compensation	–	399,447	399,447	–	345,440	345,440
Impairment of fixed assets	120,000	–	120,000	122,950	–	122,950
Realized gain from the sale of bitcoin	(113,803)	–	(113,803)	(21,682)	–	(21,682)
Impairment of cryptocurrency	–	–	–	3,523	–	3,523
Total operating expenses	3,208,514	(0)	3,208,513	2,635,553	(0)	2,635,553
Loss from operations	(2,447,487)	–	(2,447,485)	(2,413,083)	–	(2,413,083)
Other income (expense)
Interest expense	(268,578)	–	(268,578)	(97,460)	–	(97,460)
Loss on the extinguishment of debt	(355,123)	–	(355,123)	–	–	–
Loss on investment	(311,313)	–	(311,313)	–	–	–
Gain on note settlement	35,379	–	35,379	–	–	–
Other income	–	–	–	16,939	–	16,939
Interest income	54,617	–	54,617	28,720	–	28,720
Other income (expense), net	(845,018)	–	(845,018)	(51,801)	–	(51,801)
Net loss	$(3,292,504)	$–	$(3,292,503)	$(2,464,884)	–	$(2,464,884)
					–
Basic and diluted (loss) per common share	$(0.07)	–	$(0.07)	$(0.05)	$–	$(0.05)

Weighted-average number of common shares outstanding:
Basic and diluted	49,878,610	–	49,878,610	49,055,973		49,055,973

F-24

NOTE 10 – SUBSEQUENT EVENTS

On November 4, 2024, Company entered into an amendment to its LOC Agreement with IDI. Prior to the amendment, the LOC provided for a maximum amount of $1,750,000, and the full amount was due and payable on December 1, 2024. As of August 31, 2024 the loan balance due to IDI was $1,625,000. Pursuant to the amendment, the maximum amount has been increased to $2,300,000. In addition, the Company has the right to extend the maturity for six monthly periods in consideration for an extension fee of $25,000 for each extension, which will be added to the balance due under the LOC. In addition, IDI was granted the right to convert 11,500,000 shares of common stock it owns into 2,300 shares of Series B Convertible Preferred Stock. In consideration for the above the amendments, IDI agreed to approve a new draw under the LOC of $250,000 and to purchase an additional 200 shares of Series B Convertible Preferred Stock for $200,000, for net new financing to the Company of $450,000.

On November 4, 2024, the Company approved a Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State, which authorized the creation and issuance of up to 3,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”). Under the Certificate of Designation, the Series B Preferred has the following rights:

Dividends: Each share of Series B Preferred is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series B Preferred were converted into shares of common stock immediately prior to the record date of the dividend declared on the common stock.

Liquidation Preference: The Series B Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $1,000 per share, plus any accrued but unpaid dividends, as a liquidation preference before any distribution may be made to the holders of any junior security, including the common stock.

Voting Rights: Each holder of Series B Preferred Stock shall vote with holders of the common stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of common stock into which such share of Series B Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series B Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series B Preferred Stock.

Voluntary Conversion Rights: Each share of Series B Preferred Stock is convertible into that number of shares of common stock equal to the liquidation preference of the Series B Preferred divided by a conversion price of $0.20 per share.

Rank: The Series B Preferred ranks senior to the common stock and any other class or series of preferred stock that may be authorized, but ranks junior to the Series A Convertible Preferred Stock.

Redemption by Company: The Company may redeem all of the Series B Preferred at any time on twenty days notice by payment of the liquidation preference of the Series B Preferred.

Redemption by the Holders: The holders of the Series B Preferred shall not have the right to compel the Company to redeem their Series B Preferred unless the Company is in default under the terms of the Certificate of Designation..

Redemption on Fundamental Transaction: In the event the Company engages in a fundamental transaction, the Company shall be obligated to redeem all of the Series B Preferred at the closing of the transaction, provided that holders of the Series B Preferred shall be entitled to convert their shares of Series B Preferred into common stock in lieu of having them redeemed.

F-25

Right to Participate in Future Fundings: Each holder of Series B Preferred has the right to participate in future capital-raising transactions to the extent of its proportionate ownership of the Company on an as converted basis. The right extents to any issuance of common or preferred stock or debt securities convertible into common or preferred stock, except for certain exempted transactions.

Anti-Dilution Protection: The conversion price of the Series B Preferred is subject to reduction to the extent the company issues shares of common stock at a purchase price less than the then current conversion price, (ii) debt or equity securities convertible into common stock at a conversion price less than the then current conversion price, (iii) options or warrants exercisable for common stock at an exercise price less than the then current conversion price, or (iv) options or warrants to purchase convertible debt or equity securities, where the combined exercise and conversion prices would enable the holder to acquire shares of common stock for less than the then current conversion price.

In November 2024, the Company issued 2,500 shares of Series B Preferred to IDI in consideration for 11,500,000 shares of common stock owned by IDI and a cash investment of $200,000.

On November 14, 2024, the Company entered into an agreement to purchase 3,000 used S-19j Pro bitcoin miners for a total price of $1,035,000 from Luxor Technology Corporation (“Luxor”). The Company plans to engage a third party to host 2,900 miners. The Company expects to deploy the remaining 100 miners at its Trinidad location. The purchase price is payable as follows: 90% was due immediately, and 10% will be due within 60 days. Of the amount due immediately, $765,861.71 was paid from the proceeds of a Master Hashrate Purchase and Sale Agreement (the “Hashrate Sale Agreement”), and the balance will be paid from cash on hand. Under the Hashrate Sale Agreement, the Company sold 90 PH per day for 365 days at a price of 0.0005 per hashrate.

Subsequent to August 31, 2024, the Company issued 1,255,000 common shares as follows:

•	500,0000 shares each, for a total of 1,000,000 shares were issued to two executive officers as part of their compensation for fiscal 2025 officer services. These shares were valued at $0.44 each. The price of $0.44 is based upon a price indicated by a recent offering of Units by the Company for $1.25 per Unit to unrelated investors, with each Unit consisting of one share of common stock, one Class C-1 Warrant and one Class C-2 Warrant.

•	255,000 common shares were issued to various service providers in lieu of cash. These shares were valued at $0.44 each.

In May 2024, the Company brokered the sale of 20 transformers to Rykor Energy Solutions, LLC (“Rykor”). The total sales price of the transformers was approximately $1,407,000 and the company’s total cost was expected to be $1,340,000. As of August 31, 2024 the Company had received $703,500 against this order which is classified as an advance payment-related party since the order had not shipped as of August 31, 2024. Additionally, the Company made a payment of $670,000 to the supplier of the transformers. This amount is classified as a prepaid expense on the Company’s balance sheet as of August 31, 2024. Subsequent to August 31, 2024 by mutual agreement the order was reduced to 10 transformers instead of 20 transformers. These units were delivered and the Company recorded revenue of $703,500 with a cost of sales of $670,000 resulting in a profit of $33,500, which will be recorded during the Company’s first fiscal quarter ended November 30, 2024.

F-26

Bitmine Immersion Technologies, Inc.

Balance Sheets

(Unaudited)

	February 28,	August 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$482,951	$499,270
Prepaid expenses	168,050	675,000
Cryptocurrency	247,923	14,966
Notes receivable related party - short term	249,629	374,444
Total current assets	1,148,553	1,563,679
Notes receivable related party - long term	218,426	280,834
Investment in joint venture	667,707	667,707
Fixed assets, net	2,237,390	1,699,744
Fixed assets - not in service	3,228,600	3,071,565
Total assets	$7,500,676	$7,283,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$760,584	$400,584
Accrued interest -related party	444,540	315,609
Accrued officer compensation	745,470	–
Customer advances	–	703,500
Loans payable	685,461	–
Loans payable-related party	1,875,000	1,625,000
Deferred revenue-short term	86,193	86,193
Total current liabilities	4,597,248	3,130,885
Deferred revenue long term	50,279	64,645
Total liabilities	4,647,527	3,195,530

Commitments and contingencies	–	–

Stockholders' Equity:
Series A Preferred Stock, $0.0001 par value, 500,000 shares authorized, 453,966 and 453,966 shares issued and outstanding as of February 28, 2025 and August 31, 2024, respectively	45	45
Series B Preferred Stock, $0.0001 par value, 3,000 shares authorized, 2,500 and -0- shares issued and outstanding as of February 28, 2024 and August 31, 2024, respectively	–	–
Common stock, $0.0001 par value, 500,000,000 shares authorized; 39,667,607 and 49,665,649 shares issued and outstanding as of November, 2024 and August 31, 2024 respectively	3,967	4,991
Additional paid-in capital	16,165,284	12,306,833
Accumulated deficit	(13,316,148)	(8,223,870)
Total stockholders' equity	2,853,149	4,087,999
Total liabilities and equity	$7,500,676	$7,283,529

The accompanying notes are an integral part of these unaudited financial statements.

F-27

Bitmine Immersion Technologies, Inc.

Statements of Operations

(Unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	February 28,	February 29,	February 28,	February
	2025	2024	2025	2024
Revenue from the sale of mining equipment	$–	$20,471	$717,147	$190,192
Revenue from hosting	–	10,116	–	21,980
Revenue from self-mining	1,517,422	861,026	2,001,105	1,190,749
Total revenue	1,517,422	891,613	2,718,252	1,402,921
Cost of sales mining equipment	–		670,000	180,891
Cost of sales self-mining	1,212,706	556,849	1,623,331	779,791
Cost of sales hosting	–	11,142	–	14,534
Gross profit	304,716	323,622	424,922	427,704

Operating expenses:
General and administrative expenses	102,273	69,827	150,730	77,057
Depreciation	227,694	235,370	358,319	457,901
Professional fees	215,569	227,530	318,969	303,390
Investor relations	11,000	128,309	26,400	141,560
Insurance	36,930	30,912	55,395	78,828
Officers compensation	365,881	210,276	878,778	420,553
Directors compensation	56,355	13,200	125,910	26,400
Employee share holder compensation	176,467	133,530	367,108	257,196
Change in the fair value of cryptocurrency	26,170	(76,591)	(59,046)	(76,591)
Total operating expenses	1,218,339	972,362	2,222,563	1,686,295
Loss from operations	(913,623)	(648,740)	(1,797,641)	(1,258,591)
Other income (expense)
Interest expense	(60,496)	(54,279)	(128,931)	(153,699)
Bad debt expense	(124,815)	–	(124,815)	–
Loss on the extinguishment of debt	(57,958)	(183,670)	(80,961)	(221,208)
Loss on investment	–	(68,559)	–	(111,773)
Change in derivative liability	–	37,777	–	(114,835)
Interest income	–	14,791	718	29,584
Other income (expense), net	(243,269)	(253,941)	(333,988)	(571,931)
Net loss	(1,156,891)	(902,682)	(2,131,629)	(1,830,522)
Deemed dividend on Series A Preferred Stock	–	–	(2,960,648)	–
Net loss attributable to common stockholders	$(1,156,891)	$(902,682)	$(5,092,277)	$(1,830,522)

Basic and diluted (loss) per common share	$(0.03)	$(0.02)	$(0.12)	$(0.04)

Weighted-average number of common shares outstanding:
Basic and diluted	39,667,607	49,748,705	43,566,253	49,785,202

The accompanying notes are an integral part of these unaudited financial statements.

F-28

Bitmine Immersion Technologies, Inc.

Statements of Changes in Stockholders' Equity

(Unaudited)

							Additional		Total
	Series A Preferred		Series B Preferred		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, August 31, 2023	453,966	$45	–	$–	49,665,649	$4,967	$11,183,720	$(4,931,367)	$6,257,365

Common stock issued for services -related party	–	–	–	–	83,056	8	277,458	–	277,466

Net loss	–	–	–	–	–	–	–	(927,840)	(927,840)

Balance, November 30, 2023	453,966	$45	–	$–	49,748,705	$4,975	$11,461,178	$(5,861,237)	$5,606,991

Stock based compensation -related parties	–	–	–	–	72,993	7	277,458	–	277,465

Net loss	–	–	–	–	–	–	–	(902,682)	(902,682)

Balance, February 29, 2024	–	$–	–	$–	49,821,698	$4,982	$11,738,635	$(6,761,889)	$4,981,774

							Additional		Total
	Series A Preferred		Series B Preferred		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Equity
Balance, August 31,2024	453,966	$45	–	$–	49,912,607	$4,991	$12,306,833	$(8,223,870)	$4,087,999

Series A Preferred - for change of vesting terms	–	–	–	–	–	–	25,000	–	25,000

Series A - deemed dividend due to convert price reset	–	–	–	–	–	–	2,960,648	(2,960,648)	–

Conversion of common stock to Preferred B stock and purchase of Preferred B Stock	–	–	2,500	–	(11,500,000)	(1,150)	201,150	–	200,000

Stock based compensation for services	–	–	–	–	255,000	26	398,847	–	398,872

Stock based compensation -related parties	–	–	–	–	1,000,000	100	72,150	–	72,250

Net loss	–	–	–	–	–	–	–	(974,738)	(974,738)

Balance, November 30, 2024	453,966	$45	2,500	$–	39,667,607	$3,967	$15,964,627	$(12,159,256)	$3,809,383

Stock based compensation - services	–	–	–	–	–	–	65,146	–	65,146

Stock based compensation - services related parties	–	–	–	–	–	–	135,511	–	135,511

Net loss	–	–	–	–	–	–	–	(1,156,891)	(1,156,891)

Balance, February 28, 2025	453,966	$45	2,500	$–	39,667,607	$3,967	$16,165,284	$(13,316,148)	$2,853,149

The accompanying notes are an integral part of these unaudited financial statements.

F-29

Bitmine Immersion Technologies, Inc.

Statements of Cash Flows

(Unaudited)

	Six months	Six months
	ended	ended
	February	February
	2025	2024
Cash flows from operating activities
Net loss	$(2,131,629)	$(1,830,522)
Stock based compensation	671,779	554,931
Bad debt expense	124,815	–
Depreciation	358,319	457,901
Loss on the sale of equipment	–	31,641
Loss on investment	–	111,773
Change in derivative liability	–	114,835
Amortization of note discount	(7,723)	–
Change in balance sheet accounts
Cryptocurrencies	(411,598)	(128,010)
Notes receivable	62,407	187,221
Prepaid expenses	506,950	(93,084)
Accounts payable and accrued expenses	360,000	328,835
Accrued officer compensation	745,470	–
Customer advances	(703,500)	–
Deferred revenue	(14,365)	(43,096)
Accrued interest - related party	128,931	103,270
Net cash (used in) operating activities	(310,144)	(204,304)

Cash flows from investing activities
Return of capital on joint venture	–	8,408
Purchase of fixed assets	(18,000)	(57,355)
Net cash (used in) investing activities	(18,000)	(48,946)

Cash flows from financing activities:
Proceeds from Series A preferred stock	25,000	–
Proceeds from Series B preferred stock	200,000	–
Loan repayment	(163,175)	–
Related party loans	250,000	325,000
Net cash provided by financing activities	311,825	325,000

Net increase (decrease) in cash and cash equivalents	(16,319)	71,749
Cash and cash equivalents at beginning of period	499,270	270,547
Cash and cash equivalents at end of period	$482,951	$342,296

Supplemental disclosure of non-cash investing and financing activity
Proceeds received from bitcoin loan	$–	$577,934
Repayment of bitcoin loan in bitcoin-net	$100,681	$484,156
Purchase of equipment for loan payable	$1,035,000	$–
Deemed dividend on Preferred A stock	$2,960,648	$–
Purchase of equipment with bitcoin	$–	$339,525

The accompanying notes are an integral part of these unaudited financial statements.

F-30

BITMINE IMMERSION TECHNOLOGIES, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT POLICIES

About Bitmine Immersion Technologies, Inc.

Bitmine Immersion Technologies Inc. f/k/a Sandy Springs Holdings, Inc. (“Bitmine” or “we,” “us,” and “our”) is a Delaware corporation that commenced operations on July 16, 2020. Our predecessor was incorporated in the state of Nevada on August 16, 1995, as Interactive Lighting Showrooms, Inc.

By a written consent dated July 16, 2021, holders of a majority of our issued and outstanding common stock approved a resolution to appoint Jonathan Bates, Raymond Mow, Michael Maloney, and Seth Bayles to our board of directors, and to appoint Jonathan Bates as Chairman, Seth Bayles as Corporate Secretary, Raymond Mow as Chief Financial Officer, and Ryan Ramnath as Chief Operating Officer (collectively, the “New O&Ds”). Erik S. Nelson remained a director and the chief executive officer. At the same time, the shareholders approved the issuance of 32,994,999 shares of common stock in our offering of common stock at $0.015 per share, and the grant of 4,750,000 shares for services, which were valued at $0.015 per share. As a result of the foregoing stock issuances, the New O&Ds (or entities controlled by them) collectively acquired 24,893,877 shares of common stock, which represented approximately 62% of the issued and outstanding shares at the time. On May 26, 2022, our board of directors appointed Jonathan Bates as our chief executive officer and Erik Nelson as our president.

The appointment of certain of the New O&Ds to our board, and issuance to the New O&Ds of a controlling interest in our company, were made in order to enable us to enter the business of creating a hosting center for bitcoin mining computers primarily utilizing immersion cooling technology, as well mining the bitcoin digital currency for our own account. Prior to the change of control to the New O&Ds, we were shell company.

During the fiscal year ended August 31, 2022, we began implementing our business plan by generating revenue from the mining of bitcoin digital currency, hosting a third-party bitcoin miner and the sale of mining equipment.

The Company’s year-end is August 31st.

Basis of Presentation

The foregoing unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for Form 10-Q and Regulation S-X as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, these financial statements do not include all of the disclosures required by GAAP for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included on Form 10-K for the year ended August 31, 2024. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

Operating results for the six months ended February 28, 2025, are not necessarily indicative of the results that may be expected for the year ending August 31, 2025.

Reclassification

Certain amounts on the Company’s Statements of Operations for the period ended February 29, 2024 have been reclassified to conform to the current year presentation. These reclassified amounts had no impact on the Company’s revenue, cost of sales, operating expenses and net loss.

F-31

Management’s Representation of Interim Financial Statements

The accompanying unaudited financial statements have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). We use the same accounting policies in preparing quarterly and annual financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of our financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The most significant estimates relate to the calculation of stock-based compensation, the fair market value of our common stock, the fair market value of our deemed dividend, the fair market value of investment, the calculation of our derivative liability, useful lives and impairment of fixed assets, income taxes and contingencies. We base our estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. There have been no material changes to our accounting estimates since the issuance of our financial statements since the year ended August 31, 2024.

Segment Reporting

We operate in one segment - the cryptocurrency mining industry. In accordance with the “Segment Reporting” Topic of the ASC, our chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire company. All of our material operations qualify for aggregation due to their similar customer base and similarities in economic characteristics, nature of products and services, and procurement, manufacturing and distribution processes.

Revenue Recognition

On July 1, 2018, we adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). Results for reporting periods beginning after January 1, 2018, are presented under ASC 606.

Revenues from digital currency mining

We recognize revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract with the customer;
•	Step 2: Identify the performance obligations in the contract;
•	Step 3: Determine the transaction price;
•	Step 4: Allocate the transaction price to the performance obligations in the contract; and
•	Step 5: Recognize revenue when we satisfy a performance obligation.

F-32

Step 1: We enter into a contract with a bitcoin mining pool operator (i.e., the customer) to provide hash calculation services to the mining pool. We only utilize pool operators that determine awards under the Full Pay-Per-Share method (the “FPPS method”). The contracts are terminable at any time by either party without penalty and our enforceable right to compensation only begins when we start providing hash calculation services to the mining pool operator (which occurs daily at midnight Universal Time Coordinated (UTC)). In general, mining revenue for industry participants consists of two parts, (1) the block reward (current bitcoin block reward is 3.125 bitcoin) paid by the network to the miner for successfully mining a block, and (2) the transaction fees paid by the users to the miner for successfully mining a block. When a mining pool successfully finds a block, it is awarded all of the transaction fees in that block and the reward from the network. Under the FPPS method utilized by us, we are entitled to an award of bitcoin equal to the expected reward per block over the measurement period of midnight-to-midnight UTC time based on the hash calculation services provided to the pool during the measurement period. We are also entitled to an aware of transaction fees per block based on the average of the transaction fees over the latest 144 blocks, each of which is about 10 minutes, and the total of 144 blocks equals one day. At the end of each day that runs from midnight-to-midnight UTC time, the pool operator calculates the pool participant’s expected block reward and transaction fees for the day based on the hash calculation services provided by the pool participant that day, less net digital asset fees due to the mining pool operator over the measurement period. The actual reward to us each day is based on the number of blocks we should have hypothetically mined during the measurement period based on the hash calculation services provided to the pool by us during the measurement period and the prevailing difficulty index, and is not based on the actual rewards received by the pool during the measurement period, which may be higher or lower than the expected rewards during such period. Applying the criteria per ASC 606-10-25-1, the contract arises at the point that we provide hash calculation services to the mining pool operator, which is the beginning of each contract day at midnight UTC (contract inception), because customer consumption is in tandem with daily delivery of the hash calculation services. Providing hash calculation services to mining pools is an output of our ordinary activities, and an enforceable right to compensation begins when, and continues as long as, such services are provided.

Step 2: In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and

•	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

Based on these criteria, we have a single performance obligation in providing hash calculation services (i.e., hashrate) to the mining pool operator (i.e., customer). The performance obligation of hash calculation services is fulfilled daily over-time, as opposed to a point in time, because we provide the hashrate throughout the day and the customer simultaneously obtains control of it and uses the asset to produce bitcoin. We have full control of the mining equipment utilized in the mining pool and if we determine it will increase or decrease the processing power of our machines and/or fleet (i.e., for repairs or when power costs are excessive) the hash calculation services provided to the customer will be reduced.

Step 3: The transaction consideration we earn is non-cash digital consideration in the form of bitcoin, which is based on the Full-Pay-Per-Share (“FPPS”) payout method under the contract with the pool operator. According to the customer contract, daily settlements are calculated from midnight-to-midnight UTC time, and the amount due in bitcoin is credited to our account shortly thereafter on the following day. The amount of bitcoin we are entitled to for providing hash calculations to the customer's mining pool under the FPPS payout method is made up of block rewards and transaction fees less mining pool fees determined as follows:

•	The non-cash consideration calculated as a block reward over the continuously renewed contract periods is based on the total blocks expected to be generated on the bitcoin Network for the daily 24-hour period beginning midnight UTC and ending 23:59:59 UTC in accordance with the following formula: the hash calculations that we provide to the customer as a percent of the bitcoin network’s implied hash calculations as determined by the network difficulty, multiplied by the total bitcoin network block rewards expected to be generated for the same period.

F-33

•	The non-cash consideration calculated as transaction fees paid by transaction requestors is based on the share of total actual fees paid over the continuously renewed contract periods beginning midnight UTC and ending 23:59:59 UTC in accordance with the following formula: total actual transaction fees generated on the bitcoin network during the contract period as a percent of total block rewards the bitcoin network actually generated during the same period, multiplied by the block rewards we earned for the same period noted above.

•	The sum of the block reward and transaction fees earned by us are reduced by mining pool fees charged by the customer for operating the mining pool based on a rate schedule per the mining pool contract. The mining pool fee is only incurred to the extent we perform hash calculations and generate revenue in accordance with the customer’s payout formula during the continuously renewed contract periods beginning mid-night UTC and ending 23:59:59 UTC daily. During the year ending August 31, 2024, we utilized one mining pool for our self-mining operations, which charges 0.3% of the bitcoin payable to us as a pool management fee. This amount represents consideration paid to the customer and is thus reported as a reduction in revenue as we do not receive a distinct good or service from the mining pool operator in exchange.

There are no other forms of variable considerations, such as discounts, rebates, refunds, credits, price concessions, incentives, performance bonuses, penalties, or other similar items.

The above non-cash consideration is variable in accordance with paragraphs ASC 606-10-32-5 to 606-10-32-7, since the amount of block reward earned depends on the amount of hash calculations we perform; the amount of transaction fees we are entitled to depends on the actual bitcoin network transaction fees over the same 24-hour period; and the operator fees for the same 24-hour period are variable since it is determined based on the total block rewards and transaction fees in accordance with the pool operator’s agreement. While the non-cash consideration is variable, we have the ability to estimate the variable consideration at contract inception with reasonable certainty without the risk of significant revenue reversal. We do not constrain this variable consideration because it is probable that a significant reversal in the amount of revenue recognized from the contract will not occur when the uncertainty is subsequently resolved and recognizes the non-cash consideration on the same day that control of the service is transferred, which is the same day as contract inception.

We measure the non-cash consideration based on the spot rate of bitcoin determined using our primary trading platform for bitcoin at mid-night UTC on the day of contract inception. We recognize non-cash consideration on the same day that control of the contracted service is transferred to the pool operator, which is the same day as the contract inception.

Step 4: The transaction price is allocated to the single performance obligation upon verification for the provision of hash calculation services to the mining pool operator. There is a single performance obligation (i.e., hash calculation services or hashrate) for the contract; therefore, all consideration from the mining pool operator is allocated to this single performance obligation.

Step 5: Our performance is complete in transferring the hash calculation services over-time (midnight to midnight UTC) to the customer and the customer obtains control of that asset. In exchange for providing hash calculation services, we are entitled to the expected bitcoin awards earned over the measurement period, plus the expected global transaction fee rewards for the respective measurement period, less net digital asset fees due to the mining pool operator over the measurement period. The transaction consideration we receive is non-cash consideration, in the form of bitcoin. Prior to March 1, 2024, we measured the bitcoin at the closing U.S. dollar spot rate at the end of the date earned (midnight UTC). As of March 1, 2024, we began measuring the bitcoin at the opening U.S. dollar spot rate at the beginning of the date earned (midnight UTC). The change in method of calculating revenues from bitcoin mining did not result in material change in the revenues reported.

There are no deferred revenues or other liability obligations recorded by us since there are no payments in advance of the performance. At the end of the 24 hour “midnight-to-midnight” period, there are no remaining performance obligations.

F-34

During the six months ending February 28, 2025, we utilized one mining pool for our self-mining operations, which charges 0.3% of the bitcoin payable to us as a pool management fee. During the six months ending February 28, 2025 and February 29, 2024, we generated $2,001,105 and $1,190,749, respectively, in revenues from mining cryptocurrency.

Revenues from Hosting

We provide energized space to customers who locate their equipment within our co-hosting facility. The equipment generating the hosting revenue is owned by the customer. We give hosting customers the option of having all mining proceeds paid into a cold wallet address in our name, which case we pay the hosting client its share of mining awards on a daily basis, or having all mining awards sent to an account of the customer, in which case we bill the customer monthly for any hosting fee that is contingent on the amount of the client’s award. All performance obligations are achieved simultaneously by providing the hosting environment for the customers’ operations. Hosting revenues consist of amounts billed in U.S. dollars for electricity and other fees, and a percentage of cryptocurrency generated by the client’s hosting activities. With regard to hosting revenues that are billed in U.S. dollars, revenues are recorded at the time of invoicing. With regard to hosting revenues that are based on a percentage of cryptocurrency generated by the customer, revenues are recorded based on our share of cryptocurrency received from the mining pool on the date of receipt or invoicing. For hosting services bundled with equipment sales, performance obligations are satisfied over time as services are rendered. Revenue from hosting is recognized monthly based on usage.

During the six months ending February 28, 2025 and February 29, 2024, we generated $-0- and $21,980, respectively, in revenues from hosting services.

Classification of revenues from the sale of mining equipment under ASC 606 versus ASC 610

We record revenue from the resale of mining equipment it has purchased. We evaluated the sale of mining equipment under ASC 606, "Revenue from Contracts with Customers," and concluded that these transactions constitute revenue from ordinary activities as part of our ongoing operations. The sales are not incidental or peripheral activities but are integral to our core business model of providing mining equipment and hosting services. Under ASC 606-10-15-3, we determined that these transactions do not meet the scope of ASC 610, which applies to sales of nonfinancial assets outside an entity's ordinary activities. Accordingly, revenue for the sale of mining equipment is recognized under the guidelines of ASC 606.

The Company satisfies its performance obligations for mining equipment sales at a point in time when control transfers to the customer, typically upon delivery or installation of the equipment. Payment terms vary but generally include upfront deposits and remaining balances due within 30 days of delivery. The Company does not provide significant financing components and offers limited warranties, which are accounted for as assurance-type warranties under ASC 460. The Company does not have obligations for returns or refunds, as all sales are final.

During the six months ending February 28, 2025 and February 29, 2024, we generated $717,147 and $190,192, respectively, in revenues from the sale of mining equipment.

Deferred Revenue

Deferred revenue represents payments received in advance for performance obligations not yet satisfied, primarily related to hosting services and post-sale support agreements. During the six months ended February 28, 2025, $14,365 of revenue recognized during the period was included in the deferred revenue balance at the beginning of the period.

F-35

The Company records deferred revenue for certain equipment sales where control has transferred but additional post-sale support obligations exist. These obligations are accounted for as separate performance obligations under ASC 606.

Cash and cash equivalents

We consider all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. On February 28, 2025 and August 31, 2024, our cash equivalents totaled $482,951 and $499,270, respectively.

Cryptocurrency

The only cryptocurrency which we hold is bitcoin. Bitcoin are included in current assets in our balance sheets due to our ability to sell bitcoin in a highly liquid marketplace, and such bitcoin holdings are expected to be realized in cash or sold or consumed during our normal operating cycle.

As a result of adopting ASC 350-60, Intangibles — Goodwill and Other, ("ASC 350-60") on September 1, 2024, bitcoin is measured at fair value as of each reporting period (see “Recently Issued Accounting Pronouncements below”). The fair value of bitcoin is measured using the period-end closing bitcoin price from its principal market, Coinbase, in accordance with ASC 820, Fair Value Measurement ("ASC 820"). Since bitcoin is traded on a 24-hour period, the Company utilizes the price as of 23:59:59 UTC, which aligns with the Company's revenue recognition cut-off. The changes in bitcoin valuation due to remeasurement in fair value within each reporting period are reflected on the Consolidated Statements of Operations and Comprehensive Loss as "Gain on fair value of bitcoin, net". In accordance with ASC 350-60, the Company discloses realized gains and losses from the sale of bitcoin and such gains and losses are measured as the difference between the cash proceeds and the cost basis of bitcoin as determined on a First In-First Out basis.

During the six months ending February 28, 2025 and 2024, we realized gains from the change in the fair value of cryptocurrency of $59,046 and $76,591, respectively.

We hold our cryptocurrencies in an account at Bitgo Trust (“Bitgo”), a well-known bitcoin custodian, which we also use to liquidate our bitcoin when necessary. We also have an account with Gemini Trust Company, LLC, which is a qualified custodian regulated by the New York Department of Financial Services as a backup facility, and may hold bitcoin from time to time in a cold storage wallet. We use Bitgo’s multi-signature feature for account access.

Prepaid expenses

Prepaid expenses are amounts paid to secure the use of assets or the receipt of services at a future date or continuously over one or more future periods. When the prepaid expenses are eventually consumed, they are charged to expense. Prepaid expenses are recorded at fair market value. As of August 31, 2024, and February 28, 2025, the balances of prepaid expenses were $675,000 and $168,050, respectively.

Customer advances

We defer revenues when cash payments are received in advance of our performance obligation required under the guidelines of ASC 606. Customer advances of $703,500 as of August 31, 2024 relate solely to an advance cash payment received from our customer for the delivery by us of certain transformers subject to the terms of a purchase order. As of August 31, 2024, and February 28, 2025, the balances of customer advances were $703,500 and $-0-, respectively.

F-36

Income taxes

We account for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% percent likely of being realized upon ultimate settlement. We assess the validity of our conclusions regarding uncertain tax positions quarterly to determine if facts or circumstances have arisen that might cause us to change our judgment regarding the likelihood of a tax position’s sustainability under audit.

Fair value of financial instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

☐	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

☐	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

☐	Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

As of August 31, 2024 and February 28, 2025, the carrying value of our note receivable was $655,277 and $468,056, respectively. Fair value was determined using a discounted cash flow model based on observable market interest rates for similar instruments (Level 2 inputs). The note receivable is interest bearing at 5% per annum with monthly payments through May 31, 2026.

Stock-based Compensation

We account for stock-based compensation using the fair value method following the guidance outlined in Section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. We recognize forfeitures as they occur rather than estimating expected forfeitures upfront. This policy aligns with management's assessment that actual forfeitures are immaterial and do not significantly impact stock-based compensation expense.

F-37

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260, “Earnings per Share.” Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

Stock Purchase Warrants

We account for warrants issued to purchase shares of our common stock as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity. We determine the accounting classification of warrants we issue, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate us to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, we assess the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature.

If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, we also assess whether the warrants are indexed to our common stock and whether the warrants are classified as equity under ASC 815-40 or other GAAP. After all such assessments, we conclude whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date. We do not have any liability classified warrants as of any period presented.

Property and equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for leasehold improvements are typically the lesser of the estimated useful life of the asset or the life of the term of the lease. The estimated useful lives for all other property and equipment are as follows:

Life (Years)
Miners and mining equipment	2
Machinery and equipment	5 - 7
Office and computer equipment	3

No depreciation is recorded on an asset until it is placed in service. Due to the nature of the equipment, it can only be placed in service when the hosting site is properly configured to turn on the machines. As of August 31, 2024, and February 28, 2025, we had $3,071,565 and $3,228,600, respectively, of fixed assets not in service. During the six months ended February 28, 2025, we performed an analysis of the carrying cost of our mining equipment compared to the current market price for the same equipment. As a result, we did not impair any of our mining equipment in the six months ending February 28, 2025.

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Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. In March 2019, the FASB issued ASU 2019-01, Codification Improvements, which clarifies certain aspects of the new lease standard. The FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases in July 2018. Also in 2018, the FASB issued ASU 2018-11, Leases (Topic 842) Targeted Improvements, which provides an optional transition method whereby the new lease standard is applied at the adoption date and recognized as an adjustment to retained earnings. The amendments have the same effective date and transition requirements as the new lease standard.

We adopted ASC 842 on July 16, 2020. The adoption of this guidance did not have any impact on our financial statements.

In March 2022, the SEC staff released Staff Accounting Bulletin No. 121 (“SAB 121”), which requires entities that hold crypto assets on behalf of platform users to recognize a liability to reflect the entity’s obligation to safeguard the crypto assets held for its platform users, whether directly or through an agent or another third party acting on its behalf, along with a corresponding safeguarding asset. Both the liability and corresponding safeguarding asset shall be measured at fair value. SAB 121 also requires disclosure of the nature and amount of crypto assets being safeguarded, how the fair value is determined, an entity’s accounting policy for safeguarding liabilities and corresponding safeguarding assets, and may require disclosure of other information about risks and uncertainties arising from the entity’s safeguarding activities. We are not in the business of holding our customer’s crypto assets for safekeeping. For crypto assets that are not maintained on our platform and for which we do not maintain a private key or the ability to recover a customer’s private key, these balances are not recorded, as there is no related safeguarding obligation in accordance with SAB 121. This guidance is effective from the first interim period after June 15, 2022 and should be applied retrospectively. We adopted SAB 121 during the three months ended August 31, 2024, and it did not have any impact on our financial statements.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Accounting for and Disclosure of Crypto Assets (“ASC 350-60”). ASC 350-60 requires entities with certain crypto assets to subsequently measure such assets at fair value, with changes in fair value recorded in net income (loss) in each reporting period. Crypto assets that meet all the following criteria are within the scope of ASC 350-60:

(1)	meet the definition of intangible assets as defined in the Codification;
(2)	do not provide the asset holder with enforceable rights to or claims on underlying goods, services, or other assets;
(3)	are created or reside on a distributed ledger based on blockchain or similar technology;
(4)	are secured through cryptography;
(5)	are fungible; and
(6)	are not created or issued by the reporting entity or its related parties. In addition, entities are required to provide additional disclosures about the holdings of certain crypto assets.

Bitcoin, which is the sole crypto asset mined by us, meets each of these criteria. For all entities, the ASC 350-60 amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within those years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. We have elected to early adopt the new guidance effective September 1, 2024 resulting in a $-0- cumulative-effect change to adjust our bitcoin held on September 1, 2024.

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Non-GAAP Financial Measures

We have included in some of our press releases, measures of financial performance that are not defined by GAAP. We believe that these measures provide useful information to investors. For each of these non-GAAP financial measures, we provide a reconciliation of the difference between the non-GAAP measure and the comparable GAAP measure, and an explanation of why we believe the non-GAAP measure provides useful information to investors.

NOTE 2 – CRYPTOCURRENCIES

The following table presents additional dollar and unit information (each bitcoin represents one unit) about our bitcoin activity for the six months ended February 28, 2025:

		Bitcoin
Beginning balance – August 31, 2024	$14,966	0.30
Revenue received from mining	2,001,105	22.45
Advance payment in cryptocurrency	385,723	3.90
Payments of loan with cryptocurrency	(552,366)	(5.69)
Cash proceeds from the sale of cryptocurrency, net of fees	(1,566,072)	(16.91)
Cryptocurrency used to pay expenses	(94,479)	(1.11)
Change in the fair market value of bitcoin	59,046	–
Ending balance – February 28, 2025	$247,923	2.94

NOTE 3 – REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table presents our revenue disaggregated into categories based on the nature of such revenues:

	Six Months Ended
	February 28, 2025	February 29, 2024
Revenues from the sale of mining equipment - net	$717,147	$190,192
Revenue from hosting, net	–	21,980
Revenue from self-mining	2,001,105	1,190,749
Total revenue	$2,718,252	$1,402,921

NOTE 4 – PROPERTY AND EQUIPMENT

The following table sets forth the components of our property and equipment at February 28, 2025 and August 31, 2024:

	February 28, 2025			August 31, 2024
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Equipment	$3,990,041	$(1,752,651)	$2,237,390	$3,094,076	$(1,394,332)	$1,699,744
Equipment not in service	3,228,600	–	3,228,600	3,071,565	–	3,071,565
Total fixed assets	$7,218,641	$(1,752,651)	$5,465,990	$6,165,641	$(1,394,332)	$4,771,309

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Equipment not in service as of February 28, 2025 was comprised of the following:

Transformers	$1,838,760
Immersion containers	1,250,805
ASIC miners	139,035
Total	$3,228,600

For the six months ended February 28, 2025 and February 29, 2024, we recorded $358,319 and $457,901, respectively, in depreciation expense.

NOTE 5 – INVESTMENTS AND NOTES RECEIVABLE

Policy on Doubtful Accounts

We evaluate notes receivable for impairment under the guidelines of ASC 310-10-35-41. We establish an allowance for doubtful accounts when we determine that collectability of the note is in question.

Investment in Joint Venture

In October 2022, we entered into a joint venture arrangement with ROC Digital Mining Manager LLC (“ROC Manager”) to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers and cash with a value of $987,429 as a capital contribution to ROC Digital Mining I LLC (“ROC Digital”). An affiliate of ROC Manager also contributed an immersion container. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and provides for monthly amortizing payments through May 31, 2026. The note is secured by the equipment that was sold. As of August 31, 2024 and February 28, 2025, the principal and interest amount due on the note receivable from ROC Digital was $655,277 and $592,871, respectively. As of February 28, 2025, we estimate the fair value of the note receivable is $468,056, which we estimate to be the net realizable amount if we have to repossess the collateral after all related costs, including legal, moving, storage, and other resale expenses. We own approximately 30% of ROC Digital, and 33 1/3% of ROC Manager.

ROC Digital is managed by ROC Manager, which owns all of the Class A Units of ROC Digital. The Class A Units have the sole right to vote on any matter that requires a vote of members, including in the selection of the manager. We own 33 1/3% of ROC Manager. ROC Manager has no financial activity and has no impact on our financial statements. ROC Manager is managed by from one to three managers selected by a vote of the members. We do not currently have a representative or designee serving as manager of ROC Manager. However, the operating agreement for ROC Manager provides that ROC Manager may not take a number of actions in relation to ROC Digital without the unanimous consent of its members, such as incurring more than $50,000 of indebtedness, approval of operating budget, filing for bankruptcy, making any material change in ROC Digital’s business, merging, consolidating or combining ROC Digital with another entity, selling off a substantial part of ROC Digital’s assets, amending the operating agreement of ROC Digital, or causing ROC Digital to enter into any agreement with a related party.

Day to day management of the operations of ROC Digital is provided by ROC Digital Mining LLC (“ROC Mining”), an affiliate of ROC Manager in which we do not have an interest. ROC Mining is entitled to a monthly management fee equal to 3% of ROC Digital’s gross revenue, subject to a monthly minimum of $10,000 and a monthly maximum of $15,000. In additional ROC Mining is entitled to an acquisition fee of 1% of the cost of any assets acquired by ROC Digital. A principal of ROC Manager serves on our board of directors.

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As of February 28, 2025 the joint venture arrangement was classified as a long term asset on our balance sheet with a value of $667,707. The site became electrified in June 2023. During the six months ended February 28, 2025 we conducted a valuation study on the value of our investment. That study determined that the fair value market value of our joint venture investment exceeded our carrying value. However, we did not increase the value of our investment on our balance sheet.

Notes Receivable

Notes receivable consist of notes received as partial consideration for the sale of mining equipment. As of February 28, 2025 and August 31, 2024, notes receivable consist of the following:

	As of February 28, 2025	As of August 31, 2024
Note receivable in original principal amount of $1,200,000, bearing interest at 5.0% per annum, payable in 41 equal monthly payments of $31,204 commencing December 30, 2022.	$468,056	$655,277

Total	468,056	655,277

Less: Non-current portion	(218,426)	(280,834)

Notes receivable – short-term	$249,629	$374,444

The note receivable in the original principal amount of $1,200,000 is collateralized by the mining equipment that was the subject of the sale. As of August 31, 2024, the fair value of collateral held was estimated to be in excess of $500,000. In case of default, we have the right to repossess the collateralized equipment. As of February 28, 2025, the note is in default as a result of the borrower’s failure to make a number of monthly payments thereon. As of February 28, 2025, the fair value of this note was $468,056, which we estimate to be the net realizable amount if we have to repossess the collateral after all related costs, including legal, moving, storage, and other resale expenses. Fair value was determined using a discounted cash flow model based on observable market interest rates for similar instruments (Level 2 inputs) in accordance with ASC 825-10-50-10.

During the six months ended February 28, 2025, we recorded $718 in interest income on the note.

NOTE 6 – RELATED PARTY TRANSACTIONS

Line of Credit from IDI

On October 19, 2022, we entered into a Line of Credit Agreement (the “LOC Agreement”) with Innovative Digital Investors Emerging Technology, L.P. (“IDI), a limited partnership controlled by Jonathan Bates, our Chief Executive Officer and Chairman, and Raymond Mow, our Chief Financial Officer and a director. The LOC Agreement provided for loans of up to $1,000,000 at our request to finance the purchase of equipment necessary for the operation of our business, and related working capital. Loans under the LOC Agreement accrue interest at 12% per annum, compounded on a 30/360 monthly basis until the loans have been repaid in full. We had the right to submit draw requests under the LOC Agreement until April 15, 2023. Each draw request is subject to the approval of IDI in its sole discretion. Amounts due under the LOC Agreement are secured by an unperfected lien against all of our assets. Note The amount drawn, plus all accrued interest therein, was repayable in full on December 1, 2023.

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Effective May 13, 2023, we and IDI amended the LOC Agreement to increase the amount that we may borrow thereunder to $1,750,000, extended the date by which we could borrow funds thereunder to December 1, 2023, and extended the maturity date to December 1, 2024. Simultaneous with the extension, we borrowed an additional $500,000. Effective November 4, 2024, we and IDI amended the LOC Agreement to increase the amount that we may borrow thereunder to $2,300,000. In addition, IDI agreed that we have the right to extend the maturity date for six monthly periods in consideration for an extension fee of $25,000 for each extension, which will be added to the balance due thereunder. In addition, IDI was granted the right to convert 11,500,000 shares of common stock it owns into 2,300 shares of Series B Convertible Preferred Stock. In consideration for the above amendments, IDI agreed to approve a new draw under the line of credit of $250,000 and to purchase an additional 200 shares of Series B Convertible Preferred Stock for $200,000, for net new financing to us of $450,000. As of February 28, 2025, the amount of principal and interest due to related party was $1,875,000 and $444,540, respectively, as compared to $1,625,000 and $315,609 at August 31, 2024.

Transactions with ROC Digital Mining I, LLC

In October 2022, we entered into a joint venture arrangement with ROC Manager to jointly develop and operate a bitcoin mining operation in Pecos, Texas. Under the joint venture, we contributed one immersion container, six transformers and cash with a value of $987,429 as a capital contribution to ROC Digital. We simultaneously sold ROC Digital four immersion containers for $1,200,000, which is payable pursuant to a promissory note that bears interest at 5% per annum, and is payable pursuant to monthly payments of $31,203.64 per month through May 31, 2026. The note is secured by the equipment that was sold. As of August 31, 2024 and February 28, 2025, the principal and interest amount due on the note receivable from ROC Digital was $655,277 and $592,871, respectively. We own approximately 30% of ROC Digital, and 33 1/3% of ROC Manager. John Kelly, one of our directors, owns approximately 49% of ROC Digital, 33 1/3% of ROC Manager and is a manager of ROC Manager.

We also obtained the right to locate one container at the location that we would be able to use for self-mining. Under our hosting agreement with ROC Digital, we located one immersion container at the site for $500 per month, plus payment of our pro rata share of electricity, internet and insurance for the site. Under the hosting agreement, we also agreed to contribute $100,000 toward the electricity deposit for the site, which is refundable to us at the earlier of the date the electricity provider releases the deposit or 90 days after the expiration or termination of the hosting agreement. The hosting agreement has a term of one year, subject to our right to renew the agreement for two one year terms after receipt of notice of the renewal terms of the joint venture’s electricity supply agreement for the upcoming year.

See “Note 5 – Investment in Joint Venture,” for more information about ROC Digital and ROC Manager.

Transactions with Rykor Energy Solutions, LLC

In May 2024, we brokered the sale of 20 transformers to Rykor Energy Solutions, LLC (“Rykor”). The total sales price of the transformers was approximately $1,407,000 and our total cost was expected to be $1,340,000. As of August 31, 2024, we had received $703,500 against this order which is classified as an advance payment-related party since the order had not shipped as of August 31, 2024. Additionally, we made a payment of $670,000 to the supplier of the transformers. This amount was classified as a prepaid expense on our balance sheet as of August 31, 2024. During the six months ended February 28, 2025, by mutual agreement the order was reduced to ten transformers instead of 20 transformers. These units were delivered and we recorded revenue of $703,500 with a cost of sales of $670,000 resulting in a profit of $33,500 during the six months ended February 28, 2025. Rykor owns 2,672,000 shares of our common stock and warrants to purchase an additional 5,344,000 shares, and as a result is the beneficial owner of approximately 17.8% of our common stock. John Kelly, one of our directors, is a principal of Rykor.

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NOTE 7 – HASHRATE SALE AGREEMENT AND LOAN

On November 14, 2024, we entered into an agreement to purchase 3,000 used S-19j Pro bitcoin miners for a total price of $1,035,000 from Luxor Technology Corporation (“Luxor”). We later entered into a Co-Location Services Agreement with DVSL ComputeCo, LLC to host 2,900 of the miners, and we plan to deploy the remaining 100 miners out of Trinidad data center. We financed $765,862 of the purchase price from the proceeds of a Master Hashrate Purchase and Sale Agreement (the “Hashrate Sale Agreement”). The balance of the purchase price was paid from cash on hand. Under the Hashrate Sale Agreement, we sold 90 PH per day of hashing capacity for 365 days at a price of 0.0005 per hashrate.

Under the terms of the Hashrate Sale Agreement, we recorded the following transactions in our financial statements during the six months ended February 28, 2025:

➢	We recorded fixed assets not in service amounting to $1,035,000 for the 3,000 miners we purchased with an offsetting entry to record a loan due to Luxor of $1,035,000 payable per the terms described above.
➢	On the date we entered into the Hashrate Sale Agreement the bitcoin equivalent of 90 PH for 365 days at a price of $0.0005 per hashrate was the equivalent of 16.425 bitcoin. The market equivalent on the same date we entered into the Hashrate Sale Agreement was 18.42474 bitcoin. The price of bitcoin on the date we entered into the contract was $88,100.
➢	During the 106 days ended February 28, 2025 we also recorded a loss on the extinguishment of debt of $80,961 because the contractual value of the hashrate we delivered under the Hashrate Sale Agreement, which retired $163,175 in debt due to Luxor, had a market value of $244,136.
➢	Also, during this period Luxor advanced us bitcoin worth $385,723 that we had not earned or delivered any PH equivalent for that amount. We recorded this advanced amount as a Loan due to Luxor.

On February 28, 2025, as a result of the above, we had a loan payable of $685,461 due to Luxor on our balance sheet. The loss (or gain) on the extinguishment of debt will be dependent on the price of bitcoin and changes in the difficulty index.

NOTE 8 – STOCKHOLDERS’ EQUITY

Stockholders’ Equity

We are authorized to issue 500,000,000 shares of Common Stock with a par value of $0.0001 per share, and 20,000,000 shares of preferred stock with a par value of $0.0001 per share. As of February 28, 2025, and August 31, 2024, there were 39,667,607 and 49,665,649 shares of common stock outstanding, respectively.

Series A Convertible Preferred Stock

As of February 28, 2025 and August 31, 2024, our board of directors had authorized the issuance of one series of preferred stock, the Series A Convertible Preferred Stock (the “Series A Preferred”), for 500,000 shares, of which 453,966 shares had been issued. The Series A Preferred has the following rights:

Dividends: Each share of Series A Preferred is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series A Preferred were converted into shares of common stock immediately prior to the record date of the dividend declared on the common stock.

Liquidation Preference: The Series A Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $10 per share, plus any accrued but unpaid dividends, as a liquidation preference before any distribution may be made to the holders of any junior security, including the common stock.

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Voting Rights: Each holder of Series A Preferred Stock shall vote with holders of the common stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of common stock into which such share of Series A Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series A Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series A Preferred Stock.

Directors: The Series A Preferred Stock has the exclusive right to nominate and vote on two (2) members of the board of directors.

Voluntary Conversion Rights: Each share of Series A Preferred Stock is convertible into that number of shares of common stock equal to the liquidation preference of the Series A Preferred divided by a conversion price of $0.20 per share.

Rank: The Series A Preferred ranks senior to the common stock and any other class or series of preferred stock that may be authorized.

Redemption by Company: We may redeem all of the Series A Preferred at any time on twenty days notice by payment of the liquidation preference of the Series A Preferred.

Redemption by the Holders: Any holder of Series A Preferred may request that some or all of its Series A Preferred be redeemed to the extent of 30% of our liquid net assets of exceed $2 million. To the extent any holder requests redemption under this provision, we are required to send a notice to all other Series A Preferred holders, who will be entitled to request redemption of some or all of their shares as well. Each holder is required to redeem at least the lesser of 10,000 shares or the number of shares of Series A Preferred held by the holder.

Redemption on Fundamental Transaction: In the event we engage in a fundamental transaction, a majority of the holders of Series A Preferred may require us to redeem all of the Series A Preferred at the closing of the transaction.

Right to Participate in Future Fundings: Each holder of Series A Preferred has the right to participate in future capital raising transactions to the extent of our proportionate ownership, on an as converted basis. The right extents to any issuance of common or preferred stock or debt securities convertible into common or preferred stock, except for certain exempted transactions.

Anti-Dilution Protection: The conversion price of the Series A Preferred is subject to reduction to the extent we issue shares of common stock at a purchase price less than the then current conversion price, (ii) debt or equity securities convertible into common stock at a conversion price less than the then current conversion price, (iii) options or warrants exercisable for common stock at an exercise price less than the then current conversion price, or (iv) options or warrants to purchase convertible debt or equity securities, where the combined exercise and conversion prices would enable the holder to acquire shares of common stock for less than the then current conversion price.

During the six months ended February 28, 2025, we issued 2,500 shares of Series B Preferred. The liquidation value of each shares of $1,000 is convertible into common stock at $0.20 per share. The issuance of the Series B Preferred with a conversion price of $0.20 per share resulted in the conversion price of the Series A Preferred being automatically lowered to $0.20 per share from $0.575 per share. The reduction of the conversion price of the Series A Preferred resulted in the holders thereof being entitled to an additional 14,803,239 shares of common stock if all of the Series A Preferred were converted into common stock. As a result, we recorded a deemed dividend charge of $2,960,648 for the value of the extra shares issuable under the Series A Preferred, which were valued at $0.20 per share.

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Series B Convertible Preferred Stock

On November 4, 2024, we approved a Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State, which authorized the creation and issuance of up to 3,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred”). Under the Certificate of Designation, the Series B Preferred has the following rights:

Dividends: Each share of Series B Preferred is entitled to receive non-cumulative dividends equal to the amount of dividends that the holder of such share would have received if such share of Series B Preferred were converted into shares of common stock immediately prior to the record date of the dividend declared on the common stock.

Liquidation Preference: The Series B Preferred Stock is entitled to receive, prior to any distribution to any junior class of securities, an amount equal to $1,000 per share, plus any accrued but unpaid dividends, as a liquidation preference before any distribution may be made to the holders of any junior security, including the common stock.

Voting Rights: Each holder of Series B Preferred Stock shall vote with holders of the common stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of common stock into which such share of Series B Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series B Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series B Preferred Stock.

Voluntary Conversion Rights: Each share of Series B Preferred Stock is convertible into that number of shares of common stock equal to the liquidation preference of the Series B Preferred divided by a conversion price of $0.20 per share.

Rank: The Series B Preferred ranks senior to the common stock and any other class or series of preferred stock that may be authorized, but ranks junior to the Series A Convertible Preferred Stock.

Redemption by Company: We may redeem all of the Series B Preferred at any time on twenty days notice by payment of the liquidation preference of the Series B Preferred.

Redemption by the Holders: The holders of the Series B Preferred shall not have the right to compel us to redeem their Series B Preferred unless we are in default under the terms of the Certificate of Designation.

Redemption on Fundamental Transaction: In the event we engage in a fundamental transaction, we shall be obligated to redeem all of the Series B Preferred at the closing of the transaction, provided that holders of the Series B Preferred shall be entitled to convert their shares of Series B Preferred into common stock in lieu of having them redeemed.

Right to Participate in Future Fundings: Each holder of Series B Preferred has the right to participate in future capital-raising transactions to the extent of its proportionate ownership of us on an as converted basis. The right extents to any issuance of common or preferred stock or debt securities convertible into common or preferred stock, except for certain exempted transactions.

Anti-Dilution Protection: The conversion price of the Series B Preferred is subject to reduction to the extent we issue shares of common stock at a purchase price less than the then current conversion price, (ii) debt or equity securities convertible into common stock at a conversion price less than the then current conversion price, (iii) options or warrants exercisable for common stock at an exercise price less than the then current conversion price, or (iv) options or warrants to purchase convertible debt or equity securities, where the combined exercise and conversion prices would enable the holder to acquire shares of common stock for less than the then current conversion price.

In November 2024, we issued 2,500 shares of Series B Preferred to IDI in consideration for 11,500,000 shares of common stock owned by IDI and a cash investment of $200,000. These 11,500,000 common shares were retired and are no longer outstanding.

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Issuance of Shares

During the six months ended February 28, 2025, we issued the following shares.

•	500,0000 shares were issued to each of two officers, for a total of 1,000,000 shares, as part of their compensation for fiscal 2025 officer services. These shares were valued at $0.289 each and are being amortized to expense quarterly on a pro rata basis. The price of $0.289 is based upon a price indicated by a recent valuation study performed on our common stock by a third party valuation firm.

•	255,000 common shares were issued to various service providers in lieu of cash. These shares were valued at $0.289 each and are being amortized to expense quarterly on a pro rata basis. The price of $0.289 is based upon a price indicated by a recent valuation study performed on our common stock by a third party valuation firm.

We estimate the fair value of stock-based compensation based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). We attribute compensation to expense using the straight-line method. Since our common stock is thinly traded, we previously utilized the value, or an estimate thereof, paid by third parties for common stock in arms-length transactions. However, since no stock transactions have occurred since 2022, we engaged an accredited third party valuation firm to estimate the fair market value of our common stock. As a result of their findings, the fair market value of our common stock was reduced from $0.44 to $0.289 for all stock issuances subsequent to August 31, 2024.

Vesting of Shares

Of our outstanding shares at February 28, 2025, 2,707,208 were issued as compensation to a former officer, and do not vest unless the officer is still acting as a consultant to us as of December 31, 2028. We amortize the value of these share prorata during the vesting period under the assumption that shares will vest. If the vesting condition is not satisfied, all of the shares will be forfeited by the former officer.

In August 2023, we issued 150,000 shares of common stock to Lori Love as a signing bonus for joining our board of directors. Under the terms of the issuance, the shares vested at the rate of 10,000 per month for 15 months to the extent Ms. Love was still a board member at each vesting date. All of the shares became fully vested in November 2024.

On August 31, 2022, we issued 150,000 shares of Series A Convertible Preferred Stock to Jonathan Bates as compensation for officer services. Under the terms of the issuance, the shares were to vest in full on January 15, 2025 if Mr. Bates was still employed by us at that time. In November 2024, we agreed with Mr. Bates to vest the shares immediately upon payment of $25,000 cash to us, which Mr. Bates did in that month.

On August 23, 2022, we issued 850,000 shares each to Raymond Mow and Erik Nelson as compensation for officer services. Under the terms of the issuance, the shares were to vest in full on January 15, 2025 if the officer was still employed by us at that time. All of the shares vested in full on the scheduled vesting date of January 15, 2025.

Public Offering of Common Stock

On January 21, 2025, we filed a registration statement on Form S-1 to register an indeterminate number of shares of our common stock in a public offering to be led by ThinkEquity LLC as lead underwriter. The public offering is being pursued in order to raise capital to fund the growth of our business and to achieve a listing of our common stock on a national securities exchange.

Reverse Stock Split

On December 16, 2024, our board of directors and a majority of our shareholders approved a resolution to authorize our board of directors to effect a reverse split of our common stock in the range of 1-for-5 through 1-for-30, in the discretion of the board. The resolution became effective in January 2024 pursuant to SEC Rule 14c-2 20 days after we mailed an information statement relating to the resolution to our shareholders.

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The reverse split will become effective by filing an amendment to our certificate of incorporation. Our board will not set the ratio of the reverse split or file the amendment to effect the reverse split unless we have received preliminary approval to list our common stock on a national securities exchange. A reverse split is necessary to enable us to meet the initial minimum share price requirements of any national securities exchange. We will not issue any fractional shares as a result of the reverse split. Instead, shareholders will receive cash equal to the market value of their fractional shares. If the board does not exercise its authority to effect the reverse split within 12 months of the date shareholders approved the reverse split, the board’s authority to effect the reverse split shall lapse.

Warrants

As of February 28, 2025, we had the following warrants outstanding:

Class	Amount Outstanding	Exercise Price	Expiration Date
Class C-3 Warrants	25,600	$1.25	June 27, 2027
Total	25,600

NOTE 9 – COMMITMENTS AND CONTINGENCIES

As of February 28, 2025 and August 31, 2024, we had no contractual commitments.

NOTE 10 – SUBSEQUENT EVENTS

We exercised our right to extend the maturity date of the LOC Agreement on March 1, 2025 and April 1, 2025.

On March 7, 2025, we entered into a Machine Lease Agreement with a third party, under which we sold the hash capacity under 2,500 of our ASIC miners for the period from March 8, 2025 to May 7, 2025 for $850,000, of which $670,000 is payable on March 7, 2025 and the remaining $180,000 is payable on April 7, 2025. The miners shall remain in their current hosted location, and the lessee has no right to obtain physical possession of the units. We are responsible for any casualty loss of the units, insuring the units, any repair or maintenance cost of the units, any taxes assessed against the units, and any hosting fees or electricity costs of the Units. The lessee is entitled to all mining rewards from the units during the term of the agreement. While the lessee assumes all risk associated with the variability of production of the units, we provided a down-time guarantee under which the lessee is entitled to a credit to the extent that downtime exceeds one percent during the term of the agreement.

On April 8, 2025, Soluna SW, LLC, which hosts 1,095 ASIC miners for us at its Murray, Kentucky location, elected not to renew its hosting agreement with us on the existing terms.  The scheduled termination date is April 30, 2025.  We are evaluating our options to enter into a new agreement with Soluna on less favorable terms, move our ASIC miners to an alternative hosting provider or sell the ASIC miners.

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1,875,000 Shares of Common Stock

Bitmine Immersion Technologies, Inc.

_____________________________

PRELIMINARY PROSPECTUS

_____________________________

ThinkEquity

                                       , 2025

Through and including                  , 2025 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Amount to be paid
SEC registration fee	$2,806
FINRA filing fee	3,250
Stock exchange listing fees	50,000
Printing expenses	5,421
Accounting fees and expenses	8,000
Legal fees and expenses	400,000
Miscellaneous	30,523
Total	$500,000

Item 14. Indemnification of Directors and Officers

We are a Delaware corporation. Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation, as amended, provides that no director of us shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

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Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (i) and (ii) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of us, and whether civil, criminal, administrative, investigative or otherwise.

Our amended and restated certificate of incorporation and amended and restated Bylaws both provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, we will indemnify any and all of its officers and directors.

We may also enter into, and intend to continue to enter into, separate indemnification agreements with our directors, officers, employees and agents that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors, officers, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers, employees and agents, other than liabilities arising from willful misconduct. These indemnification agreements may also generally require us to advance any expenses incurred by the directors, officers, employees and agents as a result of any proceeding against them as to which they could be indemnified. The indemnification provisions of the DGCL, our organizational documents and indemnification agreements that we may enter into may be sufficiently broad to permit indemnification of our directors, officers, employees and agents for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

We may purchase and maintain insurance on behalf of each and every person who is or was a director or officer of us against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2022, we have made the following sales of unregistered securities:

(1)	In February 2022, we issued 2,100,000 shares of common stock to an officer as a signing bonus under an employment agreement. In addition, pursuant to the terms of his employment agreement, we issued a total of 607,208 shares of common stock to the officer as quarterly bonuses valued at $50,000 each quarter based on the closing price of the common stock on the last day of each fiscal quarter. The quarterly bonuses were paid each quarter from May 2022 to May 2024.

(2)	From January 2022 to June 27, 2022, we issued 4,122,000 Units at $1.25 per Unit, in a private placement conducted pursuant to Rule 506(b) under the Securities Act of 1933. Each Unit consists of one share of common stock, one Class C-1 Warrant and one Class C-2 Warrant. In connection with the private placement, we also issued 25,600 Class C-1 Warrants, 25,600 Class C-2 Warrants, and 25,600 C-3 Warrants to a registered broker who referred three of the investors.

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(3)	In April 2022, we issued 200,000 shares to a brokerage firm for investment banking services. In May 2023, we issued an additional 200,000 shares as consideration for an annual renewal of its agreement with the firm.

(4)	On August 23, 2022, we issued 600,000 shares of common stock to Erik Nelson, our President; 850,000 shares of common stock to Raymond Mow, our Chief Financial Officer; and 150,000 shares of Series A Convertible Preferred Stock to Jonathan Bates, our Chief Executive Officer; each as consideration for officer services. Mr. Bates has agreed to convert the Series A Convertible Preferred Stock into shares of common stock at the closing of this offering at their existing conversion price of $0.20 per share (pre-split), which will result in Mr. Bates receiving 375,000 shares (post-split) of common stock upon such conversion. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

(5)	On August 31, 2022, we issued 303,966 shares of Series A Convertible Preferred Stock to IDI in satisfaction of $3,039,662 of indebtedness. IDI has agreed to convert the Series A Convertible Preferred Stock into shares of common stock at the closing of this offering at their existing conversion price of $0.20 per share (pre-split), which will result in IDI receiving 759,915 shares (post-split) of common stock upon such conversion. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

(6)	In September 2022, we issued 100,000 shares of common stock to a third party for investor relations services. In May 2023, we issued an additional 100,000 shares of common stock to the same party to renew the contract.

(7)	In May 2023, we issued 250,000 shares of common stock to a consultant.

(8)	In August 2023, we issued 150,000 shares of common stock to a new director as consideration for future director services.

(9)	On September 1, 2024, we issued 500,000 shares of common stock to Erik Nelson, our President, and 500,000 shares of common stock to Raymond Mow, our Chief Financial Officer, as consideration for officer services.

(10)	On October 2, 2024, we issued 100,000 shares of common stock to a business consultant.

(11)	On October 2, 2024, we issued a total of 155,000 shares of common stock to four persons for investor relations services.

(12)	In November 2024, we issued 2,500 shares of Series B Convertible Preferred Stock to IDI in consideration for the cancellation of 11,500,000 shares of common stock and an additional investment of $200,000. IDI has agreed to convert the Series B Convertible Preferred Stock into shares of common stock at their existing conversion price of $0.20 per share (pre-split), which will result in IDI receiving 625,000 shares (post-split) of common stock upon such conversion. (See “Certain Relationships and Related Party Transactions—Letter Agreement with Jonathan Bates and IDI.”)

The offers, sales and issuances of the securities described in paragraphs (1), (3), (4), (6), (7), (8), (9), (10) and (11) were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (2), (5), (12) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

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Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description

1.1**	Form of Underwriting Agreement by and between Bitmine Immersion Technologies, Inc. and ThinkEquity LLC

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Form 8-K filed September 6, 2022)

3.2	Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock (incorporated by reference from Form 8-K filed September 6, 2022)

3.3	Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock (incorporated by reference from Form 8-K filed November 7, 2024)

3.4	Certificate of Merger (incorporated by reference from Form 10 filed October 27, 2020)

3.5*	Amended and Restated Bylaws

3.6**	Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 15, 2025

3.7**	Certificate of Correction to Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 16, 2025

4.1	Form of Class C-3 Warrant (incorporated by reference from Form S-1, File No. 333-266348, filed July 27, 2022)

4.2**†	2025 Equity Incentive Plan

5.1**	Opinion of FitzGerald Kreditor Bolduc Risbrough LLP

10.1	Employment Agreement between the Company and Ryan Ramnath dated July 19, 2021 (incorporated by reference from Form 8-K/A filed September 9, 2021)

10.2	Master Services Agreement between Telecommunications Services of Trinidad and Tobago Limited and the Company for Colocation Services dated October 21, 2021 (incorporated by reference from Form S-1/A filed November 14, 2022)

10.3	Statement of Work No. 1 Colocation Services by and between the Company and Telecommunications Services of Trinidad and Tobago Limited dated June 17, 2022 (incorporated by reference from Annual Report on Form 10-K filed December 14, 2023)

10.4	Form of Restricted Stock Agreement (incorporated by reference from Form S-1/A filed November 14, 2022)

10.5	Amended and Restated Line of Credit Agreement between the Company and Innovative Digital Investors Emerging Technology, L.P. dated May 13, 2023 (incorporated by reference from Annual Report on Form 10-K filed December 14, 2023)

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10.6	Promissory Note executed by ROC Digital Mining I LLC dated October 13, 2022 (incorporated by reference from Form 8-K filed October 19, 2022)

10.7	Security Agreement executed by ROC Digital Mining I LLC and the Company dated October 13, 2022 (incorporated by reference from Form 8-K filed October 19, 2022)

10.8	Transfer, Bill of Sale and Assignment executed by ROC Digital Mining I LLC and the Company dated October 13, 2022 (incorporated by reference from Form 8-K filed October 19, 2022)

10.9	Limited Liability Company Operating Agreement of ROC Digital Mining I LLC dated July 27, 2022 (incorporated by reference from Form 8-K filed October 19, 2022)

10.10	Limited Liability Company Operating Agreement of ROC Digital Mining Manager LLC dated July 27, 2022 (incorporated by reference from Form 8-K filed October 19, 2022)

10.11	Colocation Services Agreement between Bitmine Immersion Technologies, Inc. and Soluna SW, LLC dated October 9, 2023 (incorporated by reference from Annual Report on Form 10-K filed December 14, 2023)

10.12	Amendment of Line of Credit Agreement between the Company and Innovative Digital Investors Emerging Technology, L.P. dated November 4, 2024 (incorporated by reference from Form 8-K filed November 7, 2024)

10.13	Master Hashrate Purchase and Sale Agreement between the Company and Luxor Technology Corporation dated November 14, 2024 (incorporated by reference from Annual Report on Form 10-K filed December 9, 2024)

10.14	Unit Lien Agreement between the Company and Luxor Technology Corporation dated November 14, 2024 (incorporated by reference from Annual Report on Form 10-K filed December 9, 2024)

10.15*	Colocation Services Agreement between Bitmine Immersion Technologies, Inc. and DVSL Compute, LLC dated December 3, 2024

10.16*	Letter Agreement among Bitmine Immersion Technologies Inc., Innovative Digital Investors Emerging Technology, LP, and Jonathan Bates, dated January 17, 2025

10.17**	Machine Lease Agreement between Bitmine Immersion Technologies, Inc. and KULR Technology Group, Inc. dated May 16, 2025

10.18**	Consulting and Services Agreement between Bitmine Immersion Technologies, Inc. and KULR Technologies, Inc. dated May 16, 2025

10.19**	Amendment of Line of Credit Agreement between the Company and Innovative Digital Investors Emerging Technology, L.P. dated May 21, 2025

10.20**	Master Hashrate Purchase and Sale Agreement between the Company and Luxor Technology Corporation dated May 22, 2025

14*	Code of Ethics

21	List of Subsidiaries (incorporated by reference from Annual Report on Form 10-K filed December 9, 2024)

23.1**	Consent of Independent Public Accounting Firm (Bush and Associates CPA) dated May 23, 2025

23.2**	Consent of FitzGerald Kreditor Bolduc Risbrough LLP (contained in Exhibit 5.1)

107*	Filing Fee Table

†	Indicates management contract or compensatory plan arrangement.
*	Previously filed
**	Filed herewith

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

2. For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.:

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5. For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

7. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective

8. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes that:

9. For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 23rd day of May, 2025.

Bitmine Immersion Technologies, Inc.
/s/ Jonathan Bates
Name: Jonathan Bates
Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jonathan Bates	Chief Executive Officer and Director	May 23, 2025
Jonathan Bates	(Principal Executive Officer)

*	Director and President	May 23, 2025
Erik S. Nelson

*	Chief Financial Officer and Director	May 23, 2025
Raymond Mow	(Principal Financial Officer)

*	Director and Corporate Secretary	May 23, 2025
Seth Bayles

*	Director	May 23, 2025
John Kelly

*	Director	May 23, 2025
Michael Maloney

*	Director	May 23, 2025
Lori Love

/s/ Jonathan Bates	Chief Executive Officer and Director	May 23, 2025
Jonathan Bates Attorney-in-Fact	(Principal Executive Officer)

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